      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 26, 1998


                                                      REGISTRATION NO. 333-52263


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------


                                AMENDMENT NO. 1

                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                             ----------------------

                         MICHAEL PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)

           TEXAS                           1311                    76-0510239
      (State or other                (Primary Standard          (I.R.S. Employer
       jurisdiction of                   Industrial              Identification
incorporation or organization)    Classification Code Number)        Number)

                            13101 NORTHWEST FREEWAY
                                   SUITE 320
                              HOUSTON, TEXAS 77040
                                 (713) 895-0909
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               MR. GLENN D. HART
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                       13101 NORTHWEST FREEWAY, SUITE 320
                              HOUSTON, TEXAS 77040
                                 (713) 895-0909
      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                             ----------------------

                                   Copies to:
                               MARC H. FOLLADORI
                            HAYNES AND BOONE, L.L.P.
                         1000 LOUISIANA ST., SUITE 4300
                              HOUSTON, TEXAS 77002

                             ----------------------

              Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Registration Statement becomes effective

                             ----------------------

   If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.   [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]



                             ----------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 26, 1998


PROSPECTUS

                               OFFER TO EXCHANGE

                    11 1/2% SENIOR NOTES DUE 2005, SERIES B
                              FOR ALL OUTSTANDING
                    11 1/2% SENIOR NOTES DUE 2005, SERIES A
                                       OF
                         MICHAEL PETROLEUM CORPORATION

                             ----------------------

      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MONDAY, AUGUST 31, 1998, UNLESS EXTENDED.



    Michael Petroleum Corporation (the "Company") is offering upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal") (which together constitute the "Exchange Offer") to exchange $1,000 principal amount of its new 11 1/2% Senior Notes due 2005, Series B (the "New Notes") for each $1,000 principal amount of its outstanding 11 1/2% Senior Notes due 2005, Series A (the "Old Notes") in the aggregate principal amount of $135,000,000. The form and terms of the New Notes are identical to the form and terms of the Old Notes, except that the Old Notes were offered and sold in reliance upon certain exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"), while the offering and sale of the New Notes in exchange for the Old Notes have been registered under the Securities Act, with the result that the New Notes will not bear any legends restricting their transfer. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the indenture governing the Old Notes (the "Indenture"). The Exchange Offer is being made in order to satisfy certain contractual obligations of the Company. See "The Exchange Offer" and "Description of Notes." The New Notes and the Old Notes are sometimes collectively referred to herein as the "Notes."



    The New Notes will mature on April 1, 2005. The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after April 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date. The Company may also redeem at its option at any time prior to April 1, 2001, up to 30% of the aggregate principal amount of the Notes originally issued at a redemption price of 111.5% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of redemption, with the proceeds of one or more offerings of the Company's equity securities, provided that at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding following each redemption and each such redemption occurs within 90 days after the date of the closing of each such Equity Offering. Upon a Change of Control, the Company will be required to offer to purchase all outstanding Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. However, there can be no assurance that the Company would have or be able to acquire sufficient funds to repurchase the Notes in such an event. See "Description of Notes." The Notes will be transferable, subject to compliance with applicable federal and state securities laws.



    The New Notes will be senior unsecured obligations of the Company and will rank in parity with all existing and future senior indebtedness and other senior obligations of the Company in right of payment, and senior in right of payment to all future subordinated indebtedness of the Company. Borrowings under the Company's reducing revolving credit facility (the "Credit Facility") are secured by substantially all of the oil and natural gas properties of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financing Arrangements." Because any indebtedness under the Company's Credit Facility will be secured, the indebtedness under the Notes is effectively subordinated to the Credit Facility. See "Risk Factors -- Effective Subordination of the Notes." The maximum amount of borrowings under the Credit Facility is limited by the terms of the Notes. At May 31, 1998, the Company had outstanding indebtedness for borrowed money of $135.0 million.


    Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. See "The Exchange Offer" and "Plan of Distribution."

    The Company will accept for exchange any and all validly tendered Old Notes on or before 5:00 p.m., New York City time, on Monday, August 31, 1998, unless extended (the "Expiration Date"). Prior to the Expiration Date, the Company will continue to update the Prospectus. Tenders of Old Notes may be withdrawn at any time before 5:00 p.m., New York City time, on the Expiration Date, but after that time are irrevocable. State Street Bank and Trust Company will be acting as Exchange Agent in connection with the Exchange Offer. The Exchange Offer is not conditioned on any minimum principal amount of Old Notes being tendered for exchange, but is otherwise subject to certain customary conditions.


    The New Notes will bear interest from the most recent date to which interest has been paid on the Old Notes or, if no interest has been paid, from the date of issuance of the Old Notes at a rate per annum of 11 1/2%. Interest on the New Notes will be payable semiannually on October 1 and April 1 of each year commencing on the first such date following the date of issuance of the New Notes. Old Notes that are accepted for exchange will cease to accrue interest on and after the date on which interest on the New Notes begins to accrue. Accrued and unpaid interest on the Old Notes that are tendered in exchange for the New Notes will be payable on the first October 1 or April 1 following the date of issuance of the New Notes.

    The Old Notes were issued and sold by the Company on April 2, 1998, to Bear, Stearns & Co. Inc., Jefferies & Company, Inc. and Raymond James & Associates, Inc. (the "Initial Purchasers") in transactions not registered under the Securities Act in reliance on the exemption provided in Section 4(2) of the Securities Act. The Initial Purchasers subsequently placed the Old Notes with qualified institutional buyers in reliance on Rule 144A under the Securities Act or outside the United States within the meaning of Regulation S under the Securities Act, the purchasers of which agreed to comply with certain transfer and other restrictions. Accordingly, the Old Notes may not be reoffered, resold or otherwise transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. The New Notes are being offered hereunder in order to satisfy the obligations of the Company under a Registration Rights Agreement entered into between the Company and the Initial Purchasers (the "Registration Rights Agreement"). See "The Exchange Offer."

    Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission" or the "SEC") set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to this Exchange Offer may be offered for resale, resold and otherwise transferred by a holder who is not an affiliate of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in its ordinary course of business and is not participating in and has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities
Act) of the New Notes. Persons wishing to exchange Old Notes in the Exchange Offer must represent to the Company that these conditions have been met.

    The Company does not intend to list the New Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchasers have advised the Company that they intend to make a market in the New Notes; however, they are not obligated to do so and any market-making may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes.

    Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that any Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions on transfer thereof.


    The Company expects that the New Notes issued pursuant to this Exchange Offer will be issued in the form of a Global New Note which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the Global New Note representing the New Notes will be shown on, and transfers thereof to qualified institutional buyers will be effected through, records maintained by DTC and its participants. After the initial issuance of the Global New Note, New Notes in certificated form will be issued in exchange for the Global New Note on the terms set forth in the Indenture. See "Description of Notes--Book Entry; Delivery and Form."


  FOR A DISCUSSION OF CERTAIN FACTORS TO BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 11.

                             ----------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------


                  THE DATE OF THIS PROSPECTUS IS JUNE   , 1998.

                               TABLE OF CONTENTS


SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

CAUTIONARY STATEMENTS REGARDING
 FORWARD-LOOKING INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . 10

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

THE EXCHANGE OFFER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

SELECTED HISTORICAL AND PRO FORMA
 FINANCIAL, OPERATING AND OIL AND
 NATURAL GAS RESERVE INFORMATION  . . . . . . . . . . . . . . . . . . . . . 27

MANAGEMENT'S DISCUSSION AND
 ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS  . . . . . . . . . . . . . . . . . . . . . . . . 30

BUSINESS AND PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . . 36

MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46


CERTAIN TRANSACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . 50

PRINCIPAL SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . 51

DESCRIPTION OF NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . . 52

UNITED STATES FEDERAL INCOME
 TAX CONSIDERATIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . . 77

DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . . . . . 80

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . 83

TRANSFER RESTRICTIONS ON OLD NOTES  . . . . . . . . . . . . . . . . . . . . 83

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85

AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . 86

GLOSSARY OF CERTAIN INDUSTRY TERMS  . . . . . . . . . . . . . . . . . . . . 87

INDEX TO FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . .F-1



         Until ____ __, 1998 (90 days after the date of this Prospectus), all dealers offering transactions in the New Notes, whether or not participating in the Exchange Offer, may be required to deliver a prospectus in connection therewith. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

         No dealer, salesperson or other person has been authorized to give information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied on as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the New Notes offered hereby.

         The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

    THIS PROSPECTUS (THIS "PROSPECTUS") DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY NOTE OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

    NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER THE RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OF QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

                                    SUMMARY


    The following summary is qualified in its entirety by and should be read in conjunction with the more detailed information, financial statements, including notes thereto, and other data appearing elsewhere in this Prospectus. Unless the context indicates otherwise, references to "Michael" or the "Company" are to Michael Petroleum Corporation. References to "MHI" are to Michael Holdings, Inc., which directly owns all of the outstanding capital stock of the Company. References to the "Notes" refer to both the Old Notes and the New Notes. Unless otherwise indicated, all financial and quantitative information provided in this Prospectus on a "pro forma" basis gives effect, on the date and for the periods indicated, to the issuance of the Old Notes and the exchange of the Old Notes for New Notes, the application of the net proceeds from the sale of the Old Notes and the completion of the Transactions and the execution and delivery of the Lobo Lease as if such events had already occurred. Investors should carefully consider the information set forth under "Risk Factors" herein. Certain oil and natural gas terms used in this Prospectus are defined in the "Glossary of Certain Industry Terms" appearing elsewhere in this Prospectus.


                                  THE COMPANY

    The Company is engaged in the acquisition, exploitation and development of oil and natural gas properties, principally in the Lobo Trend of South Texas (the "Lobo Trend"). The Company has significantly expanded its production and reserve base in recent years through development drilling and exploitation activities and by acquiring producing and undeveloped properties. On March 31 and April 2, 1998, the Company closed separate acquisitions of Lobo Trend properties with Enron Oil and Gas Company ("Enron") (the "Enron Acquisition") and Conoco Inc. ("Conoco") (the "Conoco Acquisition") (collectively, the "Transactions"), pursuant to which the Company acquired interests in 170 gross (98 net) wells covering approximately 46,900 gross acres and proved reserves of 96 Bcfe as of December 31, 1997. On April 20, 1998, the Company entered into agreements with Mobil Producing Texas and New Mexico Inc. ("Mobil"), pursuant to which the Company acquired leasehold interests in undeveloped acreage from Mobil (the "Lobo Lease"), covering approximately 39,636 gross acres in the Lobo Trend, adding 43 Bcfe of net proved undeveloped reserves as of December 31, 1997. The interests in properties acquired included acreage that is geographically close and geologically similar to the Company's other properties. The Company believes that these acquired properties together with its previously existing properties have substantial development drilling and exploitation potential. The Company has initially identified approximately 160 drilling locations that are expected to be drilled over the next several years. The Company used approximately $68.3 million of the net proceeds from the sale of the Old Notes in connection with the closing of the Transactions, including the repayment of short-term acquisition indebtedness incurred in connection with the closing of the Enron Acquisition. At December 31, 1997, on a pro forma basis, the Company owned interests in 280 gross (159 net) wells, approximately 95% of which were operated by the Company, and had proved reserves totaling 191 Bcfe, with a PV-10 Value of $203 million.

    The Lobo Trend, which is located in Webb and Zapata counties in South Texas, covers in excess of one million gross acres and contains multi-pay reservoirs of oil and natural gas. Since 1991, Webb and Zapata counties collectively have constituted one of the largest onshore natural gas producing regions in the United States. Although over 3,500 wells have been drilled and cumulative production from the Lobo Trend since its discovery in 1973 exceeds
6.3 trillion cubic feet of natural gas equivalents, the Lobo Trend is believed to be only partially exploited, with existing wells producing from only approximately 125,000 acres. The primary geologic target in the Lobo Trend is the Lobo sand series of the lower Wilcox formation, which contains three primary objectives. Two secondary objectives also exist, one above the three Lobo sands and one below. The Company believes that the existence of these multi-pay reservoirs reduces drilling risk and enhances the profitability of invested capital.

    The Company began its operations in 1983 and focused on developing prospects in South Texas. Since the early 1990s, the Company has become an increasingly active participant in lower risk development drilling in the Lobo Trend, and in 1996 the Company acquired interests in approximately 21,000 developed and undeveloped gross acres in the Lobo Trend. The Company uses 3-D seismic imaging and other advanced exploration technologies in the development and exploitation of its properties. As of December 31, 1997, on a pro forma basis, 3-D seismic data had been obtained over approximately 90% of the Company's properties. Based upon the Company's interpretation of 3-D seismic data and wells drilled in the area, the Company has initially identified, on a pro forma basis, approximately 160 drilling locations on its properties, 90 of which are in the Company's proved undeveloped reserve base. During 1998, the Company intends to drill approximately 29 gross (25 net) wells and has allocated approximately $23.3 million of its capital expenditure budget for this purpose. All of the Company's drilling prospects for 1998, on a pro forma basis, were identified through the use of 3-D seismic data.

    The principal executive offices of the Company are located at 13101 Northwest Freeway, Suite 320, Houston, Texas 77040, and its telephone number is
(713) 895-0909.

                               BUSINESS STRATEGY

    Key elements of the Company's business strategy include the following:


    CONTINUE EXPLOITATION AND DEVELOPMENT PROGRAM. The Company intends to further develop and exploit its properties, including the interests in the properties acquired in the Transactions and subject to the Lobo Lease, which, in the aggregate, currently include approximately 160 identified drilling locations. The Company's development and exploitation program is focused on lower-risk development drilling opportunities.



    TECHNICAL EXPERTISE. Each member of senior management has over 18 years of industry experience, and two of the three members of senior management have worked together for over ten years. The Company believes that its drilling success is a direct result of the technical knowledge and experience of its geoscience staff in effective interpretation of well log data and mapping of the subsurface geology.



    OPERATIONAL CONTROL. The Company seeks to operate the wells in which it owns an interest whenever possible. The Company believes that control over operations allows it to more effectively control the costs, scope and timing of drilling and other field operations. Alternatively, when this is not possible, the Company attempts to only own interests in wells where it has a high degree of confidence in the operator and because of its percentage ownership can assert substantial influence with the operator.



    PURSUE FOCUSED PROPERTY ACQUISITION PROGRAM. The Company seeks to acquire producing properties and undeveloped acreage where it has identified geologically complex multi-pay subsurface environments that are well suited to the application of 3-D seismic technology. The Company believes that its technical expertise and historical experience with such properties allows it to identify opportunities for lower-risk development drilling and exploitation activities.



    CAPITALIZE ON LOCAL RELATIONSHIPS. The Company's 15-year presence in South Texas has resulted in numerous favorable relationships with local landowners and their representatives. The Company believes that its favorable relationships with these local landowners is a key advantage in its ability to access additional undeveloped acreage acquisition opportunities.



                    RISKS ASSOCIATED WITH COMPANY OPERATIONS
                             AND THE EXCHANGE OFFER

    The Company is substantially leveraged, has generated losses since 1994 and historically has not generated sufficient earnings to cover fixed charges. In addition, the Company's strategy envisions the continued acquisition of properties in the Lobo Trend, further concentrating the Company's holdings in one geological area. The Company's operations and financial condition are also highly dependent upon the prices of, and demand for, natural gas, and to a lesser extent, the price of oil, in addition to the other risks specific to the oil and gas industry. See "Risk Factors" for a discussion of certain risks to be considered in connection with the Company, the Exchange Offer and an investment in the New Notes.

                               THE NOTE OFFERING

The Old Notes . . . . . . . .     The Old Notes were sold by the Company on
                                  April 2, 1998, to the Initial Purchasers pursuant to a Purchase Agreement. The
                                  Initial Purchasers resold the Old Notes to qualified institutional buyers pursuant to
                                  Rule 144A under the Securities Act or outside the United States within the meaning of Regulation S under the Securities Act.


Registration Rights
  Agreement. . . . . . . . . .    The Registration Rights Agreement granted the
                                  holders of the Old Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy those exchange rights, which terminate upon consummation of the Exchange Offer. If applicable law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer, or under certain other circumstances, the Company has agreed to file a shelf registration covering resales of Notes subject to transfer restrictions under the Registration Rights Agreement.



Use of Proceeds . . . . . . .     The net proceeds from the sale of the Old
                                  Notes were used to (i) fund the cash portion of, and repay short-term acquisition indebtedness incurred to close, the
                                  Transactions, (ii) repay certain indebtedness,
                                  (iii) acquire a net profits interest (the "Net
                                  Profits Interest") and (iv) provide additional working capital for general corporate purposes, including development, drilling and exploitation activities and future property acquisitions. See "Use of Proceeds."


                               THE EXCHANGE OFFER

    The Exchange Offer applies to $135,000,000 aggregate principal amount of the Old Notes. The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the Old Notes were offered and sold in reliance upon certain exemptions from registration under the Securities Act, while the offering and sale of the New Notes in exchange for the Old Notes has been registered under the Securities Act, with the result that the New Notes will not bear any legends restricting their transfer. See "Description of Notes."

The Exchange Offer  . . . . .     $1,000 principal amount of New Notes for each
                                  $1,000 principal amount of Old Notes. As of the date hereof, Old Notes representing
                                  $135,000,000 aggregate principal amount were outstanding. The terms of the New Notes and the Old Notes are substantially identical.
                                  Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that, with the exceptions discussed herein, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving the New Notes, whether or not that person is the holder (other than any such holder or such other person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Notes are acquired in the ordinary course of business of that holder or such other person, (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution of the New Notes, and
                                  (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes. However, the Company has not sought, and does not intend to seek, its own no-action letter, and there can be no assurance that the Commission's staff would make a similar determination with respect to the Exchange Offer. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where those Old Notes were acquired by the broker-dealer as a result of its market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. See "The
                                  Exchange Offer-- Purpose and Effect" and "Plan of Distribution."

Expiration Date   . . . . . .     The Exchange Offer will expire at 5:00 p.m.,
                                  New York City time, Monday, August 31,
                                  1998, or such later date and time to which it is extended.

Withdrawal Rights . . . . . .     The tender of Old Notes pursuant to the
                                  Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Interest on the New Notes
  and Old Notes   . . . . . .     Interest on each New Note will accrue from
                                  the date of issuance of the Old Note for which the New Note is exchanged or from the date of the last periodic payment of interest on such Old Note, whichever is later. No interest will be paid on Old Notes which are exchanged for New Notes, and holders of such Old Notes will be deemed to have waived the right to receive interest accrued thereon to the date of exchange.

Conditions to the Exchange
  Offer       . . . . . . . .     The Exchange Offer is subject to certain
                                  customary conditions, certain of which may be waived by the Company. See "The Exchange
                                  Offer -- Conditions."


Procedures for Tendering
  Old Notes . . . . . . . . .     Each holder of Old Notes wishing to accept
                                  the Exchange Offer must complete, sign and date the Letter of Transmittal, or a copy thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver the Letter of Transmittal, or the copy, together with the Old Notes and any other required documentation, to the Exchange Agent at the address set forth herein. Persons holding Old Notes through the DTC and wishing to accept the Exchange
                                  Offer must do so pursuant to the DTC's
                                  Automated Tender Offer Program, by which each tendering Participant will agree to be bound by the Letter of Transmittal. By executing or agreeing to be bound by the Letter
                                  Transmittal, each holder will represent to the Company that, among other things, (i) any New
                                  Notes to be received by it will be acquired in the ordinary course of its business and (ii) it is not an "affiliate," as defined in Rule
                                  405 of the Securities Act, of the Company, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the New Notes and has no arrangement with any person to participate in the distribution of the New Notes. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.


                                  Pursuant to the Registration Rights
                                  Agreement, the Company is required to file a registration statement for a continuous offering pursuant to Rule 415 under the Securities Act in respect of the Old Notes if existing Commission interpretations are changed such that the New Notes received by holders in the Exchange Offer are not or would not be, upon receipt, transferable by each such holder (other than an affiliate of the Company) without restriction under the Securities Act. See "The Exchange Offer--Purpose and Effect."

Acceptance of Old Notes and
  Delivery of New Notes . . .     The Company will accept for exchange any and
                                  all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New
                                  York City time, on the Expiration Date.  The
                                  New Notes issued pursuant to the Exchange
                                  Offer will be delivered promptly following the Expiration Date. See "The Exchange
                                  Offer-- Terms of the Exchange Offer."

Exchange Agent  . . . . . . .     State Street Bank and Trust Company is
                                  serving as Exchange Agent in connection with the Exchange Offer and is also serving as Trustee under the Indenture.

Federal Income Tax
  Considerations  . . . . . .     The exchange pursuant to the Exchange Offer
                                  will not be a taxable event for federal
                                  income tax purposes.  See "Certain U.S.
                                  Federal Income Tax Considerations."

Effect of Not Tendering . . .     Old Notes that are eligible for exchange in
                                  the Exchange Offer, but are not tendered or are tendered but not accepted will, following the completion of the

                                  Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. The Company will have no further obligation to provide for the registration under the Securities Act of such Old Notes.


Global Note . . . . . . . . .     The New Notes will be issued in fully
                                  registered form and are expected to initially be represented by one Global Note, registered in the name of DTC or its nominee and deposited with DTC. Holders of beneficial interests in the Global Note will not be considered the owners or holders of any New
                                  Notes under the Global Note or the Indenture for any purpose. Holders of beneficial interests in the Global Note may be unable to transfer or pledge their interest in the Global Notes if physical delivery is required.
                                  Payments by the DTC's Participants and the DTC's Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practice and will be the responsibility of the DTC's
                                  Participants or DTC's Indirect Participants and not the Company or the Trustee. See
                                  "Exchange Offer--Book Entry; Delivery and
                                  Form."


                             TERMS OF THE NEW NOTES

Issuer . . . . . . . . . . . . . . . . . . .  Michael Petroleum Corporation, a
                                              wholly-owned subsidiary of
                                              Michael Holdings, Inc.

Securities Offered   . . . . . . . . . . . .  $135,000,000 aggregate principal
                                              amount of 11  1/2% Senior Notes
                                              due 2005.

Maturity Date  . . . . . . . . . . . . . . .  April 1, 2005.

Interest Rate and Payment Dates  . . . . . .  The New Notes will bear interest at a rate of 11  1/2% per annum,
                                              payable semiannually in arrears
                                              on October 1 and April 1 of each
                                              year, commencing October 1, 1998.


Ranking  . . . . . . . . . . . . . . . . . .  The New Notes will be senior unsecured obligations of the
                                              Company ranking in parity with all
                                              existing and future Senior
                                              Indebtedness of the Company, and
                                              senior in right of payment to all
                                              future Subordinated Indebtedness
                                              of the Company. Currently, the
                                              Company has no Subordinated
                                              Indebtedness outstanding. The
                                              Company has entered into the
                                              Credit Facility which is secured
                                              by substantially all of the
                                              Company's oil and natural gas
                                              properties. Because the Notes are
                                              unsecured, the New Notes will be
                                              effectively subordinated to
                                              indebtedness under the Credit
                                              Facility. See "Risk
                                              Factors--Effective Subordination
                                              of the Notes." Subject to certain
                                              limitations set forth in the
                                              Indenture and the Credit Facility,
                                              the Company may incur additional
                                              Senior Indebtedness and other
                                              Indebtedness. See "Description of
                                              Notes--Ranking."




Subsidiary Guarantees  . . . . . . . . . . .  The Company does not have any subsidiaries. The New Notes will
                                              be guaranteed in the future by all
                                              Restricted Subsidiaries in
                                              accordance with the Indenture (the
                                              "Subsidiary Guarantors"). See
                                              "Description of
                                              Notes--Guarantees."

Optional Redemption  . . . . . . . . . . . .  The New Notes will be redeemable at the option of the Company, in
                                              whole or in part, at any time
                                              on or after April 1, 2003 at
                                              the redemption prices set
                                              forth herein, plus accrued
                                              and unpaid interest and
                                              Liquidated Damages, if any,
                                              to the date of redemption. In
                                              addition, the Company may, at
                                              its option, redeem prior to
                                              April 1, 2001 up to 30% of
                                              the aggregate principal amount of
                                              the New Notes originally issued
                                              at a redemption price of 111.5% of
                                              the principal amount thereof,
                                              plus accrued and unpaid interest
                                              and Liquidated Damages, if any,
                                              to the date of redemption, from
                                              the net proceeds of one or more
                                              Equity Offerings, provided that at
                                              least 65% of the aggregate
                                              principal amount of the New Notes
                                              originally issued remains
                                              outstanding following each such
                                              redemption, and each such
                                              redemption occurs within 90 days
                                              after the date of the closing of
                                              each such Equity Offering. See
                                              "Description of  Notes --Optional
                                              Redemption."

Change of Control  . . . . . . . . . . . . .  Upon a Change of Control, the
                                              Company will be required, subject
                                              to certain conditions, to offer to
                                              repurchase all outstanding New
                                              Notes at 101% of the principal
                                              amount thereof, plus accrued and
                                              unpaid interest and Liquidated
                                              Damages, if any, to the date of
                                              purchase. See "Description
                                              of Notes--Change of Control."


Certain Covenants  . . . . . . . . . . . . .  The Indenture contains certain covenants that, among other
                                              things, limit the ability of the
                                              Company and the Restricted
                                              Subsidiaries to incur additional
                                              Indebtedness, pay dividends,
                                              repurchase equity interests or
                                              make other Restricted Payments,
                                              create Liens, enter into
                                              transactions with Affiliates, sell
                                              assets or enter into certain
                                              mergers and consolidations. In the
                                              event of certain asset
                                              dispositions, the Company is
                                              required under certain
                                              circumstances to use the Excess
                                              Proceeds to offer to repurchase
                                              the New Notes (and other Senior
                                              Indebtedness for which an offer to
                                              repurchase is required to be
                                              concurrently made) having an
                                              aggregate principal amount equal
                                              to the Excess Proceeds at a
                                              purchase price equal to 100% of
                                              the principal amount of the New
                                              Notes, together with accrued and
                                              unpaid interest and Liquidated
                                              Damages, if any, to the date of
                                              repurchase (a "Net Proceeds
                                              Offer"). See "Description of
                                              Notes--Certain Covenants."




                                  RISK FACTORS


     An investment in the New Notes involves certain risks, including risks associated with the Company's incurrence of substantial indebtedness, the effective subordination of the Notes to the debt under the Credit Facility, the restrictions imposed by lenders, the increase in scope of the Company's operations, the Company's future need for and availability of capital, the possible limitations on enforceability of the Subsidiary Guarantees, limitations on repurchases of the Notes upon a Change of Control or certain other events, the volatility of natural gas and oil prices, the Company's dependence on distribution and processing systems, the concentration of the Company's producing and undeveloped properties, the risks of hedging activities, drilling risks, the ability and need to replace the Company's reserves, the inherent uncertainty of estimates of reserves and future net revenues, shortages of drilling rigs, equipment, supplies and personnel, risks associated with acquisitions, operational hazards and uninsured risks, competition in the oil and natural gas industry, property impairment charges, dependence on key personnel, control by certain shareholders, regulatory and environmental risks, lack of a public market, the adverse consequences of a failure to participate in the Exchange Offer, risks associated with the Exchange Offer procedure and Year 2000 risks applicable to the Company. See "Risk Factors" at page 11 of this Prospectus for a more detailed description of these and certain other risks associated with an investment in the New Notes.

                  SUMMARY HISTORICAL AND PRO FORMA FINANCIAL,
                 OPERATING AND OIL AND NATURAL GAS RESERVE DATA


     The following tables set forth summary financial data (i) on an historical basis for each of the years in the three-year period ended December 31, 1997, and on a pro forma basis for the year ended December 31, 1997, and (ii) on an historical basis for the three month periods ended, and as of, March 31, 1997 and 1998, and on a pro forma basis for the three months ended, and as of, March 31, 1998. The historical financial data for the year ended, December 31, 1997, have been derived from the audited Financial Statements of the Company. The historical financial data for the three-month periods ended March 31, 1997 and 1998 are derived from unaudited Financial Statements of the Company but include all adjustments, consisting of normal recurring adjustments, that the Company considers necessary for a fair presentation of its results of operations for these periods. The results for the three months ended March 31, 1998 are not necessarily indicative of the results for the full year. The pro forma financial, operating and oil and natural gas reserve data are not necessarily indicative of the operating results or financial position that would have been achieved had the transactions to which they give pro forma effect been effective at the date or during the period presented or of the results that may be obtained in the future. This information should be read in conjunction with "Selected Historical and Pro Forma Financial, Operating and Oil and Natural Gas Reserve Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements of the Company and the Notes thereto, the Statements of Revenues and Direct Operating Expenses and the Notes thereto for the Enron Properties, the Conoco Properties and the Lobo Properties, and the Company's Unaudited Pro Forma Financial Statements and the Notes thereto included elsewhere in this Prospectus.



                                                                                                             THREE MONTHS ENDED
                                                              YEARS ENDED DECEMBER 31,                            MARCH 31
                                                              ------------------------                 -----------------------------
                                                                                          PRO FORMA                        PRO FORMA
                                                      1995         1996         1997       1997(1)     1997       1998       1998(2)
                                                      ----         ----         ----       -------     ----       ----       -------
                                                                             (IN THOUSANDS, EXCEPT FOR RATIOS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Oil and natural gas sales . . . . . . . . . . . .  $ 2,109      $ 3,594     $  9,139     $ 31,209      1,850      3,260     7,155
  Gain on sale of oil and natural gas properties  .      828          182           --           --         --         --        --
                                                          --           --           --           --         --         --        --
                                                       2,937        3,776        9,139       31,209      1,850      3,260     7,155
                                                     -------      -------     --------      -------      -----      -----     -----
Operating expenses:
  Production costs  . . . . . . . . . . . . . . . .    1,228        1,931        1,870        5,115        426        475     1,204
  Depreciation, depletion and amortization  . . . .    1,272        1,180        3,889       10,597        986      1,349     2,255
  Exploration . . . . . . . . . . . . . . . . . . .      850           46          333          333         28         --        --
  General and administrative  . . . . . . . . . . .      763          424          980          980        159        261       261
                                                     -------      -------     --------      -------      -----      -----     -----
                                                       4,113        3,581        7,072       17,025      1,599      2,085     3,720
                                                     -------      -------     --------      -------      -----      -----     -----
Operating (loss) income . . . . . . . . . . . . . .   (1,176)         195        2,067       14,184        251      1,175     3,435
Interest expense and other, net . . . . . . . . . .   (1,017)        (894)      (2,063)     (16,438)      (356)      (874)   (4,155)
(Loss) income from continuing operations before
  income taxes  . . . . . . . . . . . . . . . . . .   (2,193)        (699)           4       (2,254)      (105)       301      (720)
(Benefit) provision for income taxes (10) . . . . .      (79)       1,780           11         (789)       (37)       105      (252)
Loss from continuing operations . . . . . . . . . .   (2,114)      (2,479)          (7)      (1,465)       (68)       196      (468)
                                                     -------      -------     --------      -------      -----      -----     -----
Discontinued operations . . . . . . . . . . . . . .    2,087           --           --           --         --         --        --
                                                     -------      -------     --------      -------      -----      -----     -----
          Net (loss) income . . . . . . . . . . . .  $   (27)     $(2,479)    $     (7)    $ (1,465)       (68)       196      (468)
                                                     =======      =======     ========     ========      =====      =====     =====
OTHER FINANCIAL DATA:
EBITDA(3) . . . . . . . . . . . . . . . . . . . . .  $   118      $ 1,239     $  6,289     $ 25,114    $ 1,265     $2,524    $5,690
Cash (used in) provided by operating activities . .   (2,339)         848        3,466           --        (66)     3,387        --
Cash provided by (used in) investing activities . .    1,291      (14,753)     (14,963)          --       (801)    (2,093)       --
Cash provided by (used in) financing activities . .    1,365       14,750       11,098           --        329     (1,419)       --
Ratio of earnings to fixed charges  . . . . . . . .       (4)          (4)          (4)          (4)        (4)      1.2X        (4)
Pro Forma Ratios:
  Ratio of EBITDA to interest expense . . . . . . .      0.1x         1.4x         3.1x         1.5x      3.6x       2.9x      1.4x
  Ratio of total debt to EBITDA . . . . . . . . . .     58.4x        13.5x         4.4x         5.3x     14.0x      28.9x     23.3x

                                                                                    AS OF MARCH 31, 1998
                                                                                   -------------------------
                                                                                     ACTUAL     PROFORMA(5)
                                                                                    ---------   -----------
                                                                                     (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Current assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $ 4,338     $ 25,318
Oil and gas properties, net . . . . . . . . . . . . . . . . . . . . . . . . . .        74,596      118,096
Total assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        79,710      148,677
Long-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        19,769      132,636
Shareholder's deficit . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        (1,719)      (3,384)
ACNTA(6)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            --           --
Ratio of ACNTA to total debt  . . . . . . . . . . . . . . . . . . . . . . . . .            --           --



                                                                             AS OF DECEMBER 31,
                                                                             ------------------
                                                                                                   PRO FORMA
                                                                   1995       1996        1997      1997(5)
                                                                   ----       ----        ----      -------
                                                                            (DOLLARS IN THOUSANDS)
 RESERVE DATA:(7)
 Proved reserves:
   Oil (MBbls) . . . . . . . . . . . . . . . . . . . . . . . .      2,260         239        265       5,445
   Natural gas (Mmcf)  . . . . . . . . . . . . . . . . . . . .      5,909      49,246     51,165     158,698
   Total proved reserves (Mmcfe) . . . . . . . . . . . . . . .     19,469      50,678     52,754     191,368
   % Natural gas . . . . . . . . . . . . . . . . . . . . . . .       30.4%       97.2%      97.0%       82.9%
   Proved developed reserves (Mmcfe) . . . . . . . . . . . . .      6,761      17,398     23,585      56,682
   % Proved developed  . . . . . . . . . . . . . . . . . . . .       34.7%       34.3%      44.7%       29.6%
 Estimated future net cash flows before income taxes . . . . .    $27,808     $94,199    $78,245    $318,132
 PV-10 Value(8)  . . . . . . . . . . . . . . . . . . . . . . .     18,511      60,727     51,487     203,204



                                                                                                       THREE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                           MARCH 31,
                                                         -----------------------                 --------------------------------
                                                                                  PRO FORMA                             PRO FORMA
                                                 1995        1996        1997      1997(1)       1997        1998        1998(2)
                                                 ----        ----        ----      -------       ----        ----        -------
OPERATING DATA:(7)
Production:
  Oil (MBbls) . . . . . . . . . . . . . . . .       79          37          21         209           4          12            53
  Natural gas (Mmcf)  . . . . . . . . . . . .      430       1,324       3,685      11,676         725       1,487         3,106
  Natural gas equivalent (Mmcfe)  . . . . . .      904       1,546       3,811      12,930         749       1,561         3,422
Average sales prices:(9)
  Oil, condensate and natural gas
    liquids (per Bbl) . . . . . . . . . . . .   $17.65     $ 20.05     $ 18.95    $  13.42      $21.16      $14.23        $10.91
  Natural gas (per Mcf) . . . . . . . . . . .     1.67        2.15        2.33        2.42        2.44        2.07          2.12
  Natural gas equivalent (per Mcfe) . . . . .     2.33        2.32        2.35        2.41        2.47        2.09          2.09
Unit economics (per Mcfe):
  Average sales price . . . . . . . . . . . .   $ 2.33     $  2.32     $  2.35    $   2.41      $ 2.47      $ 2.09        $ 2.09
  Production expenses . . . . . . . . . . . .    (1.36)      (1.25)      (0.49)      (0.40)      (0.57)      (0.30)        (0.35)
  General and administrative expenses . . . .    (0.84)      (0.27)      (0.26)      (0.08)      (0.21)      (0.17)        (0.08)
                                                ------     -------     -------    --------        ----        ----          ----
          Gross margin  . . . . . . . . . . .   $ 0.13     $  0.80     $  1.60    $   1.93        1.69        1.62          1.66
                                                ======     =======     =======    ========        ====        ====          ====


---------------

(1) Pro forma to reflect the sale of the Old Notes, the application of the net proceeds therefrom, the exchange of the Old Notes for New Notes, the Transactions and the Lobo Lease, as if such transactions had occurred on January 1, 1997.


(2) Pro forma to reflect the sale of the Old Notes, the application of the net proceeds therefrom, the exchange of the Old Notes for New Notes, the Transactions and the Lobo Lease, as if such transactions had occurred on January 1, 1998.



(3) EBITDA is defined as earnings (excluding gain on sale of oil and natural gas properties) before interest expense, income taxes, depreciation, depletion and amortization and exploration expense. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles ("GAAP"). EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of a company's operating performance or liquidity. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of EBITDA. The Company's computation of EBITDA may not be comparable to other similarly titled measures of other companies. The Company believes that EBITDA is a widely followed measure of operating performance and may also be used by investors to measure the Company's ability to meet future debt service requirements, if any. This information should be read in conjunction with the Statement of Cash Flows contained in the Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.


(4) Earnings were insufficient to cover fixed charges by (i) $2,193,000, $916,000 and $570,000 for the historical years ended December 31, 1995, December 31, 1996 and December 31, 1997, respectively, and $2,828,000 for the pro forma year ended December 31, 1997 and (ii) $235,000 for the historical three month period ended March 31, 1997 and $802,000 for the pro forma three month period ended March 31, 1998. For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest and related expenses and an estimated portion of rentals representing interest costs.

(5) Pro forma to reflect the sale of the Old Notes, the application of the net proceeds therefrom, the exchange of the Old Notes for New Notes, the Transactions and the Lobo Lease, as if such transactions had occurred on March 31, 1998, except for Reserve Data which is as of December 31, 1997.

(6) ACNTA means Adjusted Consolidated Net Tangible Assets as defined in the Indenture. See "Description of Notes -- Certain Definitions."

(7) The reserve and present value data as of December 31, 1996 and 1997 (historical and pro forma) have been prepared by Huddleston & Co., Inc., independent petroleum engineers to the Company. The reserve and present value data as of December 31, 1995 was prepared by Mohajir & Associates, Inc., independent petroleum engineers to the Company. See "Risk Factors -- Uncertainty of Estimates of Reserves and Future Net Reserves," and "Supplemental Information about Oil and Natural Gas Producing Activities (Unaudited)" following the Notes to the Financial Statements of the Company.

(8) PV-10 Value represents the present value of estimated future net revenues before income tax discounted at 10% using prices in effect at the end of the respective periods presented and including the effects of hedging activities. In accordance with applicable requirements of the SEC, estimates of the Company's proved reserves and future net revenues are made using oil and natural gas sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation). The average prices used in calculating historical PV-10 Value as of December 31, 1997 were $15.91 per Bbl of oil and $2.42 per Mcf of natural gas, compared to average prices used as of December 31, 1996 of $23.86 per Bbl of oil and $2.76 per Mcf of natural gas. The average prices used in calculating the pro forma PV-10 Value as of December 31, 1997 were $13.71 per Bbl of oil and $2.46 per Mcf of natural gas. Average prices at April 30, 1998 were $12.34 per Bbl of oil and $2.38 per Mcf of natural gas.

(9) Reflects the actual realized prices received by the Company, including the results of the Company's hedging activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(10) Through June 30, 1996, the Company was taxed under the provisions of "Subchapter S" of the Internal Revenue Code. Accordingly, no provision for federal income taxes was recorded for periods ending prior to June 30, 1996.

                        CAUTIONARY STATEMENTS REGARDING
                          FORWARD-LOOKING INFORMATION


         This Prospectus contains certain forward-looking statements which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In addition, all statements other than statements of historical facts included in this Prospectus, including, without limitation, statements regarding the Company's business strategy, future governmental regulation, oil and natural gas reserves, future drilling and development opportunities and operations, future acquisitions, future production of oil and natural gas (and the prices thereof and costs therefor), anticipated results of hedging activities, future capital expenditures and future net cash flows, are forward-looking statements and may contain information concerning financial results, economic conditions, trends and known uncertainties. Such statements reflect the Company's current views with respect to future events and financial performance, and involve risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements as a result of these various risks and uncertainties, including, without limitation, (i) factors discussed under "Risk Factors" such as natural gas price fluctuations and markets, uncertainties of estimates of reserves and future net revenues, competition in the oil and natural gas industry, operating risks, risks associated with acquisitions, future need for and availability of capital, and regulatory and environmental risks, (ii) adverse changes to the properties acquired in the Transactions and the interests subject to the Lobo Lease or the failure of the Company to achieve the anticipated benefits of the Transactions and the interests subject to the Lobo Lease, (iii) adverse changes in the market for the Company's oil and natural gas production and (iv) those additional factors discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business and Properties" and elsewhere in this Prospectus. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

                                  RISK FACTORS

    In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following risk factors relating to the Company and the Notes before making an investment in the Notes offered hereby.

INCURRENCE OF SUBSTANTIAL INDEBTEDNESS


    At March 31, 1998, on a pro forma basis, the Company would have had $135.0 million of Indebtedness outstanding (including current maturities of long-term Indebtedness) as compared to shareholders' deficit of $3.4 million. See "Use of Proceeds" and "Capitalization." The Indenture limits the amounts of borrowings under bank facilities, including borrowings under the Company's Credit Facility pursuant to the terms of that certain Credit Agreement dated as of May 15, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Notes--Certain Covenants--Limitation on Incurrence of Additional Indebtedness."

    This level of Indebtedness may pose substantial risks to holders of Notes, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future, whether for working capital, capital expenditures, acquisitions or other purposes, may be impaired; (ii) a portion of the Company's cash flow from operations is required to be dedicated to the payment of interest on its debt, thereby reducing funds available to the Company for other purposes; (iii) the Company may not generate sufficient cash flow to pay the principal of and interest on the Notes; (iv) the Company's flexibility in planning for or reacting to changes in market conditions may be limited; and (v) the Company may be more vulnerable in the event of a downturn in its business. In addition, the Company's earnings have been insufficient to meet its fixed charges.

    The ability of the Company to meet its debt service obligations, including with respect to the Notes, will depend on the future operating performance and financial results of the Company, which will be subject in part to factors beyond the control of the Company. Further, if the Company is unsuccessful in increasing its proved reserves, the future net revenues from existing proved reserves may not be sufficient to pay the principal of and interest on the Notes in accordance with their terms. There can be no assurance that the Company will continue to generate earnings in the future sufficient to cover its fixed charges. If the Company is unable to generate earnings in the future sufficient to cover its fixed charges and is unable to borrow sufficient funds to cover such charges, it may be required to refinance all or a portion of its debt or to sell all or a portion of its assets. There can be no assurance that a refinancing would be possible, nor can there be any assurance as to the timing of any asset sales or the proceeds that the Company could realize therefrom. In addition, the Credit Agreement contains certain covenants by the Company, including (i) limitations on additional indebtedness and on guaranties by the Company except as permitted under the Credit Agreement, (ii) limitations on additional investments except those permitted under the Credit Agreement and
(iii) restrictions on dividends or distributions on or repurchases or redemptions of capital stock by the Company, except for those involving repurchases of MHI capital stock which may not exceed $500,000 in any fiscal year. In addition, the Credit Agreement requires the Company to maintain and comply with certain financial covenants and ratios, including a minimum interest coverage ratio, a minimum current ratio and a covenant requiring that the Company's general and administrative expenses may not exceed 12.5% of the Company's gross revenues in any calendar year. See "--Restrictions Imposed by Lenders," "--Future Need for and Availability of Capital" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financing Arrangements."


EFFECTIVE SUBORDINATION OF THE NOTES


    The Notes are senior unsecured obligations of the Company and rank in parity with all existing and future Senior Indebtedness of the Company, including any indebtedness incurred under the Credit Facility, and senior in right of payment to all future Subordinated Indebtedness of the Company. Holders of secured Indebtedness of the Company and its Subsidiaries, including under the Credit Facility, will have claims with respect to assets constituting collateral for such Indebtedness that are prior to the claims of the Holders of the Notes. In the event of a default on the Notes, or a bankruptcy, liquidation or reorganization of the Company and its Subsidiaries, such assets will be available to satisfy obligations with respect to the indebtedness secured thereby before any payment therefrom could be made on the Notes. Accordingly, the Notes will be effectively subordinated to claims of secured creditors of the Company and its Subsidiaries to the extent of such pledged collateral. As of December 31, 1997, on a pro forma basis, the Company would have had no secured Indebtedness and no other Indebtedness other than the Notes. There is currently no Indebtedness of the Company which would constitute Subordinated Indebtedness. See "Description of Notes--Ranking."


RESTRICTIONS IMPOSED BY LENDERS


    The Indenture and the Credit Agreement governing the terms of the Credit Facility impose significant operating and financial restrictions on the Company. Such restrictions will affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness, make certain capital expenditures, pay dividends, repay or repurchase indebtedness prior to its stated maturity or engage in mergers or acquisitions. These restrictions could also limit the ability of the Company to effect future financings, make needed capital expenditures, withstand a future downturn in the Company's business or the economy in general, or otherwise conduct necessary corporate activities. A failure by the Company to comply with these restrictions could lead to a default under the terms of such indebtedness and the Notes. In the event of default, the holders of such indebtedness could elect to declare all of the funds borrowed pursuant thereto to be due and payable together with accrued and unpaid interest. In such event, there can be no assurance that the Company would be able to make such payments or borrow sufficient funds from alternative sources to make any such payment. Even if additional financing could be obtained, there can be no assurance that it would be on terms that are favorable or acceptable to the Company. In addition, the Company's indebtedness under the Credit Facility is secured by a substantial portion of the assets and properties of the Company. The pledge of such collateral to the Company's secured lenders could impair the Company's ability to obtain additional financing on favorable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "--Financing Arrangements."


RISKS ASSOCIATED WITH INCREASE IN SCOPE OF OPERATIONS

    The increased scope of operations of the Company resulting from the Transactions and the Lobo Lease presents challenges to the Company due to the additional time and resources required to manage these newly acquired properties and interests. Neither the members of management nor the Board of Directors individually have had experience in integrating acquisitions or lease transactions of the size and scope of the Transactions and the Lobo Lease. Accordingly, there can be no assurance that the process of absorbing and integrating the interests in the properties acquired in the Transactions and subject to the Lobo Lease can be effectively managed. In addition, the continued growth and expansion of the Company will depend, among other factors, on the ability to recruit and retain skilled and experienced management and technical personnel. There can be no assurance that the Company will be successful in such efforts.

    The development of the Company's business and its participation in an increasingly larger number of projects have required and will continue to require substantial expenditures. The Company's future financial results will depend primarily on its ability to economically locate and produce hydrocarbons in commercial quantities and on the market prices of oil and natural gas. There can be no assurance that the Company will achieve or sustain profitability or positive cash flows from operating activities in the future. See "--Future Need for and Availability of Capital," "Selected Historical and Pro Forma Financial, Operating and Oil and Natural Gas Reserve Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business and Properties--Oil and Natural Gas Reserves."

FUTURE NEED FOR AND AVAILABILITY OF CAPITAL


    Although the Company has an initial borrowing capacity of up to $30 million under the Credit Facility, the Company anticipates that it will require additional financing to effect future property acquisitions and continue its exploration and development programs. The Company or MHI may seek funds through the sale of debt or equity securities, which could significantly dilute the ownership of the Company's or MHI's existing shareholders. In addition, if necessary (and permitted under the terms of the Indenture), the Company or MHI may seek funds from project financing, strategic alliances or other sources, all of which may dilute the interest of the Company in the specific project financed. The Company's ability to access additional capital is dependent upon, in part, the financial strength of the capital markets at such time. There can be no assurance that such additional financing can be obtained or, if so, obtained on terms acceptable to the Company.


    Future cash flows and the availability of credit are subject to a number of variables, such as the level of production from existing wells, prices of oil and natural gas and the Company's success in locating and producing new reserves. If revenues were to decrease as a result of lower oil and natural gas prices, decreased production or otherwise, the Company could have limited ability to replace its reserves or to maintain production at current levels, resulting in a decrease in production and revenues over time. The Company has budgeted approximately $24.9 million for capital expenditures in 1998, exclusive of acquisitions. The Company expects to use cash flow from operations, cash balances and borrowings under the Credit Facility to fund these expenditures. If the Company's cash flow from operations and availability under the Credit Facility are not sufficient to satisfy its capital expenditure requirements, there can be no assurance that additional debt or equity financing will be available. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

POSSIBLE LIMITATIONS ON ENFORCEABILITY OF SUBSIDIARY GUARANTEES

    Pursuant to the provisions of the Indenture, the Company's obligations under the Notes will be guaranteed on a senior unsecured basis by any future Subsidiary Guarantors. The Company currently has no subsidiaries. The obligations of any Subsidiary Guarantor under its Subsidiary Guarantee may be subject to review under applicable fraudulent conveyance statutes in the event of the bankruptcy or other financial difficulty of any such Subsidiary Guarantor. Under such laws, if a court in a lawsuit by an unpaid creditor or representative of creditors of any such person, such as a trustee in bankruptcy of any such person as debtor in possession, were to find that at the time such person incurred its obligations under its guarantee, it (i) received less than fair consideration or reasonably equivalent value therefor, and (ii) either (a) was insolvent, (b) was rendered insolvent by such guarantee, (c) was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital or (d) intended to incur or believed that it would incur debts beyond its ability to pay such debts as they matured, such court could void such obligations under its guarantee and direct the return of any amounts paid with respect thereto. Moreover, regardless of the factors identified in the foregoing clauses (i) and
(ii), a court could take such action if it found that the guarantee was entered into with actual intent to hinder, delay or defraud creditors. The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and mature. There can be no assurance that, after providing for all prior claims, if any, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any voided portion of such Subsidiary Guarantees.

LIMITATIONS ON REPURCHASES OF NOTES UPON A CHANGE OF CONTROL AND CERTAIN OTHER EVENTS

    Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase all Notes then outstanding at a purchase price equal to 101% of the principal amount of the Notes, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase. In the event of certain asset dispositions, the Company will be required under certain circumstances to use the Excess Proceeds to offer to repurchase the Notes (and other Senior Indebtedness for which an offer to repurchase is required to be concurrently made) having an aggregate principal amount equal to the Excess Proceeds at a purchase price equal to 100% of the principal amount of the Notes, together with accrued and unpaid interest and Liquidated Damages, if any, to the date of repurchase (a "Net Proceeds Offer"). If a Change of Control were to occur, the Company may not have the financial resources to repay all of the Notes and the other indebtedness that might become payable upon the occurrence of such Change of Control.

    The events that constitute a Change of Control or require a Net Proceeds Offer under the Indenture may also be events of default under other indebtedness of the Company (including the Credit Facility). Such events may permit the lenders under such debt instruments to accelerate the debt and, if the debt is not paid, to enforce security interests on, or commence litigation that could ultimately result in a sale of, substantially all of the assets of the Company, thereby limiting the Company's ability to raise cash to repurchase the Notes and reducing the practical benefits of the offer to repurchase provisions to the holders of the Notes. If the Company fails timely to make an offer to repurchase or to consummate the repurchase of the Notes, such failure will constitute an Event of Default under the Indenture. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control or Net Proceeds Offer to make any debt payment (including repurchases of Notes) as described above. See "Description of Notes--Change of Control" and "Description of Notes--Certain Covenants--Limitation on Sale of Assets."

VOLATILITY OF NATURAL GAS AND OIL PRICES

    The revenues generated by the Company's operations are highly dependent upon the prices of, and demand for, natural gas and, to a lesser extent, the price of oil. Historically, the prices of oil and natural gas have been volatile and are likely to continue to be volatile in the future and are dependent upon numerous factors such as weather, domestic and foreign political and economic conditions, the overall level of international and domestic demand for oil and natural gas, domestic and international regulatory developments, domestic and international severance and excise taxes, competition from other sources of energy and the availability of pipeline capacity. The Company is affected more by fluctuations in natural gas prices than oil prices, because the majority of its production is natural gas. The volatile nature of the energy markets and the unpredictability of actions of OPEC members make it impossible to predict future prices of natural gas and oil with any certainty. Prices of natural gas and oil are subject to wide fluctuations in response to relatively minor changes in circumstances, and there can be no assurance that future prolonged decreases in such prices will not occur. All of these factors are beyond the control of the Company. Any significant decline in natural gas and oil prices would have a material adverse effect on the Company's results of operations and financial condition, its ability to fund operations and capital expenditures, the book value of its natural gas and oil properties and its ability to meet its debt service requirements. Although the Company may enter into hedging arrangements from time to time to reduce its exposure to price risks in the sale of its natural gas and oil, substantially all of the Company's production will remain subject to natural gas and oil price fluctuations. See "--Risk of Hedging Activities."

DEPENDENCE ON DISTRIBUTION AND PROCESSING SYSTEMS

    The marketability of the Company's natural gas and oil production depends upon the availability and capacity of natural gas gathering systems, pipelines and processing facilities which are not owned by the Company. The unavailability or lack of capacity thereof could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. Moreover, substantially all of the Company's properties rely on the same gathering systems, transportation lines and processing plants. In addition, federal and state regulation of oil and natural gas production and transportation, general economic conditions and changes in supply and demand could adversely affect the Company's ability to produce and market its natural gas and oil on a profitable basis. Any significant change in the Company's ability to market its production could have a material adverse effect on the Company's financial condition and results of operations.

CONCENTRATION OF PRODUCING PROPERTIES

    The Company's production of natural gas and oil is concentrated within an approximate 120 square mile area in the Lobo Trend. Any impairment or material reduction in the expected size of the reserves attributable to the Company's wells, any material harm to the producing reservoirs from which these wells produce or any significant governmental regulation with respect to any of these wells, including curtailment of production or interruption of transportation of production, could have a material adverse effect on the Company's financial condition and results of operations.

RISK OF HEDGING ACTIVITIES

    The Company's use of energy swap arrangements and forward sale arrangements to reduce its sensitivity to oil and natural gas price volatility is subject to a number of risks. If the Company's reserves are not produced at the rates estimated by the Company due to inaccuracies in the reserve estimation process, operational difficulties or regulatory limitations, or otherwise, the Company would be required to satisfy its obligations under potentially unfavorable terms. If the Company enters into financial instrument contracts for the purpose of hedging prices and the estimated production volumes are less than the amount covered by these contracts, the Company would be required to mark-to-market these contracts and recognize any and all losses within the determination period. Further, under financial instrument contracts the Company may be at risk for basis differential, which is the difference in the quoted financial price for contract settlement and the actual physical point of delivery price. Substantial variations between the assumptions and estimates used by the Company in its hedging activities and actual results experienced could materially adversely affect the Company's financial condition and its ability to manage risk associated with fluctuations in oil and natural gas prices. Furthermore, the fixed price sales and hedging contracts limit the benefits the Company will realize if actual prices rise above the contract prices.

    Although the Company's former hedging contracts in effect were terminated at the closing of the sale of the Old Notes, the Company has since entered into additional hedging contracts. Historically, 86% and 36% of the Company's natural gas production was hedged in 1997 and 1996, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Hedging Activities."

DRILLING RISKS

    The Company's revenues, operating results and future rate of growth will be dependent upon the success of its drilling program, which will be funded in part with the proceeds from the sale of the Old Notes. Oil and natural gas drilling involves numerous risks, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. The timing and cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with governmental requirements and shortages or delays in the availability of drilling rigs and the delivery of equipment. Oil and natural gas drilling remains a speculative activity notwithstanding the Company's use of 3-D seismic data. Even when fully utilized and properly interpreted, 3-D seismic data and other advanced technologies only assist geoscientists in identifying subsurface structures and do not enable the interpreter to know whether hydrocarbons are in fact present in such structures. In addition, the use of 3-D seismic data and other advanced technologies requires greater predrilling expenditures than traditional drilling strategies and the Company could incur losses as a result of such expenditures. Furthermore, completion of a well does not assure a profit on the investment or a recovery of any portion of drilling, completion or operating costs.

    Unsuccessful drilling activities could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the Company's overall drilling success rate or its drilling success rate within a particular project area will not decline. The Company may choose not to acquire option and lease rights prior to acquiring seismic data and, in many cases, the Company may identify a prospect or drilling location before seeking option or lease rights in the prospect or location. Although the Company has identified or budgeted for numerous drilling prospects, there can be no assurance that such prospects will ever be leased or drilled (or drilled within the scheduled or budgeted time frame) or that oil or natural gas will be produced from any such prospects or any other prospects. In addition, prospects may initially be identified through a number of methods, some of which do not include interpretation of 3-D or other seismic data. Actual drilling and results are likely to vary from such statistical results and such variance may be material. Similarly, the Company's drilling schedule may vary from its capital budget because of future uncertainties, including those described above. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ABILITY AND NEED TO REPLACE RESERVES

    The Company's future success depends upon its ability to find, develop or acquire additional oil and natural gas reserves that are economically recoverable. Unless the Company successfully replaces the reserves that it produces through successful development, exploration or acquisition, the Company's proved reserves will decline. Further, substantially all of the Company's estimated proved reserves at December 31, 1997 were located in the Lobo Trend, where wells are characterized by high initial production followed by rapid initial decline rates and a relative flattening of production thereafter. Additionally, approximately 49% of the PV-10 Value of the Company's total estimated proved reserves at December 31, 1997 was attributable to undeveloped reserves (63% on a pro forma basis). Recovery of such reserves will require significant capital expenditures and successful drilling operations, and there can be no certainty regarding the results of developing these reserves. The Company's business strategy is to add reserves by pursuing an active development drilling program on its properties (including the properties acquired in the Transactions) and on additional properties that it may acquire in the future. There can be no assurance that the Company will drill the number of wells currently projected or that the production from these new wells will be sufficient to replace production from existing wells during such period. To the extent the Company is unsuccessful in replacing or expanding its estimated proved reserves, the Company may be unable to pay the principal of and interest on the Notes in accordance with their terms, or otherwise to satisfy certain of its covenants contained in the Indenture. See "Description of Notes--Certain Covenants."

UNCERTAINTY OF ESTIMATES OF RESERVES AND FUTURE NET REVENUES

    The proved developed and undeveloped oil and natural gas reserve data presented in this Prospectus are estimates based on reserve reports prepared by independent petroleum engineers, as well as internally generated reports by the Company. The estimation of reserves requires substantial judgment on the part of the petroleum engineers, resulting in imprecise determinations, particularly with respect to new discoveries. Estimates of economically recoverable oil and natural gas reserves and of future net revenues necessarily depend upon a number of variable factors and assumptions, such as assumed production, which is based in part on an assessment of historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and natural gas prices, future operating costs, severance and excise taxes, capital expenditures and workover and remedial costs, all of which may in fact vary considerably from actual results. Estimates of reserves and of future net revenues prepared by different petroleum engineers may vary substantially, depending, in part, on the assumptions made (including assumptions required by the SEC), as to oil and natural gas prices, drilling, workover, remedial and operating expenses, capital expenditures, severance and ad valorem taxes and availability of funds, and may be subject to material adjustment. Estimates of proved undeveloped reserve quantities, which comprise 55% of the Company's reserves as of December 31, 1997 (71% on a pro forma basis), are, by their nature, much less certain than proved developed reserves. The accuracy of any reserve estimate depends on the quality of available data as well as engineering and geological interpretation and judgment. Results of drilling, testing and production or price changes subsequent to the date of the estimate may result in changes to such estimates. Any significant variance in the assumptions could materially affect estimates of economically recoverable quantities of oil and natural gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net revenues expected therefrom. The estimates of future net revenues contained in this Prospectus reflect oil and natural gas prices and production costs as of the date of estimation, without escalation, except where changes in prices were fixed under existing contracts. There can be no assurance that such prices will be realized, estimated production volumes will be produced or proved undeveloped reserves will be developed during the period specified in such reports. Either inaccuracies in estimates of proved undeveloped reserves or the inability to fund development could result in substantially reduced reserves. In addition, the timing of receipt of estimated future net revenues from proved undeveloped reserves will be dependent upon the timing and implementation of drilling and development activities estimated by the Company for purposes of the reserve report. See "Business and Properties--Oil and Natural Gas Reserves." The estimated reserves and future net revenues may be subject to material downward or upward revision based upon production history, results of future development, prevailing oil and natural gas prices and other factors. A material decrease in estimated reserves or future net revenues could have a material adverse effect on the Company's financial condition and results of operations.

    In addition, the PV-10 Value of the Company's proved oil and natural gas reserves does not necessarily represent the current or fair market value of such proved reserves, and the 10% discount rate required by the SEC may not reflect current interest rates, the Company's cost of capital or any risks associated with the development and production of the Company's proved oil and natural gas reserves. In accordance with applicable SEC requirements, proved reserves and the future net revenues from which PV-10 Value is derived are estimated using prices and costs at the date of the estimate held constant throughout the life of the properties (except to the extent a contract specifically provides otherwise). The Company emphasizes with respect to such estimates that the discounted future net cash flows should not be construed as representative of the fair market value of the proved oil and natural gas properties belonging to the Company, because discounted future net cash flows are based upon projected cash flows that do not provide for changes in oil and natural gas prices or for escalation of expenses and capital costs. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they were based. Actual results may differ materially from the results estimated. Holders and prospective purchasers of the Notes are cautioned not to place undue reliance on the reserve data included in this Prospectus. The estimated future net revenues attributable to the Company's proved oil and natural gas reserves, on a pro forma basis, are based on prices in effect at December 31, 1997 ($2.46 per Mcf of natural gas and $13.71 per Bbl of oil), which have decreased since December 31, 1997 and may be materially different than actual future prices. See "Business and Properties--Oil and Natural Gas Reserves."

SHORTAGES OF DRILLING RIGS, EQUIPMENT, SUPPLIES AND PERSONNEL

    In the past, there have been periods where general shortages of drilling rigs, equipment and supplies have occurred. Shortages of drilling rigs, equipment or supplies could delay and adversely affect the Company's exploration and development operations, which could have a material adverse effect on its business, financial condition and results of operations.

    The demand for, and wage rates of, qualified rig crews have begun to rise in the drilling industry in response to the increasing number of active drilling rigs in service. Shortages of qualified rig crews have in the past occurred in the industry in times of increasing demand for drilling services. If the number of active drilling rigs continues to increase, the oil and natural gas industry may experience shortages of qualified personnel to operate drilling rigs, which could delay the Company's drilling operations and adversely affect the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH ACQUISITIONS

    The successful acquisition of producing properties requires an assessment of recoverable reserves, future oil and natural gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact. In connection with its assessment of a potential acquisition, the Company performs a review of the subject properties that it believes to be generally consistent with industry practices, including examination of contingencies associated with the properties. Such a review, however, will not reveal all existing or potential problems nor will it permit a buyer to become sufficiently familiar with the properties to fully assess the deficiencies and capabilities of such properties. Inspections may not always be performed on every well, and structural and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of such problems. There can be no assurance that the Company will be able to identify attractive acquisition opportunities, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. Furthermore, there can be no assurance that competition for acquisition opportunities in these industries will not escalate, thereby increasing the cost to the Company of making further acquisitions or causing the Company to refrain from making further acquisitions. In addition, there can be no assurance that any acquisition of property interests by the Company will be successful and, if unsuccessful, that such failure will not have a material adverse effect on the Company's future results of operations and financial condition.

OPERATIONAL HAZARDS AND UNINSURED RISKS

    Oil and natural gas drilling activities are subject to numerous risks, many of which are beyond the Company's control, including the risk that no commercially productive oil or natural gas reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure irregularities in formations, equipment failures or accidents, adverse weather conditions, title problems and shortages or delays in the delivery of equipment. The Company's future drilling activities may not be successful and, if unsuccessful, such failure will have an adverse effect on future results of operations and financial condition.

    In addition, oil and natural gas operations involve hazards such as fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures and environmental hazards such as oil spills, gas leaks, ruptures and discharges of toxic gases, the occurrence of any one of which could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations. Although the Company maintains insurance against certain risks that it believes are customarily insured against by companies in the industry of comparable size and scope of operations, such insurance does not cover all of the risks and hazards involved in oil and natural gas exploration, drilling and production because insurance is unavailable at economic rates, there are limitations in the Company's insurance policies or for other reasons. Even if coverage does exist, it may not be sufficient to pay the full amount of liabilities incurred, and there can be no assurance that such insurance will continue to be available on terms acceptable to the Company. Any uninsured loss could have a material adverse effect on the Company's financial condition and results of operations. See "--Regulatory and Environmental Risks."

COMPETITION IN THE OIL AND NATURAL GAS INDUSTRY

    The Company encounters competition from other oil and natural gas companies in all areas of its operations, including the acquisition of exploratory prospects and proven properties. Properties within the Lobo Trend are characterized by large tracts (typically 5,000 to 50,000 acres) that have been owned by the same families for generations. Securing leases or necessary permits and approvals for 3-D seismic shoots depends heavily on developing and maintaining favorable relationships with the surface owners. The Company's competitors, particularly in the Lobo Trend, include major integrated oil and natural gas companies and independent oil and natural gas companies, individuals and drilling and income programs. Most of its competitors are large, well-established companies with substantially larger operating staffs and significantly greater capital resources than those of the Company and which, in many instances, have been engaged in the oil and natural gas business for a much longer time than the Company. Such companies may be able to pay more for exploratory prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than could the Company, given its limited financial and human resources. There can be no assurance that the Company will be able to secure the necessary financing or industry partners or evaluate and select suitable properties and consummate transactions in this highly competitive environment. See "Business and Properties--Competition."

PROPERTY IMPAIRMENT CHARGES

    Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires that long-lived assets held and used by an entity be reviewed for impairment whenever events or changes indicate that the net book value of an asset may not be recoverable. The net book value of an asset is reduced to fair value if the sum of expected undiscounted future net cash flows from the use of the asset is less than the net book value of the asset. Under SFAS No. 121 the Company evaluates impairment of oil and natural gas properties on a field basis. Applying SFAS No. 121, the Company recognized non-cash property impairment charges of $238,000 in 1997 and $156,000 in 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations." Significant declines in oil or natural gas prices or downward revisions of reserve estimates could adversely impact the Company's estimates of future net revenues from its proved reserves and consequently could result in future non-cash impairment charges against the Company's income.

DEPENDENCE ON KEY PERSONNEL

    The Company is dependent upon the efforts and skills of key executives of the Company, including Glenn D. Hart, Chairman of the Board and Chief Executive Officer, Michael G. Farmar, President and Chief Operating Officer, and Jerry F. Holditch, Vice President-Exploration. The loss of any of these officers or other key personnel could have a material adverse effect on the Company. Further, as the Company grows its asset base and scope of operations as a result of the Transactions and other future acquisitions, its future profitability will depend upon the Company's ability to attract and retain additional qualified personnel. See "Management."

CONTROL BY CERTAIN SHAREHOLDERS

    The Company is a wholly-owned subsidiary of MHI, which in turn is principally owned by the management of the Company and MHI. As of the date of this Prospectus, four of the Company's directors, three of whom are also executive officers of the Company, beneficially owned 702,050 shares of common stock of MHI (the "Common Stock") representing, in the aggregate, approximately 91% of the outstanding Common Stock. Such owners, should they act together, would have sufficient voting power to (i) elect the entire Boards of Directors of the Company and MHI, (ii) exercise control over the business, policies and affairs of the Company and MHI and (iii) in general, determine the outcome of any corporate transaction or other matters submitted to the stockholders for approval such as (a) any amendment to the Company's Articles of Incorporation,
(b) the authorization of additional shares of capital stock and (c) any merger, consolidation or sale of all or substantially all of the assets of the Company which could prevent or cause a change of control of the Company. See "Principal Shareholders."

REGULATORY AND ENVIRONMENTAL RISKS

    Oil and natural gas operations are subject to various federal, state and local governmental regulations which may be changed from time to time in response to economic or political conditions. From time to time, regulatory agencies have imposed price controls and limitations on production in order to conserve supplies of oil and natural gas. In addition, the production, handling, storage, transportation and disposal of oil and natural gas, byproducts thereof and other substances and materials produced or used in connection with oil and natural gas operations are subject to regulation under federal, state and local laws and regulations. See "Business and Properties--Governmental Regulation."


    The Company's operations currently are located primarily in Texas. Thus, the Company's business is subject to environmental regulation on the state level primarily by the Railroad Commission of Texas and the Texas Natural Resource Conservation Commission. The Railroad Commission of Texas regulations may require on the Company to obtain permits and drilling bonds for the drilling of wells. Additionally, the Railroad Commission of Texas regulates the spacing of wells, plugging and abandonment of such wells and the remediation of contamination caused by most types of exploration and production wastes. The Railroad Commission requirements for remediation of contamination are, for the most part, administered on a case-by-case basis. The Company expects that such regulations will be formalized in the future and will in all likelihood become more stringent.



    Currently, federal regulations provide that drilling fluids, produced waters and other wastes associated with the exploration, development or production of oil and natural gas are exempt from regulation as "hazardous waste." To the extent that the Company's operations produce wastes that do not fall within this exemption, the storage, handling and disposal of those wastes are regulated on the state level by the Texas Natural Resource Conservation Commission. From time to time, legislation has been proposed to eliminate or modify this exemption. Should the exemption be modified or eliminated, wastes associated with oil and natural gas exploration and production would be subject to more stringent regulation. On the federal level, the Company's operations may be subject to various federal statutes, including the Natural Gas Act, the Comprehensive Environmental Response, Compensation the Liability Act, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act and the Oil Pollution Act, as well as by regulations promulgated pursuant to these actions.



     These regulations subject the Company to increased operating costs and potential liability associated with the use and disposal of hazardous materials. Although these laws and regulations have not had a material adverse effect on the Company's financial condition or results of operations, there can be no assurance that the Company will not be required to make material expenditures in the future. Moreover, the Company anticipates that such laws and regulations will become increasingly stringent in the future, which could lead to material costs for environmental compliance and remediation by the Company. See "Business and Properties--Governmental Regulation."


    Any failure by the Company to obtain required permits for, control the use of, or adequately restrict the discharge of hazardous substances under present or future regulations could subject the Company to substantial liability or could cause its operations to be suspended. Such liability or suspension of operations could have a material adverse effect on the Company's business, financial condition and results of operations.

LACK OF PUBLIC MARKET

    The Old Notes are designated for trading in the PORTAL market. There is no established trading market for the New Notes. The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. Accordingly, there can be no assurance as to the development of any market or the liquidity of any market that may develop for the New Notes. If such a market were to exist, no assurance can be given as to the trading prices of the New Notes, which will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities. The liquidity of, and trading market for, the New Notes may be adversely affected by general declines in the market for similar securities. Such a decline may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company.

ADVERSE CONSEQUENCES OF FAILURE TO EXCHANGE

    The Old Notes were sold pursuant to an exemption from the registration requirements of the Securities Act and their transfer is subject to certain restrictions under the Securities Act. In general, Old Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of Old Notes who do not exchange their Notes for New Notes pursuant to the Exchange Offer will continue to be subject to such restrictions on transfer of the Old Notes. The Company currently does not anticipate that it will register the Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes could be adversely affected. See "The Exchange Offer -- Consequences of Failure to Exchange."

RISKS ASSOCIATED WITH EXCHANGE OFFER PROCEDURES

    The New Notes will be issued in exchange for Old Notes only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by the broker-dealer as a result of market-making or any other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

YEAR 2000 RISKS


     The Company has reviewed its computer systems and hardware to locate potential operational problems associated with the year 2000 issue. The Company believes that all year 2000 problems in its internal information processing computer systems have been resolved and have not caused and will not cause disruption of its operations, or have a material adverse effect on its financial condition or results of operations. The Company is in the process of contacting and receiving verification of year 2000 issue compliance from its vendors, purchasers, suppliers, transporters of its production and its financial service providers. At this time, the Company does not anticipate any material disruption in its operations as a result of any year 2000 compliance issues, but will continue to monitor the situation with third parties.


                               THE EXCHANGE OFFER

PURPOSE AND EFFECT


    The Old Notes were sold by the Company on April 2, 1998, in a private placement pursuant to an exemption from registration under the Securities Act. In connection with that private placement, the Company entered into the Registration Rights Agreement which requires that the Company file the registration statement of which this Prospectus is a part (the "Registration Statement") under the Securities Act with respect to the New Notes on or prior to 45 days after the date of issuance of the Old Notes (the "Issue Date"). The Registration Rights Agreement further requires that, upon the effectiveness of the Registration Statement, the Company offer to the holders of the Old Notes the opportunity to exchange their Old Notes for a like principal amount of New Notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without further registration under the Securities Act. The Company has agreed to use its reasonable best efforts to cause the Registration Statement to be declared effective within 120 days following the Issue Date and to consummate the Exchange Offer within 30 days after the Registration Statement is declared effective by the Commission. If the Company has not caused a Registration Statement to become effective by July 31, 1998 (a "Registration Default"), the Company must pay Liquidated Damages of 0.5% per annum of the principal amount held by each holder of the Old Notes, accruing from the first day of the Registration Default and continuing for 180 days thereafter. Such Liquidated Damages increase by an additional 0.5% per annum of principal amount of the Old Notes during each subsequent 180-day period, up to a maximum Liquidated Damages amount of 2.0% per annum of the Old Notes. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement.



    In order to participate in the Exchange Offer, a holder must represent to the Company, among other things, that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the New Notes and it has no arrangement with any person to participate in the distribution of the New Notes and (iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer should acknowledge that it acquired the Old Notes for its own account as the result of market making activities or other trading activities. Any holder who is unable to make the appropriate representations to the Company will not be permitted to tender the Old Notes in the Exchange Offer and will be required to comply with the registration and prospectus delivery requirements of the Securities Act (or an appropriate exemption therefrom) in connection with any sale or transfer of the Old Notes.

    Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that, with the exceptions discussed herein, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving the New Notes, whether or not that person is the holder (other than any such holder or such other person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) the New Notes are acquired in the ordinary course of business of that holder or such other person, (ii) neither the holder nor such other person is engaging in or intends to engage in a distribution (within the meaning of the Securities Act) of the New

Notes, and (iii) neither the holder nor such other person has an arrangement or understanding with any person to participate in the distribution of the New Notes. See "Plan of Distribution."

CONSEQUENCES OF FAILURE TO EXCHANGE

    The Old Notes are designated for trading in the PORTAL market. To the extent Old Notes are tendered and accepted in the Exchange Offer, the principal amount of outstanding Old Notes will decrease with a resulting decrease in the liquidity in the market therefor. Following the consummation of the Exchange Offer, holders of Old Notes who were eligible to participate in the Exchange Offer but who did not tender their Old Notes will not be entitled to certain rights under the Registration Rights Agreement, and such Old Notes will continue to be subject to certain restrictions on transfer. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Old Notes under the Securities Act and, after consummation of the Exchange Offer, will not be obligated to do so.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. As soon as practicable after the Expiration Date, the Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 in principal amount.

    The form and terms of the New Notes are identical to the form and terms of the Old Notes except that the Old Notes were offered and sold in reliance upon certain exemptions from registration under the Securities Act, while the offering and sale of the New Notes in exchange for the Old Notes have been registered under the Securities Act, with the result that the New Notes will not bear any legends restricting their transfer. Also, holders of the New Notes will not be entitled to certain rights under the Registration Rights Agreement. The New Notes will evidence the same debt as the Old Notes and will be issued pursuant to, and entitled to the benefits of, the Indenture.

    As of the date of this Prospectus, $135,000,000 aggregate principal amount of the Old Notes was outstanding and registered in the name of Cede & Co., as nominee for the DTC. The Company has fixed the close of business on _______, 1998, as the record date for the Exchange Offer for purposes of determining the persons to whom this Prospectus, together with the Letter of Transmittal, will initially be sent. Holders of Old Notes do not have any appraisal or dissenters' rights under the Texas Business Corporation Act or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, including Rule 14e-1 thereunder.

    The Company shall be deemed to have accepted validly tendered Old Notes when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

    Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes, in connection with the Exchange Offer. See "The Exchange Offer--Solicitation of Tenders; Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

    The term "Expiration Date" shall mean 5:00 p.m., New York City time, on Monday, August 31, 1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Notes, to extend the Exchange Offer or, if any of the conditions set forth under "The Exchange Offer--Conditions" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment. Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

    The New Notes will bear interest from April 2, 1998, the date of issuance of the Old Notes that are tendered for exchange of the New Notes (or the most recent interest payment date to which interest on such Old Notes has been paid). Accordingly, holders of Old Notes accepted for exchange will not receive interest that is accrued but unpaid on the Old Notes at the time of tender, but such interest will be payable on the first interest payment date after the consummation of the Exchange Offer. Holders of Old Notes accepted for exchange in the Exchange Offer will be deemed to have waived the right to receive interest accrued but unpaid thereon as of the date of exchange. Interest on the New Notes will be payable semi-annually on April 1 and October 1 of each year, commencing October 1, 1998.

PROCEDURES FOR TENDERING

    Only a registered holder of Old Notes may tender the Old Notes in the Exchange Offer. Except as set forth under "The Exchange Offer--Book Entry Transfer," to tender in the Exchange Offer a holder must complete, sign and date the Letter of Transmittal, or a copy thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver the Letter of Transmittal or copy to the Exchange Agent for receipt prior to 5:00 p.m. on the Expiration Date. In addition, either (i) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if that procedure is available, into the Exchange Agent's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the holder must comply with the guaranteed delivery procedures described below. To be tendered effectively, the Old Notes, Letter of Transmittal and other required documents must be received by the Exchange Agent at the address set forth under "The Exchange Offer --Exchange Agent" prior to 5:00 p.m. on the Expiration Date.

    The tender by a holder that is not withdrawn before the Expiration Date will constitute an agreement between that holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

    THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE 5:00 P.M. ON THE EXPIRATION DATE AND PROPER INSURANCE SHOULD BE OBTAINED. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THESE TRANSACTIONS FOR SUCH HOLDERS.

    Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined herein) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box titled "Special Registration Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by any eligible guarantor institution that is a member of or participant in the Securities Transfer Agents Medallion Program, the New

York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (an "Eligible Institution").

    If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as that registered holder's name appears on the Old Notes with the signature thereon guaranteed by an Eligible Institution.

    If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal unless waived by the Company.

    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that the Company determines are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Old Notes that remain outstanding after the Expiration Date or, as set forth under "The Exchange Offer--Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

    By tendering, each holder will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, (ii) if it is not a broker-dealer, neither the holder nor any such other person is engaging in or intends to engage in a distribution of such New Notes nor has an arrangement or understanding with any person to participate in the distribution of such New Notes, and (iii) neither the holder nor any such other person is an "affiliate" (as defined under Rule 405 of the Securities Act) of the Company. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company), may participate in the Exchange Offer but may be deemed an "underwriter" under the Securities Act and, therefore, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

    In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or, with respect to the DTC and its participants, electronic instructions in which the tendering holder acknowledges its receipt of and agreement to be bound by the Letter of Transmittal), and all other required documents. If any tendered Old Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Old Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility system may make book-entry delivery of Old Notes being tendered by causing the Book-Entry Transfer Facility to transfer such Old Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Notes may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or copy thereof, with any required signature guarantees and any other required documents, must, in any case other than as set forth in the following paragraph, be transmitted to and received by the Exchange Agent at the address set forth under "The Exchange Offer--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

    The DTC's Automated Tender Offer Program ("ATOP") is the only method of processing exchange offers through the DTC. To accept the Exchange Offer through ATOP, participants in the DTC must send electronic instructions to the DTC through the DTC's communication system in lieu of sending a signed, hard copy Letter of Transmittal. The DTC is obligated to communicate those electronic instructions to the Exchange Agent. To tender Old Notes through ATOP, the electronic instructions sent to the DTC and transmitted by the DTC to the Exchange Agent must contain the character by which the participant acknowledges its receipt of and agrees to be bound by the Letter of Transmittal.

GUARANTEED DELIVERY PROCEDURES

    If a registered holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery. Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL RIGHTS

    Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

    For a withdrawal of a tender of Old Notes to be effective, a written or (for DTC participants only) electronic ATOP transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "The Exchange Offer--Procedures for Tendering" at any time on or prior to the Expiration Date.

CONDITIONS

    Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange New Notes for, any Old Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Old Notes, if (i) the Exchange Offer shall violate applicable law or any applicable interpretation of the staff of the Commission, (ii) any action or proceeding is instituted or threatened in any court or by any governmental agency that might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company, or (iii) any governmental approval has not been obtained, which approval the Company shall deem necessary for the consummation of the Exchange Offer. If the Company determines in its sole discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with such Book-Entry Transfer Facility), (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Old Notes (see "--Withdrawal Rights") or
(iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five-to-ten-business-day period.

EXCHANGE AGENT

    All executed Letters of Transmittal should be directed to the Exchange Agent. State Street Bank and Trust Company has been appointed as Exchange Agent for the Exchange Offer. Questions, requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

    By Registered or Certified Mail:

    State Street Bank and Trust Company
    Corporate Trust Administration
    225 Asylum Street, 23rd Floor
    Hartford, Connecticut 06103

    By Overnight Courier:

    State Street Bank and Trust Company
    Corporate Trust Administration
    225 Asylum Street, 23rd Floor
    Hartford, Connecticut 06103

    By Hand:

    State Street Bank and Trust Company
    Corporate Trust Administration
    225 Asylum Street, 23rd Floor
    Hartford, Connecticut 06103

    By Facsimile:

    State Street Bank and Trust Company
    Corporate Trust Administration
    (860) 244-1889
    Confirm by Telephone:  (860) 244-1820

SOLICITATIONS OF TENDERS; FEES AND EXPENSES

    The expenses of soliciting acceptances to the Exchange Offer will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by officers and employees of the Company. The Company has not retained any dealer-manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. Other cash expenses to be incurred in connection with the Exchange Offer and to be paid by the Company include registration, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

    For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

TRANSFER TAXES

    Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct the Company to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                                USE OF PROCEEDS

    There will be no cash proceeds to the Company from the Exchange Offer.

     The net proceeds to the Company from the sale of the Old Notes (after deduction of discount, fees and other expenses associated with such sale) were approximately $127.8 million. Approximately $45.8 million of the net proceeds were used to repay short-term acquisition indebtedness incurred by the Company to pay the cash portion of the purchase price of the Enron Acquisition. This short-term indebtedness was repaid on April 2, 1998 and bore interest at the rate of 8% per annum. (The cash portion of the purchase price for the Enron Acquisition as provided in the purchase and sale agreement was $48.5 million, but was reduced to $45.8 million as a result of certain closing adjustments, including amounts of net production accrued to the seller's account since January 1, 1998, the effective date of the Enron Acquisition.) Approximately $22.5 million of the net proceeds were used to fund the Conoco Acquisition (the purchase price of the Conoco Acquisition as provided in the purchase and sale agreement was $23.3 million, but was reduced to $22.5 million as a result of similar closing adjustments). Approximately $39.0 million of the net proceeds were used to (i) repay indebtedness under a credit facility with Triassic Energy Partners, L.P. (the "T.E.P. Financing") incurred in connection with the acquisition by the Company in August 1996 of interests in approximately 21,000 developed and undeveloped acres in the Lobo Trend (the "Lobo Properties") for approximately $15.3 million net to the Company (the "1996 Lobo Acquisition") and
(ii) acquire a Net Profits Interest from an affiliate of Triassic Energy Partners, L.P. Interest on the borrowings under the T.E.P. Financing accrued at a weighted average stated interest rate of approximately 12.8% per annum as of March 27, 1998. On April 20, 1998, the Company entered into the Lobo Lease with Mobil effective as of January 1, 1998 covering Mobil's interest in 39,636 acres in the Lobo Trend. Partial consideration for the Lobo Lease is in the form of future deliveries of 4 Bcf of gas, commencing May 1, 1998 and terminating December 31, 1998. On April 23, 1998, the Company entered into a contract to secure delivery of this volume of gas for consideration of $9.98 million. The remainder of the net proceeds from the sale of the Old Notes will be used for general corporate purposes, including development, drilling and exploitation activities and property acquisitions. Although the Company is continually evaluating and pursuing potential property acquisitions, the Company has no material commitments, contracts, understandings or arrangements at the present time with respect to any particular acquisition. The allocation of the Company's net proceeds from the sale of the Old Notes, together with other available capital, for general corporate purposes, including development, drilling and exploitation activities and future property acquisitions, is discretionary and will depend upon future events that cannot be predicted, including the actual results and costs of future development and exploration drilling and other activities, the availability and cost of oil and natural gas properties meeting the Company's acquisition criteria and other matters beyond the control of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    Until the net proceeds from the sale of the Old Notes are utilized for purposes described above, they will be invested in interest-bearing bank accounts, U.S. government securities, other investment grade debt securities and other short-term, interest-bearing investments.

                                 CAPITALIZATION


    The following table sets forth the Company's capitalization as of March 31, 1998 on an historical basis and on a pro forma basis. This information should be read in conjunction with the Financial Statements of the Company and the Notes thereto, the Unaudited Pro Forma Financial Statements of the Company and the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.




                                                                                       AS OF MARCH 31, 1998
                                                                                  ------------------------------
                                                                                    ACTUAL        PRO FORMA(1)
                                                                                    ------        ------------
                                                                                         (IN THOUSANDS)
Current portion of long-term debt . . . . . . . . . . . . . . . . . . . . . . .     $ 7,326          $     --
                                                                                    =======          ========
Long-term debt
  T.E.P. Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $19,769          $     --
  Credit Facility . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          --                --
  Senior Notes due 2005 . . . . . . . . . . . . . . . . . . . . . . . . . . . .          --           132,636
                                                                                    -------          --------
          Total long-term debt  . . . . . . . . . . . . . . . . . . . . . . . .      19,769           132,636
                                                                                    -------          --------
Shareholders' deficit:
  Preferred stock, $0.10 par value; 50,000,000 shares authorized;
     no shares issued . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          --                --
                                                                                         --                --
  Common stock, $0.10 par value; 100,000,000 shares authorized;
     10,000 shares issued . . . . . . . . . . . . . . . . . . . . . . . . . . .           1                 1
  Additional paid-in capital  . . . . . . . . . . . . . . . . . . . . . . . . .         610               610
  Accumulated deficit . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (2,330)           (3,995)
                                                                                    -------          --------
          Total shareholder's deficit . . . . . . . . . . . . . . . . . . . . .      (1,719)           (3,384)
                                                                                    -------          --------
          Total capitalization  . . . . . . . . . . . . . . . . . . . . . . . .     $18,050          $129,252
                                                                                    =======          ========



-------------------


(1) Pro forma to reflect the sale of the Old Notes, the application of the net proceeds therefrom, the exchange of the Old Notes for New Notes, the Transactions and the Lobo Lease, as if such transactions had occurred on March 31, 1998.

             SELECTED HISTORICAL AND PRO FORMA FINANCIAL, OPERATING
                  AND OIL AND NATURAL GAS RESERVE INFORMATION


    The following tables set forth selected financial data (i) on an historical basis for and as of the end of each of the years in the five-year period ended December 31, 1997, and on a pro forma basis for the year ended December 31, 1997 and (ii) on an historical basis for the three month periods ended, and as of, March 31, 1997 and 1998, and on a pro forma basis for the three months ended, and as of, March 31, 1998. The historical financial data for the year ended, and as of, December 31, 1997 have been derived from the audited Financial Statements of the Company. The historical financial data for the three-month periods ended March 31, 1997 and 1998 are derived from unaudited Financial Statements of the Company but include all adjustments,consisting of normal recurring adjustments, that the Company considers necessary for a fair presentation of its financial position and results of operations for these periods. The results for the three months ended March 31, 1998 are not necessarily indicative of the results for the full year. The pro forma financial, operating and oil and natural gas reserve data are not necessarily indicative of the operating results or financial position that would have been achieved had the transactions to which they give pro forma effect been effective at the date or during the period presented or of the results that may be obtained in the future. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Financial Statements and the Notes thereto, the Statement of Revenues and Direct Operating Expenses and the Notes thereto for the Enron Properties, the Conoco Properties and the Lobo Properties and the Company's Unaudited Pro Forma Financial Statements and the Notes thereto included elsewhere in the Prospectus.




                                                                                                           THREE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                                  MARCH 31,
                                                       -----------------------                           -----------------------
                                                                                              PRO                          PRO
                                                                                             FORMA                        FORMA
                                      1993       1994       1995         1996      1997     1997(1)      1997    1998    1998(2)
                                      ----       ----       ----         ----      ----     -------      ----    ----    -------
                                                                    (IN THOUSANDS, EXCEPT FOR RATIOS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Oil and natural gas sales...      $  4,604   $  3,429   $  2,109     $  3,594    $ 9,139   $31,209    $ 1,850   $ 3,260   $ 7,155
  Gain on sale of oil and
     natural gas properties...         2,979        163        828          182         --        --         --        --        --
                                    --------   --------   --------     --------    -------   -------    -------   -------   -------
                                       7,583      3,592      2,937        3,776      9,139    31,209      1,850     3,260     7,155
                                    --------   --------   --------     --------    -------   -------    -------   -------   -------
Operating expenses:
  Production costs ...........         1,703      1,542      1,228        1,931      1,870     5,115        426       475     1,204
  Depreciation, depletion and
     amortization.............         1,261      1,308      1,272        1,180      3,889    10,597        986     1,349     2,255
  Exploration.................           148        690        850           46        333       333         28        --        --
  General and administrative..           750        735        763          424        980       980        159       261       261
                                    --------   --------   --------     --------     ------   -------    -------   -------   -------
                                       3,862      4,275      4,113        3,581      7,072    17,025      1,599     2,085     3,720
                                    --------   --------   --------     --------    -------   -------    -------   -------   -------
Operating income (loss)........        3,721       (683)    (1,176)         195      2,067    14,184        251     1,175     3,435
Interest expense and other,
  net..........................         (890)      (249)    (1,017)        (894)    (2,063)  (16,438)      (356)     (874)   (4,155)
Income (loss) from continuing
  operations before income
  taxes........................        2,831       (932)    (2,193)        (699)         4    (2,254)      (105)      301      (720)
Provision (benefit) for
  income taxes (10)............           49        (79)       (79)       1,780         11      (789)       (37)      105      (252)
                                    --------   --------   --------     --------    -------   -------    -------   -------   -------
Income (loss) from continuing
  operations...................        2,782       (853)    (2,114)      (2,479)        (7)   (1,465)       (68)      196      (468)
                                    --------   --------   --------     --------    -------   -------    -------   -------   -------
Discontinued operations........          (30)      (719)     2,087           --         --        --         --        --        --
                                    --------   --------   --------     --------    -------   -------    -------   -------   -------
          Net income (loss)....     $  2,752   $ (1,572)  $    (27)    $ (2,479)  $     (7)  $(1,465)   $   (68)  $   196   $  (468)
                                    ========   ========   ========     ========   ========   =======    =======   =======   =======
OTHER FINANCIAL DATA:
EBITDA(3)......................     $  2,151   $  1,152   $    118     $  1,239   $  6,289   $25,114    $ 1,265   $ 2,524   $ 5,690
Cash provided by (used in)
  operating activities.........          208       (835)    (2,339)         848      3,466        --        (66)    3,387        --
Cash provided by (used in)
  investing activities.........          726     (3,245)     1,291      (14,753)   (14,963)       --       (801)   (2,093)       --
Cash (used in) provided by
  financing activities.........       (2,629)     3,248      1,365       14,750     11,098        --        329    (1,419)       --
Ratio of earnings to fixed
  charges .....................          3.0x        (4)        (4)          (4)        (4)       (4)        (4)      1.2x       (4)
                                    ========   ========   ========     ========   ========   =======    =======   =======   =======
Pro Forma Ratios:
  Ratio of EBITDA to
    interest expense ..........          2.4x       4.6x       0.1x         1.4x       3.1x      1.5x       3.6x      2.9x      1.4x
  Ratio of total debt to
    EBITDA ....................          1.6x       5.9x      58.4x        13.5x       4.4x      5.3x      14.0x     28.9x     23.3x

                                                               AS OF DECEMBER 31,                    AS OF MARCH 31,
                                                               ------------------                    ---------------
                                                                                                              PRO FORMA
                                            1993       1994      1995        1996        1997        1998      1998(5)
                                            ----       ----      ----        ----        ----        ----      -------
                                                                  (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Current assets  . . . . . . . . . . . .   $  2,615   $ 1,611    $1,241      $ 4,375     $ 5,255   $   4,338   $  25,318
Oil and gas properties, net . . . . . .      7,834     9,176     7,890       16,208      28,011      74,596     118,096
Total assets  . . . . . . . . . . . . .     11,365    11,461     9,145       21,001      33,617      79,710     148,677
Long-term debt  . . . . . . . . . . . .      2,835     6,694     6,372       11,784      19,885      19,769     132,636
Shareholder's equity
  (deficit) . . . . . . . . . . . . . .      2,683     1,111       423       (1,908)     (1,915)     (1,719)     (3,384)
ACNTA(6)  . . . . . . . . . . . . . . .         --        --    19,426       59,532      44,133          --          --
Ratio of ACNTA to total debt  . . . . .         --        --       2.8x         3.6x        1.6x         --          --



                                                                             AS OF DECEMBER 31,
                                                                             ------------------
                                                                                                   PRO FORMA
                                                                  1995        1996       1997       1997(5)
                                                                  ----        ----       ----       -------
                                                                           (DOLLARS IN THOUSANDS)
 RESERVE DATA:(7)
 Proved reserves:
   Oil (MBbls) . . . . . . . . . . . . . . . . . . . . . . .      2,260         239         265       5,445
   Natural gas (Mmcf)  . . . . . . . . . . . . . . . . . . .      5,909      49,246      51,165     158,698
   Total proved reserves (Mmcfe) . . . . . . . . . . . . . .     19,469      50,678      52,754     191,368
   % Natural gas . . . . . . . . . . . . . . . . . . . . . .       30.4%       97.2%       97.0%       82.9%
   Proved developed reserves (Mmcfe) . . . . . . . . . . . .      6,761      17,398      23,585      56,682
   % Proved developed  . . . . . . . . . . . . . . . . . . .       34.7%       34.3%       44.7%       29.6%
 Estimated future net cash flows before income
   taxes . . . . . . . . . . . . . . . . . . . . . . . . . .    $27,808     $94,199     $78,245   $ 318,132
 PV-10 Value(8)  . . . . . . . . . . . . . . . . . . . . . .     18,511      60,727      51,487     203,204



                                                                                                            THREE MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31,                   MARCH 31,
                                                                       -----------------------              ------------------
                                                                                         PRO FORMA                         PRO FORMA
                                                                1995    1996      1997    1997(1)      1997       1998      1998(2)
                                                                ----    ----      ----    -------      ----       ----      -------
OPERATING DATA:(7)
Production:
  Oil (MBbls) . . . . . . . . . . . . . . . . . . . . . . .        79       37       21        209          4         12         53
  Natural gas (Mmcf)  . . . . . . . . . . . . . . . . . . .       430    1,324    3,685     11,676        725      1,487      3,106
  Natural gas equivalent (Mmcfe)  . . . . . . . . . . . . .       904    1,546    3,811     12,930        749      1,559      3,426
Average sales prices:(9)
  Oil, condensate and natural gas liquids (per
     Bbl) . . . . . . . . . . . . . . . . . . . . . . . . .    $17.65  $ 20.05   $18.95   $  13.42   $  21.16   $  14.23   $  10.91
  Natural gas (per Mcf) . . . . . . . . . . . . . . . . . .      1.67     2.15     2.33       2.42       2.44       2.07       2.12
  Natural gas equivalent (per Mcfe) . . . . . . . . . . . .      2.33     2.32     2.35       2.41       2.47       2.09       2.09
Unit economics (per Mcfe):
  Average sales price . . . . . . . . . . . . . . . . . . .    $ 2.33  $  2.32   $ 2.35   $   2.41   $   2.47   $   2.09   $   2.09
  Production expenses . . . . . . . . . . . . . . . . . . .     (1.36)   (1.25)   (0.49)     (0.40)     (0.57)     (0.30)     (0.35)
  General and administrative expenses . . . . . . . . . . .     (0.84)   (0.27)   (0.26)     (0.08)     (0.21)     (0.17)     (0.08)
                                                               ------  -------   ------   --------   --------   --------   --------
          Gross margin  . . . . . . . . . . . . . . . . . .    $ 0.13  $  0.80   $ 1.60   $   1.93   $   1.69   $   1.62   $   1.66
                                                               ======  =======   ======   ========   ========   ========   ========


------------

 (1) Pro forma to reflect the sale of the Old Notes, the application of the net proceeds therefrom, the exchange of the Old Notes for New Notes, the Transactions and the Lobo Lease, as if such transactions had occurred on January 1, 1997.


 (2) Pro forma to reflect the sale of the Old Notes, the application of the net proceeds therefrom, the exchange of the Old Notes for New Notes, the Transactions and the Lobo Lease, as if such transactions had occurred on January 1, 1998.



 (3) EBITDA is defined as earnings (excluding gain on sale of oil and natural gas properties) before interest expense, income taxes, depreciation, depletion and amortization and exploration expense. EBITDA is not a measure of cash flow as determined by GAAP. EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of a company's operating performance or liquidity. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of EBITDA. The Company's computation of EBITDA may not be comparable to other similarly titled measures of other companies. The Company believes that EBITDA is a widely followed measure of operating performance and may also be used by investors to measure the Company's ability to meet future debt service requirements, if any. This information should be read in conjunction with the Statement of Cash Flows contained in the Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.


 (4) Earnings were insufficient to cover fixed charges by (i) $1,150,000, $2,193,000, $916,000 and $570,000 for the historical years ended December 31, 1994, 1995, 1996 and 1997, respectively, and $2,828,000 for the pro forma year ended December 31, 1997 and (ii) $235,000 for the historical three month period ended March 31, 1997 and $802,000 for the pro forma three month period ended March 31, 1998. For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest and related expenses and an estimated portion of rentals representing interest costs.

 (5) Pro forma to reflect the sale of the Old Notes, the application of the net proceeds therefrom, the exchange of the Old Notes for New Notes, the Transactions and the Lobo Lease, as if such transactions had occurred on March 31, 1998, except for Reserve Data which is as of December 31, 1997.

 (6) ACNTA means Adjusted Consolidated Net Tangible Assets as defined in the Indenture. See "Description of Notes -- Certain Definitions."

 (7) The reserve and present value data as of December 31, 1996 and 1997 (historical and pro forma) have been prepared by Huddleston & Co., Inc., independent petroleum engineers to the Company. The reserve and present value data as of December 31, 1995 was prepared by Mohajir & Associates, Inc., independent petroleum engineers to the Company. See "Risk Factors -- Uncertainty of Estimates of Reserves and Future Net Reserves," and "Supplemental Information about Oil and Natural Gas Producing Activities (Unaudited)" following the Notes to the Financial Statements of the Company.

 (8) PV-10 Value represents the present value of estimated future net revenues before income tax discounted at 10% using prices in effect at the end of the respective periods presented and including the effects of hedging activities. In accordance with applicable requirements of the SEC, estimates of the Company's proved reserves and future net revenues are made using oil and natural gas sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation). The average prices used in calculating historical PV-10 Value as of December 31, 1997 were $15.91 per Bbl of oil and $2.42 per Mcf of natural gas, compared to average prices used as of December 31, 1996 of $23.86 per Bbl of oil and $2.76 per Mcf of natural gas. The average prices used in calculating the pro forma PV-10 Value as of December 31, 1997 were $13.71 per Bbl of oil and $2.46 per Mcf of natural gas. Average prices at April 30, 1998 were $12.34 per Bbl of oil and $2.38 per Mcf of natural gas.

 (9) Reflects the actual realized prices received by the Company, including the results of the Company's hedging activities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(10) Through June 30, 1996, the Company was taxed under the provisions of "Subchapter S" of the Internal Revenue Code. Accordingly, no provision for federal income taxes was recorded for periods ending prior to June 30, 1996.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis should be read in conjunction with "Selected Historical and Pro Forma Financial, Operating and Oil and Natural Gas Reserve Information," the Financial Statements of the Company and the Notes thereto and the Unaudited Pro Forma Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.

GENERAL

    The Company is an independent energy company engaged in the acquisition, exploitation and development of oil and natural gas properties, principally in the Lobo Trend of South Texas. The Company began operations in 1983 and, since its inception, has demonstrated growth in reserves and production as a result of acquisitions and successful drilling and development of its oil and natural gas properties. In August 1996, the Company acquired interests in approximately 21,000 developed and undeveloped acres in the Lobo Trend for approximately $15.3 million. In 1997, the Company participated in the drilling of 19 natural gas wells, completing 15 capable of commercial production (a success rate of 79%). In March and April 1998, the Company completed the Transactions. See "Business and Properties--The Transactions."

    The Company will continue to utilize its technical staff and technological advances to seek to increase its oil and natural gas reserves, production and cash flow from operations through a development program coupled with strategic property acquisitions. The Company has in-house exploration expertise using 3-D seismic technology to identify new drilling opportunities as well as for the development of acquired properties.

    Through the periods presented, the Company's results of operations reflect two tax structures (S corporations and C corporations) which have influenced, among other things, the historical levels of its owners' compensation. Effective July 1, 1996, the Company changed its tax filing status from an S corporation to a C corporation. Due to this change, the Company recognized a one-time charge of approximately $2.0 million to reflect deferred income taxes payable as of June 30, 1996.

    The Company utilizes the "successful efforts" method of accounting for its oil and natural gas activities as described in Note 1 of Notes to Financial Statements of the Company.

RESULTS OF OPERATIONS


    The following table summarizes production volumes, average sales prices and operating revenues for the Company's oil and natural gas operations for the years ended December 31, 1995, 1996 and 1997 and for the three month periods ended March 31,1997 and 1998:




                                                                                                                 THREE MONTHS
                                                                        YEAR ENDED DECEMBER 31                  ENDED MARCH 31
                                                                        ----------------------                  --------------
                                                                     1995         1996        1997            1997         1998
                                                                     ----         ----        ----            ----         ----
                                                                         (DOLLARS IN THOUSANDS,
                                                                          EXCEPT PER UNIT DATA)
Production volumes
  Oil and condensate (MBbls)  . . . . . . . . . . . . . . . .            79          37          21               4          12
  Natural gas (Mmcf)  . . . . . . . . . . . . . . . . . . . .           430       1,324       3,685             725       1,487
Average sales prices
  Oil and condensate (per Bbl)  . . . . . . . . . . . . . . .       $ 17.65     $ 20.05     $ 18.95         $ 21.16     $ 14.23
  Natural gas (per Mcf) . . . . . . . . . . . . . . . . . . .          1.67        2.15        2.33            2.44        2.07
Operating revenues
  Oil and condensate  . . . . . . . . . . . . . . . . . . . .       $ 1,394     $   742     $   565         $    84     $   176
  Natural gas(1)  . . . . . . . . . . . . . . . . . . . . . .           715       2,852       8,574           1,766       3,084
                                                                    -------     -------     -------         -------     -------
          Total . . . . . . . . . . . . . . . . . . . . . . .       $ 2,109     $ 3,594     $ 9,139         $ 1,850     $ 3,260
                                                                    =======     =======     =======         =======     =======



-------------


(1) Net of losses on hedging activities in 1996 and 1997 and for the first three months of 1998.



    COMPARISON OF THREE MONTH PERIODS ENDED MARCH 31, 1998 AND 1997

    Oil and natural gas revenues for the three months ended March 31, 1998 increased 76% to $3.26 million from $1.85 million for the three months ended March 31, 1997. Production volumes for natural gas for the first quarter ended March 31, 1998 increased 105% to 1,487 Mmcf from 725 Mmcf for the first quarter of 1997. Average natural gas prices decreased 15% to $2.07 per Mcf for 1998 from $2.44 per Mcf for 1997. The increase in natural gas production in 1998 was due to new wells resulting from the Company's 1997 drilling program and the increased production from certain existing wells due to the Company's 1997 workover program.



    Oil and natural gas production costs for the three months ended March 31, 1998 increased 12% to $475,000 from $426,000 for the three months ended March 31, 1997, primarily due to the increase in production. However, actual production costs per equivalent unit decreased to $.30 per Mcfe for the first quarter ended March 31, 1998 from $.57 per Mcfe for the first quarter ended March 31, 1997. The decrease on an equivalent basis was due to per unit reductions in workover costs, the increased production volumes during the first quarter of 1998 due to placing new wells on line and the Company's 1997 workover program.



    Depreciation, depletion and amortization ("DD&A") expense for the three months ended March 31, 1998 increased 37% to $1.35 million from $986,000 for the same period in 1997. The increase was due primarily to the increased production during the first quarter of 1998, but was proportionally less than the percentage increase in production volumes, due to the fact that a $238,000 impairment charge was taken in the first quarter of 1997, compared with no corresponding charge in 1998.



    General and administrative expense increased 64% due to the addition of several new employees and their related benefits, plus increases in legal and professional fees.



    Interest expense, net of capitalized interest, for the three months ended March 31, 1998 increased 141% to $890,000 from $370,000 for the same period in 1997. The increase was due to the higher levels of debt outstanding and higher prevailing interest rates on the debt outstanding under the T.E.P. Financing, during the first quarter of 1998 as compared to the first quarter of 1997.



    Income tax expense increased to $105,000 for the first three months of 1998, compared to an income tax benefit of ($37,000) for the first three months of 1997, resulting from the pre-tax income recognized in the first quarter of 1998 compared to the pre-tax net loss in 1997. The effective tax rate for both periods was 35%.



    Net income for the three months ended March 31, 1998 was $196,000 compared to a loss of $68,000 for the three months ended March 31, 1997, primarily as a result of the factors discussed above.


COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

    Oil and natural gas revenues for the year ended December 31, 1997 increased 153% to $9.1 million compared to $3.6 million for 1996. Production volumes for natural gas during the year ended December 31, 1997 increased 178% to 3,685 Mmcf from 1,324 Mmcf for 1996. Average gas prices increased 8.3% to $2.33 per Mcf for 1997 from $2.15 per Mcf for 1996. During April 1998, average natural gas prices were $2.20 per Mmbtu. The increase in natural gas production was due to the 1996 Lobo Acquisition and the Company's workover and drilling program with respect to the properties acquired and existing properties.

    Oil and natural gas production costs for the year ended December 31, 1997 decreased 3% to $1.87 million from $1.93 million for 1996 primarily due to the sale of the Company's Hull Field oil properties in August 1996 that historically had incurred much higher lease operating costs than the Company's average Lobo Trend natural gas wells. Accordingly, production costs per equivalent unit decreased to $0.49 per Mcfe for 1997 from $1.25 per Mcfe for 1996. The per unit cost decreased as a result of increased production of natural gas, which has lower per unit operating costs, and the Company's disposition in August 1996 of oil producing properties having higher operating costs.


    DD&A expense for the year ended December 31, 1997 increased 225% to $3.9 million from $1.2 million for the same period in 1996. This increase was due to the increased production during 1997.


    Exploration expense increased from $46,000 in 1996 to $333,000 in 1997, due primarily to the expiration of the terms of certain leases that had not been developed.

    General and administrative expense for the year ended December 31, 1997 increased 131% to $980,000 from $424,000 for 1996, primarily as a result of increases in the number of employees and related benefits, plus increased legal and professional fees.

    Interest expense, net of capitalized interest, for the year ended December 31, 1997 increased 127% to $2.1 million from $924,000 for 1996. This increase in interest expense was due to increased debt levels in the second half of 1996 and in 1997 resulting from funds borrowed to acquire and develop the Lobo Trend properties.

    The net loss for the year ended December 31, 1997 decreased to $7,000 from a net loss of $2.5 million for 1996, as a result of the factors described above and the $2.0 million income tax charge related to the Company's conversion from an S corporation to a C corporation in 1996.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

    Oil and natural gas revenues for 1996 increased 72% to $3.6 million from $2.1 million for 1995. Production volumes for natural gas for 1996 increased 208% to 1,324 Mmcf from 430 Mmcf for 1995. Average natural gas prices increased 29% to $2.15 per Mcf for 1996 from $1.67 per Mcf for 1995. The increase in oil and natural gas production was due to the 1996 Lobo Acquisition and the Company's subsequent workover and recompletion program with respect to the properties acquired.

    Oil and natural gas production costs for 1996 increased 58% to $1.9 million from $1.2 million for 1995. Oil and natural gas production costs increased due to increased production resulting from the 1996 Lobo Acquisition and the workover and recompletion program with respect to the properties acquired. Production costs per equivalent unit for 1996 decreased to $1.25 per Mcfe from $1.36 per Mcfe in 1995. The per unit cost decreased as a result of increased production of natural gas, which has lower per unit operating costs than oil producing properties.

    DD&A expense for 1996 decreased to $1.2 million from $1.3 million for 1995, primarily as a result of the disposition in July 1996 of oil producing properties having a high DD&A rate, which offset increased DD&A expense related to the Lobo Trend properties.

    Exploration expense decreased from $850,000 in 1995 to $46,000 in 1996 due to the Company's focus on development drilling in the Lobo Trend properties.

    General and administrative expense for 1996 decreased 44% to $424,000 from $763,000 for 1995 due primarily to staff and salary reductions which occurred in late 1995.

    Interest expense, net of capitalized interest, for 1996 decreased 15% to $924,000 from $1,084,000 for 1995. This decrease was primarily due to increased capitalized interest in 1996 related to development activity on the Lobo Trend properties.

    The provision for income taxes in 1996 of $1.8 million was composed primarily of the $2.0 million income tax charge related to the Company's conversion from an S corporation to a C corporation in 1996.

    The net loss for 1996 increased to $2.5 million from a loss of $27,000 for 1995 primarily as a result of the factors discussed above and as a result of the decrease in the gain on sale of oil and natural gas properties from 1995 to 1996 and implementation of SFAS 109 upon the Company's conversion from an S corporation to a C corporation in 1996.

LIQUIDITY AND CAPITAL RESOURCES


    First Quarter Liquidity Discussion. Cash flows (used in) provided by operating activities from the Company's operations were ($66,000) and $3.4 million for the three months ended March 31, 1997 and 1998, respectively. The increase in operating cash flows for the three months ended March 31, 1998 over the same period in 1997 was due to increased production, revenue and operating income as a result of the Company's 1997 drilling and workover programs. Cash flows from operating activities were negative for the first quarter of 1997 principally due to the Company's net loss for that quarter.



    Cash flows used in investing activities by the Company were $801,000 and $2.1 million for the three months ended March 31, 1997 and 1998, respectively, and almost exclusively applied to property additions through drilling and development activities. The increase for the three months ended March 31, 1998 over the same period in 1997 was due to the increased number of new wells drilled and completed. For the three months ended March 31, 1998, two new wells were drilled and three wells were completed; only one new well was drilled and one completed for the same period in 1997.



    Cash flows provided by (used in) financing activities were $329,000 and ($1.4 million) for the three months ended March 31, 1997 and 1998, respectively. The increase in the amount of cash flows used in financing activities during the first quarter of 1998 was due to higher amounts of principal repayments of indebtedness compared to amounts of borrowings under the T.E.P. Financing for the three months ended March 31, 1998; during the first quarter of 1997, the amounts of borrowings exceeded the amounts of repayments. Under the terms of the T.E.P. Credit Agreement, principal was payable as a percentage of net revenue. Accordingly, the principal repayments increased as a result of the increased revenues for the three months ended March 31, 1998 compared to the same period in 1997.



    Fiscal Years Liquidity Discussion. Cash flows (used in) provided by operating activities from the Company's operations were ($2.3) million, $848,000 and $3.5 million for the years ended December 31, 1995, 1996 and 1997, respectively. The increases in 1996 and 1997 were primarily attributable to increased production resulting from the 1996 Lobo Acquisition. Cash and working capital in 1998 are and are expected to be provided through internally generated cash flows, bank borrowings and debt or equity financing.


    Cash flows provided by (used in) investing activities by the Company were $1.3 million, $(14.8) million and ($15.0) million in 1995, 1996 and 1997, respectively. Property additions through acquisition, exploration and development activities were the primary reasons for the use of funds in investing activities. Partially offsetting these uses of funds were proceeds from sales of oil and natural gas properties and discontinued operations in 1996 and 1995. Cash flows used in investing activities by the Company for 1997 and 1996 resulted primarily from the acquisition and development of the Lobo Trend properties.

    Cash flows provided by the Company's financing activities were $1.4 million, $14.8 million and $11.1 million in 1995, 1996 and 1997, respectively. In 1996 and 1997, the positive cash flows from financing activities resulted from the funding under the T.E.P. Financing.


    General. The Company's primary sources of liquidity have historically been provided from funds generated by operations and from borrowings, including under the T.E.P. Financing. In April 1998, the Company completed the sale of $135.0 million original principal amount of Old Notes. Approximately $28.0 million of the net proceeds from the sale of the Old Notes was used to repay the indebtedness outstanding under the T.E.P. Financing. See "Use of Proceeds." During May 1998, the Company entered into the Credit Facility, as described below under "--Financing Arrangements."



    As of the date of this Prospectus, the Company has $135.0 million in outstanding senior indebtedness under the Old Notes due April 1, 2005 and no indebtedness outstanding under the Credit Facility. Under the Credit Facility, the principal balance outstanding will be due and payable on May 28, 2002. For a more comprehensive discussion of the Company's indebtedness, including a description of negative and financial covenants imposed on the Company, see "--Financing Arrangements" and "Description of the Notes--Certain Covenants."


    The Company's revenues, profitability, future growth and ability to borrow funds and obtain additional capital, and the carrying value of its properties, are substantially dependent on prevailing prices of oil and natural gas. It is impossible to predict future oil and natural gas price movements with certainty. Declines in prices received for oil and natural gas would have an adverse effect on the Company's financial condition, liquidity, ability to finance capital expenditures and results of operations. Lower prices would also impact the amount of reserves that can be produced economically by the Company.


    The Company has experienced and expects to continue to experience substantial working capital requirements primarily due to the Company's development program. Capital expenditures for 1998 are estimated to be approximately $24.0 million. Substantially all of the capital expenditures will be used to fund drilling activities, property acquisitions and 3-D seismic surveys in the Company's project areas. The Company's plan anticipates drilling 29 gross (25 net) wells in 1998. While the Company believes that the net proceeds from the sale of the Old Notes, cash flows from operations and borrowings under the Credit Facility should allow the Company to implement its present development drilling strategy, additional financing may be required in the future to fund the Company's further growth through acquisitions of additional properties. In the event such capital resources are not available to the Company, its property acquisitions would be curtailed. See "Risk Factors--Future Need for and Availability of Capital."


FINANCING ARRANGEMENTS

    In August 1996, the Company entered into the T.E.P. Financing, which provided for an aggregate term loan amount of $42.2 million, of which a maximum of $16.3 million was available for oil and natural gas property acquisitions and $25.9 million was available for development drilling, subject in each case to borrowing base limitations. The Company used approximately $28.0 million of the net proceeds from the sale of the Old Notes to repay all of the outstanding indebtedness under the T.E.P. Financing.

    Under the T.E.P. Financing, principal was due and payable based upon a percentage of the Company's gross revenues less operating expenses and allowable general and administrative expenses. At December 31, 1997, the Company had borrowed and repaid approximately $2.9 million under the T.E.P. Financing, and $28.4 million in borrowings were outstanding. Indebtedness under the T.E.P. Financing bore interest at various rates, depending upon total utilization of the facility and other factors. At March 27, 1998, a portion of the outstanding indebtedness under the T.E.P. Financing bore interest at the prime rate of Citibank, N.A. (the "Prime Rate") (which was 8.5%) plus 3%, a portion bore interest at the Prime Rate plus 7% and a portion bore interest at the lender's choice of the Prime Rate plus 4% or LIBOR (as defined) plus 6 1/2%. As of March 27, 1998, the weighted average stated interest rate of outstanding indebtedness under the T.E.P. Financing was 12.8%. The Company's obligations under the T.E.P. Financing were secured by all of the oil and natural gas properties of the Company, as well as the stock of the

Company. The T.E.P. Financing contained financial covenants, the most restrictive of which pertained to the payment of dividends, distributions to shareholders and the Company's working capital ratio. The T.E.P. Financing also contained administrative covenants.

    In addition, in August 1996 the Company granted Cambrian Capital Partners, L.P., an affiliate of the T.E.P. Financing lender ("Cambrian"), a 30% Net Profits Interest (as defined in the Net Profits Interest Conveyance dated August 12, 1996), net to the Company's interest, in all of the Company's properties, including those acquired in the 1996 Lobo Acquisition; however, no net profits payments were to be made to Cambrian under the terms of the Net Profits Interest until the earlier to occur of the payment in full of the T.E.P. Financing or August 12, 2001. After Cambrian received cash proceeds of $10.0 million under the Net Profits Interest Conveyance, the Net Profits Interest was to be reduced from 30% to 15%. As part of the T.E.P. Financing, the Company also granted to Cambrian a warrant to purchase up to 5% of the Company's common stock until August 12, 2001. The value assigned to the Net Profits Interest and warrant was recorded as a discount to the loan proceeds. The Company used approximately $11.0 million of the net proceeds from the sale of the Old Notes to acquire the Net Profits Interest. See "Use of Proceeds."


    In May 1998, the Company entered into the Credit Facility with Christiania Bank og KreditKasse ("Christiania") as lender and administrative agent, pursuant to the terms of that certain Credit Agreement between the Company and Christiania dated effective as of May 15, 1998 (the "Credit Agreement"). The Credit Facility provides for loans in an outstanding principal amount not to exceed $50.0 million at any one time, subject to a borrowing base to be determined semi-annually by the administrative agent (the initial borrowing base is $30.0 million), and the issuance of letters of credit in an outstanding face amount not to exceed $6.0 million at any one time with the face amount of all outstanding letters of credit reducing, dollar-for-dollar, the availability of loans under the Credit Facility. Under the Credit Facility, the principal balance outstanding will be due and payable on May 28, 2002, and each letter of credit shall be reimbursable by the Company when drawn, or if not then otherwise reimbursed, paid pursuant to a loan under the Credit Facility. Commencing on March 31, 1999, and continuing until its stated maturity, the maximum amount available for borrowings and letters of credit under the Credit Facility will not only be adjusted (increased or decreased, as applicable) by the semi-annual borrowing base determination, but also (i) decreased by quarterly mandatory reductions in the borrowing base (initially $2.3 million per quarter) and (ii) adjusted for sales of collateral having an aggregate value exceeding the lesser of $4.0 million per year or 5% of the Company's total proved reserve values.


    The interest rate for each borrowing under the Credit Facility will be calculated at either (i) the ABR rate (as described below), or (ii) the Eurodollar Rate (as described below) plus 1.75%, at the election of the Company. Interest on the borrowings under the Credit Facility will be due (i) with respect to loans bearing interest at the ABR rate, quarterly in arrears and at maturity, and (ii) with respect to loans bearing interest at the Eurodollar Rate, on the last day of each relevant interest period and, in the case of any interest period longer than three months, on a quarterly basis. The Company's obligations under the Credit Facility are secured by substantially all of the oil and natural gas assets of the Company, including accounts receivable and material contracts, equipment and gathering systems. The proceeds of the Credit Facility may be used to finance working capital needs and for general corporate purposes of the Company in the ordinary course of its business.

    Under the Credit Facility, "ABR" means the highest of (i) the interest rate announced publicly by Christiania as its prime rate in effect in its principal office in New York, (ii) the secondary market rate for three-month certificates of deposit (adjusted for statutory reserve requirements) plus 1% and (iii) the federal funds effective rate from time to time plus 0.5%. "Eurodollar Rate" means the rate (adjusted for statutory reserve requirements of eurocurrency liabilities) at which eurodollar deposits for one, two, three or six (or, if available and acceptable to the Credit Facility lenders, nine or twelve) months (as selected by the Company) are offered to Christiania in the Interbank eurodollar market.


    The Credit Agreement contains certain covenants by the Company, including
(i) limitations on additional indebtedness and on guaranties by the Company except as permitted under the Credit Agreement, (ii) limitations on additional investments except those permitted under the Credit Agreement and (iii) restrictions on dividends or distributions on or repurchases or redemptions of capital stock by the Company except for those involving repurchases of MHI capital stock which may not exceed $500,000 in any fiscal year. In addition, the Credit Agreement requires the Company to maintain and comply with certain financial covenants and ratios, including a minimum interest coverage ratio, a minimum current ratio and a covenant requiring that the Company's general and administrative expenses may not exceed 12.5% of the Company's gross revenues in any calendar year.



    As of May 31, 1998, the Company had no outstanding indebtedness under the Credit Facility (including outstanding letters of credit issued for its benefit).

CAPITAL EXPENDITURES AND OUTLOOK

    The following table sets forth the Company's capital expenditures for the three years ended December 31, 1997.

                                                                               YEAR ENDED DECEMBER 31
                                                                               ----------------------
                                                                             1995       1996        1997
                                                                             ----       ----        ----
                                                                                    (IN THOUSANDS)
Property acquisition:
  Unproved  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $    30      $ 2,929     $   355
  Proved  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        10        9,554       2,425
Exploration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       177           --          --
Development . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       632        2,757      12,074
Interest capitalized  . . . . . . . . . . . . . . . . . . . . . . . . .        --          217         574
                                                                          -------      -------     -------
          Total costs incurred  . . . . . . . . . . . . . . . . . . . .   $   849      $15,457     $15,428
                                                                          =======      =======     =======

    The Company has budgeted capital expenditures of approximately $24.0 million for 1998. Substantially all of the capital expenditures will be used to fund drilling activities, property acquisitions and 3-D seismic surveys in the Company's project areas. The Company intends to drill approximately 29 gross (25 net) wells in 1998. The actual amounts of capital expenditures and number of wells drilled may differ significantly from such estimates. See "Business and Properties -- The Transactions."


HEDGING ACTIVITIES



    In an effort to achieve more predictable cash flows and earnings and reduce the effects of the volatility of the price of oil and natural gas on the Company's operations, the Company has hedged in the past, and in the future expects to hedge oil and natural gas prices through the use of swap contracts and put options. While the use of these hedging arrangements limits the downside risk of adverse price movements, it also limits future gains from favorable movements. The Company accounts for these transactions as hedging activities and, accordingly, gains and losses are included in oil and natural gas revenues in the periods in which the related production occurs. The Company does not engage in hedging arrangements in which the production amounts are in excess of the Company's actual production.


    Although the Company's former hedging contracts in effect were terminated at the closing of the sale of the Old Notes, the Company has entered into additional hedging contracts. On April 7, 1998, the Company entered into a costless collar contract with a third party which provides for a floor price of $2.25 per Mmbtu and a ceiling price of $2.99 per Mmbtu. The collar hedges a monthly volume of 450,000 Mmbtu from May 1, 1998 through April 30, 1999. Any gas revenues over $2.99 per Mmbtu will be paid by the Company to the third party. Conversely, the third party agreed to pay the Company all revenues equal to the difference between $2.25 per Mmbtu and any price below $2.25 per Mmbtu; any gas revenues under $2.25 per Mmbtu will be paid to the Company. In addition, on April 7, 1998 in a separate transaction with a different third party, the Company purchased put options with a strike price of $2.25 per Mmbtu for approximately $230,000. The put options hedge a volume of 150,000 Mmbtu per month from May 1, 1998 to April 30, 1999. All prices are relative to a Houston Ship Channel Index.

    The annual average oil and natural gas prices received by the Company have fluctuated significantly over the past three years. The Company's weighted average natural gas price received per Mcf (including the effects of hedging transactions) was $1.67, $2.15 and $2.33 during the years ended December 31, 1995, 1996 and 1997, respectively. Hedging transactions resulted in a $0.24 and $0.32 reduction in the Company's weighted average natural gas price received per Mcf in 1996 and 1997, respectively.

    The following table sets forth the increase (decrease) in the Company's natural gas and oil revenues as a result of hedging transactions and the effects of hedging transactions on price per Mcf during the periods indicated.

                                                                              YEAR ENDED DECEMBER 31,
                                                                              -----------------------
                                                                             1995       1996        1997
                                                                             ----       ----        ----
Decrease in natural gas revenue (in thousands)  . . . . . . . . . . . .     $  --      $  (313)     (1,159)

Effect of hedging transactions on average gas sales price
  (per Mcf) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  --      $ (0.24)    $ (0.32)

NATURAL GAS BALANCING

    The Company incurs certain natural gas production volume imbalances in the ordinary course of business and utilizes the sale method to account for such imbalances. Under this method, income is recorded based on the Company's net revenue interest in production taken for delivery. Management does not believe that the Company had any material imbalances as of December 31, 1996 or 1997.

EFFECTS OF INFLATION AND CHANGES IN PRICE

    The Company's results of operations and cash flows are affected by changes in oil and natural gas prices. If the price of oil and natural gas increases (decreases), there could be a corresponding increase (decrease) in the operating cost that the Company is required to bear for operations, as well as an increase (decrease) in revenues. Inflation has had only a minimal effect on the Company.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


    In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, Reporting Comprehensive Income, which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general- purpose financial statements. It requires (a) classification of items of other comprehensive income by their nature in a financial statement and (b) display of the accumulated balance of other comprehensive income separate from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The adoption of SFAS No. 130 did not have a material effect on the Company's financial position, results of operations or cash flows.



    In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, but retains the requirement to report information regarding major customers. The Company plans to adopt SFAS No. 131 for the year ended December 31, 1998 and, because the Company operated in only one segment, does not expect the adoption thereof to have a material effect on the Company's financial statement disclosures.



    In March 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which is effective for fiscal years beginning after December 15, 1997. SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefits obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87, Employers' Accounting for Pensions, and No. 88, Employers' Accounting for Settlements and Curtailments of Deferred Benefit Pension Plans and for Termination Benefits, were issued. Because the Company does not currently have pension or other postretirement benefits, management does not expect the adoption of SFAS No. 132 to have a material affect on the Company's financial statement disclosures.



    In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It also requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those items at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. As discussed in Note 5 to the Financial Statements, the Company has historically hedged a portion of its future gas production using gas swap contracts. These contracts are a hedge of the Company's exposure to the variability of future cash flows due to potential decreases in gas prices. For a derivative designated as hedging the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge), the effective portion of the derivative gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. The extent of the impact of adopting SFAS No. 133 on the Company's financial position, results of operations, or cash flows will be a function of the open derivative contracts at the date of adoption. If the Company had adopted SFAS No. 133 as of March 31, 1998, the Company would have recorded an unrealized loss of approximately $1.2 million (net of tax) as a component of other comprehensive income.

                            BUSINESS AND PROPERTIES

OVERVIEW

    The Company is engaged in the acquisition, exploitation and development of oil and natural gas properties, principally in the Lobo Trend. The Company has significantly expanded its production and reserve base in recent years through development drilling and exploitation activities and by acquiring producing and undeveloped properties. On March 31 and April 2, 1998, the Company closed the Transactions, pursuant to which the Company acquired interests in 170 gross (98 net) wells covering approximately 46,900 gross acres and proved reserves of 96 Bcfe as of December 31, 1997. On April 20, 1998, the Company entered into the Lobo Lease, pursuant to which the Company acquired leasehold interests in undeveloped acreage covering approximately 39,636 gross acres in the Lobo
Trend, adding 43 Bcfe of net proved undeveloped reserves as of December 31, 1997. The interests in properties acquired included acreage that is geographically close and geologically similar to the Company's other properties. The Company believes that these acquired properties together with its previously existing properties have substantial development drilling and exploitation potential. The Company has initially identified approximately 160 drilling locations that are expected to be drilled over the next several years. The Company used approximately $68.3 million of the net proceeds from the sale of the Old Notes in connection with the closing of the Transactions, including the repayment of short-term acquisition indebtedness incurred in connection with the closing of the Enron Acquisition. At December 31, 1997, on a pro forma basis, the Company owned interests in 280 gross (159 net) wells, approximately 95% of which were operated by the Company, and had proved reserves totaling 191 Bcfe, with a PV-10 Value of $203 million.

    The Lobo Trend, which is located in Webb and Zapata counties in South Texas, covers in excess of one million gross acres and contains multi-pay reservoirs of oil and natural gas. Since 1991, Webb and Zapata counties collectively have constituted one of the largest onshore natural gas producing regions in the United States. Although over 3,500 wells have been drilled and cumulative production from the Lobo Trend since its discovery in 1973 exceeds
6.3 trillion cubic feet of natural gas equivalents, the Lobo Trend is believed to be only partially exploited, with existing wells producing from only approximately 125,000 acres. The primary geologic target in the Lobo Trend is the Lobo sand series of the lower Wilcox formation, which contains three primary objectives. Two secondary objectives also exist, one above the three Lobo sands and one below. The Company believes that the existence of these multi-pay reservoirs reduces drilling risk and enhances the profitability of invested capital.

    The Company began its operations in 1983 and focused on developing prospects in South Texas. Since the early 1990s, the Company has become an increasingly active participant in lower risk development drilling in the Lobo Trend, and in 1996 the Company acquired interests in approximately 21,000 developed and undeveloped acres in the Lobo Trend. The Company uses 3-D seismic imaging and other advanced exploration technologies in the development and exploitation of its properties. As of December 31, 1997, on a pro forma basis, 3-D seismic data had been obtained over approximately 90% of the Company's properties. Based upon the Company's interpretation of 3-D seismic data and wells drilled in the area, the Company has initially identified, on a pro forma basis, approximately 160 drilling locations on its properties, 90 of which are in the Company's proved undeveloped reserve base. During 1998, the Company intends to drill approximately 29 gross (25 net) wells and has allocated approximately $23.3 million of its capital expenditure budget for this purpose. All of the Company's drilling prospects for 1998, on a pro forma basis, were identified through the use of 3-D seismic data.

    The principal executive offices of the Company are located at 13101 Northwest Freeway, Suite 320, Houston, Texas 77040, and its telephone number is
(713) 895-0909.

                               BUSINESS STRATEGY

    Key elements of the Company's business strategy include the following:

    CONTINUE EXPLOITATION AND DEVELOPMENT PROGRAM. The Company intends to further develop and exploit its properties, including the interests in the properties acquired in the Transactions and subject to the Lobo Lease, which, in the aggregate, currently include approximately 160 identified drilling locations. The Company's development and exploitation program is focused on lower-risk development drilling opportunities that increase production levels and proved reserves quantities while minimizing the level of drilling risk. The Company's strategy in identifying prospective drilling locations is founded on rigorous analysis of 3-D seismic data which the Company has acquired on over 90% of its acreage on a pro forma basis. All of the locations scheduled to be drilled in 1998 were identified through the interpretation of 3-D seismic data.

    TECHNICAL EXPERTISE. Members of the senior management team have participated in the drilling of over 600 wells in South Texas which, collectively, have produced over one trillion cubic feet of natural gas equivalents. Each member of senior management has over 18 years of industry experience, and two of the three members of senior management have worked together for over ten years. The Company believes that its drilling success is a direct result of the technical knowledge and experience of its geoscience staff in effective interpretation of well log data and mapping of the subsurface geology.

    OPERATIONAL CONTROL. The Company seeks to operate the wells in which it owns an interest whenever possible. The Company believes that control over operations allows it to more effectively control the costs, scope and timing of drilling and other field operations. Alternatively, when this is not possible, the Company attempts to only own interests in wells where it has a high degree of confidence in the operator and because of its percentage ownership can assert substantial influence with the operator. At December 31, 1997, on a pro forma basis, the Company owned interests in 280 gross (159 net) wells, approximately 95% of which were operated by the Company.

    PURSUE FOCUSED PROPERTY ACQUISITION PROGRAM. The Company seeks to acquire producing properties and undeveloped acreage where it has identified geologically complex multi-pay subsurface environments that are well suited to the application of 3-D seismic technology. The Company believes that its technical expertise and historical experience with such properties allows it to identify opportunities for lower-risk development drilling and exploitation activities. Given the Company's historic and current scope of operations in South Texas and its belief that attractive acquisition opportunities will continue to become available in this area, it will focus its acquisition efforts primarily in the Lobo Trend and other areas in South Texas. The Company generally approaches the owners of target properties and attempts to negotiate terms privately, although the Company will examine and bid on properties being offered to a broader group of buyers.

    CAPITALIZE ON LOCAL RELATIONSHIPS. The Company's 15-year presence in South Texas has resulted in numerous favorable relationships with local landowners and their representatives. South Texas is characterized by large blocks of privately held land which has been controlled by a small number of families for generations. Lease blocks generally come in packages of between 5,000 and 50,000 acres. The Company believes that its favorable relationships with these local landowners is a key advantage in its ability to access additional undeveloped acreage acquisition opportunities. The Company intends to sustain and expand these relationships in the area.

HISTORY OF THE COMPANY

    The Company began operations in 1983, focused on the development of drilling prospects in South Texas, including prospects in the Lobo Trend. The Company typically served as operator and retained a small working interest in its prospects financing its net drilling costs through the sale of a majority of a prospect's working interests to an industry participant. After the development of a property, the Company typically sold its interest and reinvested the capital in new prospects.

    To expand its operations, the Company entered into its first credit facility in 1991. This financing allowed the Company to make several acquisitions in South Texas outside of the Lobo Trend. All of these acquired properties were developed and sold within four years. From 1992 to 1996, the Company continued to acquire and dispose of properties in the Lobo Trend and other areas of South Texas. This credit facility was retired in 1996.

    In 1995, the Company completed the sale of its non-Lobo Trend oil and natural gas properties. In August 1996, the Company completed the 1996 Lobo Acquisition, expanding its scope of operations in the Lobo Trend and increasing its proved reserve base. The 1996 Lobo Acquisition resulted in a multi-year inventory of drilling opportunities and also provided the Company with increased working interests in its existing properties. The Company refinanced existing indebtedness and funded the 1996 Lobo Acquisition with the proceeds from the T.E.P.

Financing. In March and April 1998, the Company repaid the indebtedness under the T.E.P. Financing and completed the Transactions.

THE TRANSACTIONS

    To implement the Company's business strategy, the Company completed the Transactions concurrently with or prior to the closing of the sale of the Old Notes. The interests acquired in the Transactions have added properties having approximately 108 initially identified development locations. In addition, the Transactions are expected to add approximately 96 Bcfe of estimated net proved reserves, as of December 31, 1997. The Company believes that it has opportunities to improve production from these properties through additional development, drilling, reconfiguration of operations and reduction of operating and administrative costs.

    ENRON ACQUISITION. On February 5, 1998, the Company entered into a Purchase and Sale Agreement with Enron. The Enron Acquisition was consummated on March 31, 1998. Pursuant to the Purchase and Sale Agreement, Enron conveyed to the Company (i) interests in certain oil and natural gas leases covering approximately 7,500 gross acres in Hidalgo County and Zapata County, Texas,
(ii) certain interests in leases covering approximately 37,500 gross acres located in Webb County, Texas (the "Ranch Lands") covering the interval from the surface of the ground down to 100 feet below the stratigraphic equivalent of the base of the Lobo 6 sand, (iii) all of Enron's interests in and to a 2.67% non- participating term royalty interest in and to the Ranch Lands limited in depth to the interval covered by the lease granted on the Ranch Lands and terminating simultaneously with that portion of the lease granted on the Ranch Lands and (iv) all seismic data owned by Enron covering the properties described in (i) and (ii) above.

    The purchase price set forth in the Purchase and Sale Agreement for the Enron Acquisition was $48.5 million, subject to closing and post-closing adjustments, and the conveyance by the Company to Enron of all of the Company's interests in certain oil and natural gas properties in Webb County, Texas. The actual dollar portion of the purchase price paid at closing was $45.8 million, reflecting closing adjustments, including net production accruing to Enron's account since January 1, 1998; this amount is subject to further post-closing adjustments. The dollar portion of the purchase price was paid in the form of a promissory note issued by the Company in the original principal amount of $45.8 million (which amount reflected the closing adjustments) and bore interest at the rate of 8% per annum. This promissory note matured on April 2, 1998, the closing date of the sale of the Old Notes and the Conoco Acquisition, and the Company used a portion of the net proceeds from the sale of the Old Notes to repay this short-term acquisition indebtedness. See "Use of Proceeds." In addition, the Company granted to Enron a non-exclusive license to use the seismic data it conveyed to the Company.

    Pursuant to the Purchase and Sale Agreement, the Company acquired the properties on an "as is" basis. The Purchase and Sale Agreement also provided for limited environmental indemnities. In general, Enron must indemnify the Company for environmental conditions exceeding $50,000, provided that the Company notifies Enron of such condition within 180 days following the closing. The Company must indemnify Enron for all other environmental liabilities incurred by Enron, including claims arising in whole or in part from the sole or concurrent negligence or gross negligence of Enron.

    CONOCO ACQUISITION. On February 20, 1998, the Company entered into a Purchase and Sale Agreement with Conoco. The Conoco Acquisition was consummated on April 2, 1998. Pursuant to the Purchase and Sale Agreement, Conoco conveyed to the Company a leasehold interest in all of Conoco's interests in approximately 39,000 gross acres located in Webb County, Texas covering the interval from the surface of the ground down to 100 feet below the stratigraphic equivalent of the base of the Lobo 6 sand. As consideration for the rights and property conveyed by Conoco as described above, the Company paid at closing $22.5 million, which reflected certain closing adjustment provisions similar to those provided for in the Enron Acquisition Purchase and Sale Agreement. The Company used a portion of the net proceeds from the sale of the Old Notes to pay the purchase price of the Conoco Acquisition. See "Use of Proceeds."

    Pursuant to the Purchase and Sale Agreement, the Company acquired the properties on an "as is" basis. The Purchase and Sale Agreement also provided for limited environmental indemnities. In general, Conoco must indemnify the Company for any environmental condition exceeding $50,000 of which the Company became aware after the closing, provided that the Company notifies Conoco of such condition within 180 days following the closing. The Company must indemnify Conoco for all other environmental liabilities incurred by Conoco, including claims arising in whole or in part from the sole or concurrent negligence, gross negligence or strict liability of Conoco.

LOBO LEASE TRANSACTION

    By agreement dated April 20, 1998, the Company acquired from Mobil certain leasehold interests in undeveloped acreage in the Lobo Trend in Webb County, Texas (the "Lobo Lease"). Under this agreement, Mobil assigned to the Company its interests in two existing leases and granted by lease interests in additional undeveloped acreage pursuant to an oil and gas lease having a primary term of seven years. The lease, which has an effective date of January 1, 1998, covers 39,636 gross acres and covers the interval from the surface of the ground down to 100 feet below the stratigraphic equivalent of the base of the Lobo 6 Sand. Excluded from the lease grant are existing productive wells and certain drilling units on the subject properties. The lease contains provisions obligating the Company to indemnify Mobil for certain liabilities incurred by Mobil as a result of the Company's operations on the Lobo Lease properties, including liabilities for violations of environmental laws.

    The Company and Mobil also agreed that effective May 1, 1998, Michael would be appointed operator with respect to the properties covered by the Lobo Lease pursuant to a joint operating agreement between them. In order to ensure an orderly transition of the operator's duties, the Company and Mobil entered into a transition services agreement, whereby Mobil would continue certain accounting, administrative and regulatory operations with respect to Lobo Lease production and operations through August 31, 1998; for these services, the Company agreed to pay Mobil $25,000.

    As part of the consideration for the Lobo Lease and related matters, the Company agreed to make future deliveries to Mobil of 4.0 Bcf of natural gas. On April 23, 1998, the Company entered into a contract to secure delivery of this volume of natural gas from a third party for consideration of $9.98 million.

    The interests acquired under the Lobo Lease are estimated to contain net proved undeveloped reserves of 43 Bcfe of natural gas as of December 31, 1997. The Lobo Lease transaction increases to 100% the Company's working interest in an estimated 93 development locations that have been identified to date. The Company believes that it has opportunities to improve production and cash flows from the properties subject to the Lobo lease through additional drilling.

PRINCIPAL OIL AND NATURAL GAS PROPERTIES

    The Company owns interests in developed and undeveloped properties in South Texas, primarily in the Lobo Trend and undeveloped acreage in South Texas. At December 31, 1997, on a pro forma basis, the Company held 78,361 gross (66,093 net) acres in the Lobo Trend area. On a pro forma basis, the Company had drilled wells on approximately 26% of its total net acreage, as of December 31, 1997. The Company's Lobo Trend properties represented substantially all of its reserves and PV-10 Value, as of December 31, 1997, on a pro forma basis. The Company owns working interests ranging from 10% to 100% in its Lobo Trend properties and is the operator of over 95% of the wells in which it has an interest.

    The Lobo Trend in Webb and Zapata Counties in South Texas is one of the largest natural gas producing regions in the United States and, at December 31, 1997, approximately 22 drilling rigs were active in the Lobo Trend for over nine oil and natural gas companies. The primary geologic target in the Lobo Trend is the Lobo sand series of the Lower Wilcox formation, which contains multiple pay sands over an extensive interval that can be as large as 800 feet in some areas of the Lobo Trend. The primary objectives in the Lobo Trend are the Lobo 1 and Lobo 6 sands. Other pay sands exist at shallower and deeper horizons in certain areas of the trend. Extensive faulting has trapped hydrocarbons in the Lobo Trend producing horizons and has created a complex geological environment. Until recently, 2-D seismic and subsurface well control were the primary means for developing the field. The introduction of 3-D seismic to the area in the early 1990s has improved drilling success rates, and the Company has similarly experienced an overall increase in its drilling success rates in the Lobo Trend as technology has evolved.




    The Company's Lobo Trend production is from reservoirs at depths between 6,000 to 14,000 feet. Most of the production horizons are of low permeability and must be fracture stimulated to improve rates of production. As a result, a typical well has a high initial production rate which declines rapidly and is followed by a long period of production at a lower rate with a gradual decline.

OIL AND NATURAL GAS RESERVES

    The following table sets forth estimated net proved natural gas and oil and condensate reserves of the Company and the present value of estimated future net cash flows related to such reserves as of December 31, 1996, December 31, 1997, and on a pro forma basis as of December 31, 1997. The reserve data and present values presented have been estimated by Huddleston. For further information concerning the present value of future net revenue from these proved reserves, see Note 15 of Notes to Financial Statements of the Company. See also "Risk Factors--Uncertainty of Estimates of Reserves and Future Net Revenues."

                                                                               AS OF DECEMBER 31,
                                                                               ------------------
                                                                                               PRO FORMA
                                                                          1996        1997      1997(2)
                                                                          ----        ----     ---------
Estimated proved reserves:
  Oil and condensate (MBbls)  . . . . . . . . . . . . . . . . . . . .       239        265        5,445
  Natural gas (Mmcf)  . . . . . . . . . . . . . . . . . . . . . . . .    49,246     51,165      158,698
  Natural gas equivalents (Mmcfe) . . . . . . . . . . . . . . . . . .    50,678     52,754      191,368
Proved developed reserves as a percentage of proved reserves  . . . .        34%        45%        29.6%
PV-10 Value (dollars in thousands)(1) . . . . . . . . . . . . . . . .   $60,727    $51,487     $203,204

-------------


(1) PV-10 Value represents the present value of estimated future net revenues before income tax discounted at 10% using prices in effect at the end of the respective periods presented and including the effects of hedging activities. In accordance with applicable requirements of the SEC, estimates of the Company's proved reserves and future net revenues are made using oil and natural gas sales prices estimated to be in effect as of the date of such reserve estimates and are held constant throughout the life of the properties (except to the extent a contract specifically provides for escalation). The average prices used in calculating historical PV-10 Value as of December 31, 1997 were $15.91 per Bbl of oil and $2.42 per Mcf of natural gas, compared to average prices used as of December 31, 1996 of $23.86 per Bbl of oil and $2.76 per Mcf of natural gas. The average prices used in calculating the pro forma PV-10 Value as of December 31, 1997 were $13.71 per Bbl of oil and $2.46 per Mcf of natural gas. Average prices at April 30, 1998 were $12.34 per Bbl of oil and $2.38 per Mcf of natural gas.


(2) Pro forma to reflect the sale of the Old Notes, the application of the net proceeds therefrom, the exchange of the Old Notes for New Notes, the Transactions and the Lobo Lease, as if such transactions had occurred on December 31, 1997.

    There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. The reserve data set forth herein represents estimates only. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner, and the accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. As a result, estimates made by different engineers often vary. In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates, and such revisions may be material. Accordingly, reserve estimates are generally different from the quantities of oil and natural gas that are ultimately recovered. Furthermore, the estimated future net revenues from proved reserves and the present value thereof are based upon certain assumptions, including future prices, production levels and costs, that may not prove correct. See "Risk Factors--Uncertainties of Estimates of Reserves and Future Net Revenues."

    No estimates of proved reserves comparable to those included herein have been included in reports to any federal agency.

Production, Prices and Expenses


    The following table presents certain information with respect to oil and natural gas production, prices and expenses attributable to oil and natural gas property interests owned by the Company (i) for the years ended December 31, 1995, 1996 and 1997 and on a pro forma basis for the year ended December 31, 1997, and (ii) for the three months ended March 31, 1997 and 1998 and on a pro forma basis for the three months ended March 31, 1998.

                                                                        YEAR ENDED DECEMBER 31,
                                                                        -----------------------
                                                                                                     PRO FORMA
                                                                  1995         1996       1997        1997(1)
                                                                  ----         ----       ----       ---------
PRODUCTION VOLUMES:
  Oil and condensate (MBbls)  . . . . . . . . . . . . . . .          79          37           21          209
  Natural gas (Mmcf)  . . . . . . . . . . . . . . . . . . .         430       1,324        3,685       11,676
          Total (Mmcfe) . . . . . . . . . . . . . . . . . .         904       1,546        3,811       12,930
AVERAGE REALIZED PRICES:
  Oil, condensate and natural gas liquids (per Bbl) . . . .     $ 17.65     $ 20.05      $ 18.95     $  13.42
  Natural gas (per Mcf) . . . . . . . . . . . . . . . . . .        1.67        2.15         2.33         2.42
  Natural gas equivalents (per Mcfe)  . . . . . . . . . . .        2.33        2.32(3)      2.35(3)      2.41(3)
EXPENSES (PER MCFE):
  Production costs  . . . . . . . . . . . . . . . . . . . .        1.36        1.25         0.49         0.40
  Depreciation, depletion and amortization  . . . . . . . .        1.41        0.76         1.02         0.82
  General and administrative, net . . . . . . . . . . . . .        0.84        0.27         0.26         0.08



                                                                        THREE MONTHS ENDED MARCH 31,
                                                                        ----------------------------
                                                                                           PRO FORMA
                                                                  1997         1998        1998(2)
                                                                  ----         ----        --------
PRODUCTION VOLUMES:
  Oil and condensate (MBbls)  . . . . . . . . . . . . . . .          4            12             53
  Natural gas (Mmcf)  . . . . . . . . . . . . . . . . . . .        725         1,487          3,108
          Total (Mmcfe) . . . . . . . . . . . . . . . . . .        749         1,559          3,426
AVERAGE REALIZED PRICES:
  Oil, condensate and natural gas liquids (per Bbl) . . . .      21.16         14.23          10.91
  Natural gas (per Mcf) . . . . . . . . . . . . . . . . . .       2.44          2.07           2.12
  Natural gas equivalents (per Mcfe)  . . . . . . . . . . .       2.47          2.09           2.09
EXPENSES (PER MCFE):
  Production costs  . . . . . . . . . . . . . . . . . . . .       2.47          2.09           2.09
  Depreciation, depletion and amortization  . . . . . . . .      (0.57)        (0.30)         (0.35)
  General and administrative, net . . . . . . . . . . . . .      (0.21)        (0.17)         (0.08)
                                                                  ----          ----           ----
               Gross Margin . . . . . . . . . . . . . . . .       1.69          1.62           1.66
                                                                  ====          ====           ====







-------------

(1) Pro forma to reflect the sale of the Old Notes, the application of the net proceeds therefrom, the exchange of the Old Notes for New Notes, the Transactions and the Lobo Lease, as if such transactions had occurred on January 1, 1997.


(2) Pro forma to reflect the sale of the Old Notes, the application of the net proceeds therefrom, the exchange of the Old Notes for New Notes, the Transactions and the Lobo Lease, as if such transactions had occurred on January 1, 1998.



(3) Includes effects of hedging transactions.


Productive Wells


    The following table sets forth the number of productive wells in which the Company owned an interest as of March 31, 1998 on a historical and pro forma basis:



                                                                 ACTUAL     ACTUAL    PRO FORMA   PRO FORMA
                                                              GROSS WELLS  NET WELLS GROSS WELLS  NET WELLS
                                                              -----------  --------- -----------  ---------
Oil . . . . . . . . . . . . . . . . . . . . . . . . . . . .        --         --          --          --
Natural gas . . . . . . . . . . . . . . . . . . . . . . . .        78         43         282         160
                                                                   --         --         ---         ---
          Total . . . . . . . . . . . . . . . . . . . . . .        78         43         282         160
                                                                   ==         ==         ===         ===


    Productive wells consist of producing wells and wells capable of production, including natural gas wells awaiting pipeline connection and oil wells awaiting connection to production facilities. Wells that are completed in more than one producing horizon are counted as one well.

Acreage


    The following table sets forth the Company's developed and undeveloped gross and net leasehold acreage as of March 31, 1998 and on a pro forma basis as of March 31, 1998.



                                        ACTUAL                                                    PRO FORMA
                -------------------------------------------------------      ----------------------------------------------------
                   DEVELOPED          UNDEVELOPED            TOTAL              DEVELOPED      UNDEVELOPED              TOTAL
                   ---------          -----------            -----              ---------      -----------              -----
                GROSS      NET      GROSS      NET      GROSS      NET        GROSS     NET    GROSS     NET       GROSS      NET
                -----      ---      -----      ---      -----      ---        -----     ---    -----     ---       -----      ---
Lobo Trend. .  20,676    11,554     8,206     5,516    28,882    17,070       18,529   13,338  57,987  48,910     74,516    62,248
Other . . . .     640       640        --        --       640       640        3,845    3,845      --      --      3,845     3,845
                  ---       ---        --        --       ---       ---       ------   ------  ------  ------      -----     -----


Total . . . .  21,316    12,194     8,206     5,516    29,522    17,710       20,374   17,183  57,987  48,910     78,361    66,093
               ======    ======     =====     =====    ======    ======       ======   ======  ======  ======     ======    ======

    Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas, regardless of whether or not such acreage contains proved reserves. A gross acre is an acre in which an interest is owned. A net acre is deemed to exist when the sum of fractional ownership interests in gross acres equals one. The number of net acres is the sum of the fractional interests owned in gross acres expressed as whole numbers and fractions thereof.

Drilling Activities


    The table below sets forth the drilling activity of the Company on its properties for the years ended December 31, 1995, 1996 and 1997, and for the three months ended March 31, 1998, on a historical basis.



                                                                                                THREE MONTHS
                                                        YEAR ENDED DECEMBER 31,                ENDED MARCH 31,
                                                        -----------------------                ---------------
                                               1995              1996              1997             1998
                                               ----              ----              ----             ----
                                          GROSS    NET     GROSS      NET     GROSS     NET     GROSS    NET
                                          -----    ---     -----      ---     -----     ---     -----    ---
Development wells:

  Productive  . . . . . . . . . . . . .     2      0.9        2       1.2       15       9.2      2      1.3
  Non-productive  . . . . . . . . . . .    --       --       --        --        4       2.5     --       --
                                         ----     ----     ----      ----     ----      ----   ----     ----
          Total . . . . . . . . . . . .     2      0.9        2       1.2       19      11.7      2      1.3
                                         ====     ====     ====      ====     ====      ====   ====     ====
Exploratory wells:
  Productive  . . . . . . . . . . . . .    --       --       --        --       --        --     --       --
  Non-productive  . . . . . . . . . . .    --       --       --        --       --        --     --       --
                                         ----     ----     ----      ----     ----      ----   ----     ----

          Total . . . . . . . . . . . .    --       --       --        --       --        --     --       --
               Total development and
                 exploratory  . . . . .     2      0.9        2       1.2       19      11.7      2      1.3
                                         ====     ====     ====      ====     ====      ====   ====     ====



    The information contained in the foregoing table should not be considered indicative of future performance, nor should it be assumed that there is any correlation between the number of productive wells drilled and the oil and natural gas reserves generated therefrom.



     From April 1, 1998 through June 26, 1998, the Company participated in drilling activities on a total of 8 gross (5.34 net) wells, four of which have been completed as commercial producers, three of which are currently being drilled and one of which was a dry hole.


Oil and Natural Gas Marketing and Transportation

    The revenues generated by the Company's operations are highly dependent upon the prices of and demand for oil and natural gas. The price received by the Company for its oil and natural gas production depends on numerous factors beyond the Company's control. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. Prices for oil and natural gas are subject to wide fluctuation in response to relatively minor changes in the supply and demand for oil and natural gas, market uncertainty and a variety of additional factors. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in the Middle East, the actions of the Organization of Petroleum Exporting Countries, the foreign supply of oil and natural gas and overall economic conditions. It is impossible to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices may adversely affect the Company's financial condition, liquidity and results of operations. See "Risk Factors--Volatility of Natural Gas and Oil Prices" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     The Company currently markets all of its natural gas through Upstream Energy Services, L.L.C. ("Upstream") pursuant to the general terms and agreement effective as of April 1, 1996 (the "Sales Agreement"). The Company and the predecessor to Upstream had similar marketing arrangements from 1991 to April 1996. Under the Sales Agreement, the Company has agreed to sell, and Upstream has agreed to market all of the natural gas produced from properties owned or operated by the Company at the price realized by Upstream from the sale of such natural gas production less (i) the costs incurred by Upstream in the transportation, treating and handling of the gas prior to resale and (ii) $0.03 per Mmbtu sold, as measured at the point of delivery. The Sales Agreement is effective for a two-year period and is renewable quarterly thereafter, subject to either party giving 60 days written notice of termination. The Company and Upstream are currently renegotiating the terms of the Sales Agreement and expect to renew it on terms more favorable to the Company. Until August 1997, the Company's Chief Executive Officer owned an aggregate of approximately 20% of the capital stock of Upstream. See "Certain Transactions."



    In conjunction with the 1996 Lobo Acquisition, Conoco (as the successor in interest to the seller) and the Company entered into a Gas Exchange Agreement whereby such parties agreed that the Company would deliver to Conoco all of the natural gas produced from the leases acquired in the 1996 Lobo Acquisition at the point(s) at which such gas enters the transmission pipelines owned by Lobo Pipeline Company ("Lobo Pipeline") (the "delivery point") in exchange for natural gas in the same quantity and quality delivered by Conoco at the Agua Dulce hub near Corpus Christi, Texas. The parties' obligations under the Gas Exchange Agreement are subject to the natural gas delivered and the pipeline meeting certain specifications. The title to the Company gas vests in Conoco at the delivery point, except to the extent such amount exceeds the amount of redelivered gas at the redelivery point, in which case the Company retains title and ownership of such excess, which is then transported by Lobo Pipeline pursuant to an Interruptible Gas Transportation Agreement. The consideration received by Lobo Pipeline is $0.17 per Mcf for compression, transportation and dehydration.

COMPETITION

    The oil and natural gas industry is highly competitive, and the Company encounters competition from other oil and natural gas companies in all areas of its operations, including the acquisition of seismic, lease options, exploratory prospects and proven properties. The Company's competitors in the Lobo Trend area include major integrated oil and natural gas companies, including Chevron Corporation, Conoco, Mobil Corporation, Enron Corp. and Sonat Exploration Company, and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of the Company's competitors, including those with whom it competes in the Lobo Trend, are large, well-established companies with substantially larger operating staffs and significantly greater capital resources than those of the Company and which, in many instances, have been engaged in the oil and natural gas business for a much longer time than the Company. Such companies may be able to pay more for exploratory prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than could the Company, given its limited financial and human resources. In addition, such companies may be able to expend greater resources on the existing and changing technologies that the Company believes are and will be increasingly important to the current and future success of oil and natural gas companies.

    The Company's ability to acquire additional properties in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in this highly competitive market. The Company believes that the technological expertise and experience of its management in exploiting the Lobo Trend, as well as the Company's relationships with landowners in the area, generally enable it to compete effectively in the Lobo Trend. However, the business of developing or acquiring reserves is capital intensive, especially in the Lobo Trend area where the land blocks typically range between 5,000 and 50,000 acres. The Company will require additional financing or participation of industry partners to effect future acquisitions in this area. Such additional financing may take the form of equity securities, debt securities or some combination thereof, and there can be no assurance that such financing will be available on terms that are acceptable to the Company. Failure to secure such financing or to locate industry partners would adversely affect the Company's ability to compete with these other companies for lease acreage as it may become available. In addition, to the extent that the Company engages in oil and natural gas exploration and production activities on properties in geographic areas other than the Lobo Trend area, the Company may be subject to additional competitive disadvantages due to its lack of experience in and familiarity with prospect characteristics of those areas.

GOVERNMENTAL REGULATION

    General. Various aspects of the Company's oil and natural gas operations are subject to extensive and continually changing regulation, as legislation affecting the oil and natural gas industry is under constant review for amendment or expansion. Numerous departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding upon the oil and natural gas industry and its individual members. The Federal Energy Regulatory Commission (the "FERC") regulates the transportation and sale for resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938 (the "NGA") and the Natural Gas Policy Act of 1978 (the "NGPA"). In the past, the federal government has regulated the prices at which oil and natural gas could be sold. While sales by producers of natural gas and all sales of crude oil, condensate and natural gas liquids can currently be made at uncontrolled market prices, Congress could reenact price controls in the future. Deregulation of wellhead sales in the natural gas industry began with the enactment of the NGPA in 1978. In 1989, Congress enacted the Natural Gas Wellhead Decontrol Act (the "Decontrol Act"). The Decontrol Act removed all remaining NGA and NGPA price and nonprice controls affecting wellhead sales of natural gas effective January 1, 1993.


    The Company's operations currently are located primarily in Texas. Thus, the Company's business is subject to environmental regulation on the state level primarily by the Railroad Commission of Texas and the Texas Natural Resource Conservation Commission. The Railroad Commission of Texas regulations may require the Company to obtain permits and drilling bonds for the drilling of wells. Additionally, the Railroad Commission of Texas regulates the spacing of wells, plugging and abandonment of such wells and the remediation of contamination caused by most types of exploration and production wastes. The Railroad Commission requirements for remediation of contamination are, for the most part, administered on a case-by-case basis. The Company expects that such regulations will be formalized in the future and will in all likelihood become more stringent.


    Regulation of Sales and Transportation of Natural Gas. The Company's sales of natural gas are affected by the availability, terms and cost of transportation. The price and terms for access to pipeline transportation are subject to extensive regulation. In recent years, the FERC has undertaken various initiatives to increase competition within the natural gas industry. As a result of initiatives like FERC Order No. 636, issued in April 1992, the interstate natural gas transportation and marketing system has been substantially restructured to remove various barriers and practices that historically limited nonpipeline natural gas sellers, including producers, from effectively competing with interstate pipelines for sales to local distribution companies and large industrial and commercial customers. The most significant provisions of Order No. 636 require that interstate pipelines provide firm and interruptible transportation service on an open access basis that is equal for all natural gas suppliers. In many instances, the results of Order No. 636 and related initiatives have been to substantially reduce or eliminate the interstate pipelines' traditional role as wholesalers of natural gas in favor of providing only storage and transportation services. While the United States Court of Appeals upheld most of Order No. 636 last year, certain related FERC orders, including the individual pipeline restructuring proceedings, are still subject to judicial review and may be reversed or remanded in whole or in part. While the outcome of these proceedings cannot be predicted with certainty, the Company does not believe that it will be affected materially differently than its competitors.

    The FERC has also announced several important transportation-related policy statements and proposed rule changes, including a statement of policy and a request for comments concerning alternatives to its traditional cost-of-service ratemaking methodology to establish the rates interstate pipelines may charge for their services. A number of pipelines have obtained FERC authorization to charge negotiated rates as one such alternative. Both the policy statement and individual pipeline negotiated rate authorizations are currently subject to appeal before the U.S. Court of Appeals for the D.C. Circuit. In February 1997, the FERC announced a broad inquiry into issues facing the natural gas industry to assist the FERC in establishing regulatory goals and priorities in the post-Order No. 636 environment. In October 1997, the United States Court of Appeals for the Fifth Circuit vacated a FERC decision and remanded it to the agency with directions to reconsider the criteria FERC used to distinguish nonjurisdictional gathering from jurisdictional transportation on offshore pipeline systems.

    Additional proposals and proceedings that might affect the natural gas industry are pending before Congress, the FERC, state commissions and the courts. The natural gas industry historically has been very heavily regulated; therefore, there is no assurance that the less stringent regulatory approach recently pursued by the FERC and Congress will continue.

    Oil Price Controls and Transportation Rates. Sales of crude oil, condensate and natural gas liquids by the Company are not currently regulated and are made at market prices. The price the Company receives from the sale of these products may be affected by the cost of transporting the products to market.

    Environmental. Extensive federal, state and local laws regulating the discharge of materials into the environment or otherwise relating to the protection of the environment affect the Company's oil and natural gas operations. Numerous governmental departments issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial civil and even criminal penalties for failure to comply. Some laws, rules and regulations relating to protection of the environment may, in certain circumstances, impose strict liability for environmental contamination, rendering a person or entity liable for environmental damages and cleanup costs without regard to negligence or fault on the part of such person or entity. Other laws, rules and regulations may restrict the rate of oil and natural gas production below the rate that would otherwise exist or even prohibit exploration and production activities in sensitive areas. In addition, state laws often require various forms of remedial action to prevent pollution, such as closure of inactive pits and plugging of abandoned wells. The regulatory burden on the oil and gas industry increases the Company's cost of doing business and consequently affects the Company's profitability. The Company believes that it is in substantial compliance with current applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on the Company's operations. However, environmental laws and regulations have been subject to frequent changes over the years, and the imposition of more stringent requirements could have a material adverse effect upon the capital expenditures or competitive position of the Company.

    The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") imposes liability, without regard to fault or the legality of the original act, on certain classes of persons that are considered to be responsible for the release of a "hazardous substance" into the environment. These persons include the current or former owner or operator of the disposal site or sites where the release occurred and companies that disposed or arranged for the disposal of hazardous substances at the disposal site. Under CERCLA such persons may be subject to joint and several liability for the costs of investigating and cleaning up hazardous substances that have been released into the environment, for damages to natural resources and for the costs of certain health studies. Comparable state statutes also impose liability on the owner or operator of a property for remediation of environmental contamination existing on such property. In addition, companies that incur liability frequently confront third party claims because it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances or other pollutants released into the environment from a polluted site.

    The Company currently owns or leases, and has in the past owned or leased, numerous properties that have been used for the exploration and production of oil and natural gas and for other uses associated with the oil and gas industry. Although the Company has followed operating and disposal practices that it considered appropriate under applicable laws and regulations, hydrocarbons or other wastes may have been disposed of or released on or under the properties owned or leased by the Company or on or under other locations where such wastes were taken for disposal. In addition, the Company owns or leases properties that have been operated by third parties in the past. The Company could incur liability under CERCLA or comparable state statutes for contamination caused by wastes it generated or for contamination existing on properties it owns or leases, even if the contamination was caused by the waste disposal practices of the prior owners or operators of the properties.

    The Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 ("RCRA"), regulates the generation, transportation, storage, treatment and disposal of hazardous wastes and can require cleanup of hazardous waste disposal sites. RCRA currently excludes drilling fluids, produced waters and other wastes associated with the exploration, development or production of oil and natural gas from regulation as "hazardous waste." A similar exemption is contained in many of the state counterparts to RCRA. Disposal of such nonhazardous oil and natural gas exploration, development and production wastes usually is regulated by state law. Other wastes handled at exploration and production sites or used in the course of providing well services may not fall within this exclusion. Moreover, stricter standards for waste handling and disposal may be imposed on the oil and gas industry in the future. From time to time legislation has been proposed in Congress that would revoke or alter the current exclusion of exploration, development and production wastes from the RCRA definition of "hazardous wastes" thereby potentially subjecting such wastes to more stringent handling and disposal requirements. If such legislation were enacted, or if changes to applicable state regulations required the wastes to be managed as hazardous wastes, it could have a significant impact on the operating costs of the Company, as well as the oil and gas industry in general.

    The Company's operations are also subject to the Clean Air Act (the "CAA") and comparable state and local requirements. Amendments to the CAA were adopted in 1990 and contain provisions that may result in the gradual imposition of certain pollution control requirements with respect to air emissions from operations of the Company. The Company may be required to incur certain capital expenditures in the next several years for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. However, the Company believes its operations will not be materially adversely affected by any such requirements, and the requirements are not expected to be any more burdensome to the Company than to other similarly situated companies involved in oil and natural gas exploration and production activities or well servicing activities.

    The Federal Water Pollution Control Act of 1972 (the "FWPCA") imposes restrictions and strict controls regarding the discharge of wastes, including produced waters and other oil and natural gas wastes, into navigable waters. These controls have become more stringent over the years, and it is probable that additional restrictions will be imposed in the future. Permits must be obtained to discharge pollutants into state and federal waters. The FWPCA provides for civil, criminal and administrative penalties for unauthorized discharges of oil and other hazardous substances and imposes substantial potential liability for the costs of removal or remediation. State laws governing discharges to water also provide varying civil, criminal and administrative penalties and impose liabilities in the case of a discharge of petroleum or its derivatives, or other hazardous substances, into state waters. In addition, the Environmental Protection Agency has promulgated regulations that require many oil and natural gas production sites, as well as other facilities, to obtain permits to discharge storm water runoff. The Company believes that compliance with existing requirements under the FWPCA and comparable state statutes will not have a material adverse effect on the Company's financial condition or results of operations.

    The Company maintains insurance against "sudden and accidental" occurrences which may cover some, but not all, of the environmental risks described above. Most significantly, the insurance maintained by the Company may not cover the risks described above that are not attributable to a single, abrupt event. Further, there can be no assurance that such insurance will continue to be available to cover all such costs or that such insurance will be available at premium levels that justify its purchase. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on the Company's financial condition and results of operations.

    Regulation of Oil and Natural Gas Exploration and Production. Exploration and production operations of the Company are subject to various types of regulation at the federal, state and local levels. Such regulations include requiring permits and drilling bonds for the drilling of wells, regulating the location of wells, the method of drilling and casing wells, and the surface use and restoration of properties upon which wells are drilled. Many states also have statutes or regulations addressing conservation matters, including provisions for the unitization or pooling of oil and gas properties, the establishment of maximum rates of production from oil and gas wells and the regulation of spacing, plugging and abandonment of such wells. Some state statutes limit the rate at which oil and gas can be produced from the Company's properties. See "Risk Factors--Regulatory and Environmental Risks" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Hedging Activities."

ABANDONMENT COSTS

    The Company is responsible for payment of plugging and abandonment costs on oil and natural gas properties pro rata to its working interest. Historically, the ultimate aggregate salvage value of lease and well equipment located on the Company's properties has exceeded the costs of abandoning such properties. There can be no assurance, however, that such historical trend will continue or that the Company will be successful in avoiding additional expenses in connection with the abandonment of any of its properties. In addition, abandonment costs and their timing may vary due to many factors including actual production results, inflation rates and changes in environmental laws and regulations.

OPERATING HAZARDS AND INSURANCE

    The oil and natural gas business involves a variety of operating risks, including the risk of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures and environmental hazards such as oil spills, gas leaks, ruptures and discharges of toxic gases, the occurrence of any of which could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, cleanup responsibilities, regulatory investigation and penalties and suspension of operations.

    In accordance with customary industry practice, the Company maintains insurance against some, but not all, of the operating risks described above. The Company's insurance does not cover business interruption or protect against loss of revenues. There can be no assurance that any insurance obtained by the Company will be adequate to cover any losses or liabilities. The Company cannot predict the continued availability of insurance or the availability of insurance at economic rates. The occurrence of a significant event against which it is not fully insured or indemnified could have a material adverse effect on the Company's financial condition or results of operations.

TITLE TO PROPERTIES

    The Company believes it has satisfactory title to all of its producing properties in accordance with standards generally accepted in the oil and natural gas industry. The Company's properties are subject to customary royalty interests, liens incident to operating agreements, liens for current taxes and other burdens that the Company believes do not materially interfere with the use of or affect the value of such properties. Many of the Company's oil and natural gas properties are held in the form of mineral leases. The Company's indebtedness under the T.E.P. Financing was, and indebtedness to be incurred under the Credit Facility is expected to be, secured by substantially all of the Company's oil and natural gas properties.

    As is customary in the oil and natural gas industry, a preliminary investigation of title is made at the time of acquisition of undeveloped properties. Title investigations, including a title opinion of local counsel, are generally completed, however, before commencement of drilling operations or the acquisition of producing properties. The Company believes that its methods of investigating title to, and acquiring, its oil and natural gas properties are consistent with practices customary in the industry and that it has generally satisfactory title to the leases covering its proved reserves.

EMPLOYEES

    At March 31, 1998, the Company employed 15 full-time employees (of which three were engineers) and four independent contractors, including one geologist and three gaugers. The Company believes that its relationships with its employees are satisfactory. None of the Company's employees are covered by a collective bargaining agreement. From time to time, the Company utilizes the services of independent consultants and contractors to perform various professional services, particularly in the areas of construction, design, well site surveillance, permitting and environmental assessment.

LEGAL PROCEEDINGS

    From time to time the Company is a party to various legal proceedings arising in the ordinary course of business, but is not currently a party to litigation that it believes would have a material adverse effect on the financial condition or results of operations of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the names, ages and positions of the directors and executive officers of the Company. A summary of the background and experience of each of these individuals is set forth following the table.

      NAME                                      AGE              POSITION WITH COMPANY
      ----                                      ---              ---------------------
Glenn D. Hart . . . . . . . . . . . . . . . .   41    Chairman of the Board and Chief Executive Officer
Michael G. Farmar . . . . . . . . . . . . . .   40    President, Chief Operating Officer and Director
Jerry F. Holditch . . . . . . . . . . . . . .   40    Vice President-Exploration and Director

Robert L. Swanson . . . . . . . . . . . . . .   40    Vice President-Finance
Scott R. Sampsell . . . . . . . . . . . . . .   41    Vice President, Controller, Treasurer and Secretary
Jim R. Smith  . . . . . . . . . . . . . . . .   58    Director
Jack I. Tompkins  . . . . . . . . . . . . . .   52    Director
Bryant H. Patton  . . . . . . . . . . . . . .   39    Director

    Glenn D. Hart served as President of the Company from its inception in 1982 until August 1996, when he was elected to his current position as Chairman of the Board and Chief Executive Officer. From 1980 to 1983, Mr. Hart was an engineering manager with Sanchez-O'Brien Oil & Gas Corporation, an independent exploration and production company in South Texas. From 1978 to 1980, he held several engineering positions with Tenneco Oil Company's Gulf Coast District. Mr. Hart has a B.S. in petroleum engineering from Texas A&M University.

    Michael G. Farmar has served as President and Director of the Company since August 1996 and was elected Chief Operating Officer in January 1997. From January 1995 to August 1996, Mr. Farmar served as a financial advisor to small independent oil companies. In 1988, Mr. Farmar joined Odyssey Petroleum Company, where, as General Manager, he was responsible for operational and financial functions of the company until it was sold in 1994. As an analyst for Maxus Exploration Company from 1986 until 1988, Mr. Farmar worked on mergers, acquisitions and divestitures. From 1984 to 1986, Mr. Farmar served in Diamond Shamrock Exploration Company's strategic planning group. Mr. Farmar began his career with Chevron U.S.A. in 1980 and held drilling and production engineering positions through 1983. Mr. Farmar holds a B.S. in petroleum engineering from the University of Southern California and an MBA from Southern Methodist University.

    Jerry F. Holditch joined the Company in 1987 and has served as Vice President of Exploration and as Director since that time. From 1982 until 1987, Mr. Holditch served as a developmental geologist with TransTexas Gas Corporation and its predecessors, where he was involved in numerous drilling activities in the Lobo Trend area. From 1980 until 1982, Mr. Holditch was employed as a Gulf Coast geologist with Gulf Oil Corporation. Mr. Holditch holds a B.S. in geology from Texas A&M University.

    Robert L. Swanson joined the Company in September 1997 and has served as Vice President of Finance since that time. From 1994 until joining the Company, Mr. Swanson served as controller, chief financial officer and treasurer of Southwest Ice Enterprises, L.C., a Texas limited liability company and the owner and operator of a professional hockey team in Houston, Texas. Prior to joining Southwest Ice Enterprises, L.C., Mr. Swanson was employed as a public accountant from 1985 to 1994 with two Houston-area accounting firms and one San Antonio-area accounting firm. Mr. Swanson is a certified public accountant and is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

    Scott R. Sampsell, 41, has served as the Company's Controller and Treasurer since 1992 and was appointed to the additional positions of Vice President and Secretary in April 1998. From 1982 to 1992, Mr. Sampsell worked in various accounting supervisory roles with Union Texas Petroleum Corporation, an independent exploration and production company, including Manager of Financial and Operational Accounting for one of its subsidiaries. From 1977 until 1982, Mr. Sampsell worked with Supron Energy Corporation, an independent exploration and production company, where he began as staff accountant and advanced to Assistant Treasurer.

    Jim R. Smith has served as a Director of the Company since November 1996. Since 1964, Mr. Smith has managed a privately-owned real estate development company headquartered in Houston, Texas, which he founded. Mr. Smith is also a private investor and holds positions with several non-profit organizations, including Chairman of the Board of Directors of Goodwill Industries of Houston.

    Jack I. Tompkins has served as a Director of the Company since July 1997. Mr. Tompkins is a managing director of Raintree Equity Advisors, L.L.C. and is Chairman of the Board of Automotive Realty Trust of America. From 1988 until October 1996, Mr. Tompkins served as Senior Vice President, Chief Information, Administrative and Accounting Officer at Enron Corporation. He also served as a member of Enron Corporation's Management Committee from 1989 through 1996. Mr. Tompkins began his career with Arthur Young & Co., serving three years before joining Arthur Andersen, L.L.P., where he was elected to the partnership in 1981 and was in charge of the Mergers and Acquisitions Program for the Houston office. Mr. Tompkins also serves as chairman of the board of Boys and Girls Country of Houston, Inc., and formerly served on the board of directors of Bank of America Texas, the Private Sector Council and Junior Achievement of Southeast Texas, Inc.


    Bryant H. Patton has served as a Director of the Company since July 1997. Since 1991, Mr. Patton has been the Vice President of Associated Energy Managers ("AEM"), an institutional investment management firm specializing in private investments in the energy industry. AEM has invested for its clients over $300 million with 23 different independent oil and gas companies through three investment partnerships. Mr. Patton's industry experience spans 20 years including ten years as an equity owner in a fully integrated, family-owned, oil and gas producing company consisting at one time of seven entities and 350 employees.


INDEMNITY AGREEMENTS

    MHI has entered into Indemnity Agreements with each of the directors of MHI (who also serve as the directors of the Company), pursuant to which MHI has agreed to indemnify each director to the fullest extent permitted under the Texas Business Corporation Act. In addition, pursuant to the Agreement, MHI shall advance reasonable expenses incurred by each director under certain circumstances in any proceeding in which each director was, is or is threatened to be named a defendant.

KEY EMPLOYEES

    Sarah M. Ruddock, 38, joined the Company in 1994 as a landman and was appointed Land Manager in 1995. From 1992 to 1994, she served as Director of Supply for Natural Gas Resources, Inc., an independent natural gas marketing company. Ms. Ruddock began her career in the oil and gas industry with Gulf Oil Corporation, which was later acquired by Chevron U.S.A. in 1986. During her tenure with Gulf/Chevron, Ms. Ruddock served as a natural gas trader in Chevron's natural gas marketing group from 1988 until 1992 and as a U.S. Gulf Coast Landman from 1981 to 1988.

    Douglas R. Fogle, 42, has served as Engineering Manager of the Company since 1994 after joining the Company in 1992 as a Production Engineer. From 1986 to 1991, Mr. Fogle worked as an insurance agent. From 1984 to 1986, Mr. Fogle worked with Langham Energy, an independent exploration and production company, as Senior Petroleum Engineer. Mr. Fogle worked from 1978 through 1984 with Champlin Petroleum (which was subsequently acquired by Union Pacific Resources Company), an independent exploration and production company, first as a Drilling and Completion Engineer and then, starting in 1983, as Staff Production Engineer. Mr. Fogle has a B.S. in petroleum engineering from Texas A&M University.

EXECUTIVE COMPENSATION

    The following table sets forth certain summary information regarding compensation paid or accrued by the Company to or on behalf of the Company's executive officers for the fiscal year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE


                                                            ANNUAL COMPENSATION
                                                            -------------------
                                                                                     ALL OTHER
             PRINCIPAL POSITIONS                            SALARY       BONUS     COMPENSATION
             -------------------                            ------       -----     ------------
GLENN D. HART . . . . . . . . . . . . . . . . . . . . .    $144,000     $ 6,000    $    11,303(2)
  Chairman of the Board and Chief Executive Officer
MICHAEL G. FARMAR . . . . . . . . . . . . . . . . . . .      84,000       3,500              0
  President and Chief Operating Officer
JERRY F. HOLDITCH . . . . . . . . . . . . . . . . . . .      60,000       2,500        104,946(3)
  Vice President-Exploration
ROBERT L. SWANSON(1)  . . . . . . . . . . . . . . . . .      19,375       2,583              0
  Vice President-Finance
SCOTT R. SAMPSELL . . . . . . . . . . . . . . . . . . .      69,450       3,050              0
  Vice President, Controller, Secretary and Treasurer


-------------

(1) Mr. Swanson joined the Company on September 8, 1997.


(2) Represents the estimated value of Mr. Hart's personal use of a Company vehicle.

(3) Represents amounts paid or accrued to Mr. Holditch during 1997 pursuant to certain overriding royalty interests granted to him. See "--Overriding Royalty Interests."


STOCK OPTION AND OTHER EMPLOYEE COMPENSATION PLANS

    During 1996, contractual stock options were granted by MHI to certain officers and directors of the Company to purchase up to 238,750 shares of Common Stock, each at an exercise price of $0.10 per share. These stock options were terminated in August 1997.

    MHI has adopted the Michael Holdings, Inc. 1998 Stock Option Plan (the "Option Plan") pursuant to which incentive stock options as defined in the Internal Revenue Code of 1986, as amended ("ISOs"), and non-qualified stock options ("NQOs") will be available for grant to key employees, consultants and directors of MHI and the Company. The Option Plan is administered by the Compensation Committee of the Board of Directors of MHI. A maximum of 194,000 shares, subject to adjustment for certain events of dilution, is available for grant under the Option Plan. The Option Plan provides that the Option Agreement applicable to the grant of options may provide that unmatured installments of outstanding options will accelerate and become fully vested upon a "change of control" of MHI (as defined in the Option Plan).


    No options have yet been granted under the Option Plan. Grants to employees and directors will be granted under the Option Plan at an exercise price equal to not less than the fair market value per share on the date of grant. All such options will have terms of not more than ten years and be exercisable in cumulative annual installments of 33.33% of the total number of shares subject to the option grants, beginning on the first anniversary of the date of grant.

    The Option Plan provides that the plan may be amended or modified by the Board of Directors of MHI without the approval of the shareholders of MHI, except for any amendment which would increase the total number of shares reserved for issuance under the Option Plan or amendments which require shareholder approval pursuant to applicable legal requirements or securities exchange rules.

OVERRIDING ROYALTY INTERESTS

    The Company has had in place for a number of years an arrangement, and by written agreement dated July 24, 1997 the Company formalized such arrangement, pursuant to which it has granted to Jerry Holditch, Vice President--Exploration and a director of the Company, a 1.5% of 8/8ths overriding royalty interest in all leases acquired either directly or indirectly by the Company or its affiliates in Webb County or Zapata County, Texas. For 1995, 1996 and 1997, Mr. Holditch received from the Company $24,187, $32,638 and $104,946, respectively, under the overriding royalty interests. The overriding royalty interests will not apply to any producing properties acquired by the Company except for deepenings or sidetracks of existing wells and all new wells drilled on acquired producing properties. According to the terms of the agreement establishing the overriding royalty interests, the Company's obligation to assign overriding royalty interests to Mr. Holditch expires upon the death of Mr. Holditch or upon his termination, resignation or retirement from the Company; however, any overriding royalty interests assigned prior to such an event shall be unaffected by the occurrence of that event. The agreement also restricts Mr. Holditch's ability to compete with the Company in the Lobo Trend for a period of three years following any resignation or retirement of Mr. Holditch from the Company. If, following Mr. Holditch's retirement or resignation, the Company becomes financially incapable of drilling or completing wells on locations previously identified or selected by Mr. Holditch, the Company shall provide written authorization to Mr. Holditch to waive the three-year non-competition provision so that Mr. Holditch may pursue the development of such location prospects. The Company does not anticipate entering into any similar arrangements with any of its officers or directors in the foreseeable future.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements, effective April 1, 1998, with Glenn D. Hart, Michael G. Farmar and Jerry F. Holditch, pursuant to which Mr. Hart will serve as Chief Executive Officer of the Company, Mr. Farmar will serve as President of the Company and Mr. Holditch will serve as Vice President-Exploration. Each employment agreement is for a term of two years and is automatically renewed for a period of two years from and after the first day of each calendar quarter, commencing July 1, 1998, unless either party gives written notice at least 30 days prior to the end of the applicable period. The employment agreements provide for an annual base salary ($270,000 for Mr. Hart, $180,000 for Mr. Farmar and $100,000 for Mr. Holditch), which amount may be increased subject to periodic reviews. In addition, Messrs. Hart, Farmar and Holditch are eligible to receive an annual incentive bonus in an amount to be determined by the Board of Directors, but in no event will such bonus amount be less than 50% nor more than 100% of the employee's annual base salary. The employment agreements of Messrs. Hart and Farmar further provide that the employee shall be granted options under the Option Plan upon terms and conditions and in an amount to be determined by the Compensation Committee. If during the term of the agreement the employee's employment with the Company is terminated without "cause" (as defined therein) or due to his resignation for "good reason" (as defined therein), the Company will be obligated to pay the employee payments in an amount equal to his base salary for the remaining term of the agreement plus his accrued but unpaid bonus as of the date of termination. The obligations of the Company under the employment agreements are guaranteed by MHI.

    Robert L. Swanson's employment arrangements with the Company provide that he is entitled to an annual base salary plus any year-end bonus provided to the Company staff. The Company increased his base salary from $62,000 to $80,000 per year effective April 1, 1998. In addition, Mr. Swanson is to be provided stock options under the Option Plan upon terms and conditions and in an amount to be determined by the Compensation Committee.

COMPENSATION OF DIRECTORS

    Non-employee directors of the Company are eligible to receive grants of nonqualified stock options to purchase shares of Common Stock pursuant to the Option Plan. Based on their relative length of service as directors, Messrs. Tompkins and Patton are expected to receive options to purchase 7,750 shares of Common Stock, and Mr. Smith is expected to receive an option to purchase 15,500 shares of Common Stock, at exercise prices equal to the fair market value of the Common Stock on the date of grant.

    In addition, the Company's non-employee directors receive $2,000 plus out-of-pocket expenses for each meeting of the Board of Directors that they attend.

BOARD COMMITTEES

    Pursuant to the Company's Bylaws, the Board of Directors has established standing Audit and Compensation Committees. The Audit Committee recommends to the Board the selection and discharge of the Company's independent auditors, reviews the professional services performed by the auditors, the plan and results of the auditing engagement and the amount of fees charged for audit services performed by the auditors and evaluates the Company's system of internal accounting controls. The Compensation Committee recommends to the Board the compensation to be paid to the Company's directors, executive officers and key employees and administers the compensation plans for the Company's executive officers and directors. The members of the Audit Committee are Messrs. Farmar, Smith and Tompkins. The members of the Compensation Committee are Messrs. Smith, Tompkins and Patton.

                              CERTAIN TRANSACTIONS

    The Company currently markets all of its natural gas through Upstream Energy Services, L.L.C. ("Upstream") pursuant to a Natural Gas Sales Agreement dated as of April 1, 1996. The Company and the predecessor to Upstream had similar marketing arrangements prior to April 1996. During 1995, 1996 and 1997, the Company paid Upstream or its predecessor marketing fees of $57,137, $105,726 and $219,529, respectively, under these arrangements. Until August 1997, Glenn D. Hart, the Company's Chairman and Chief Executive Officer, owned 20% of the equity securities of Upstream and its predecessor. In such capacity, Mr. Hart received dividends of $150,716, $26,875 and $6,000 in 1995, 1996 and 1997, respectively. Additionally, Upstream executed a promissory note in an aggregate principal amount of $20,000 payable to Mr. Hart in connection with the purchase by Upstream of Mr. Hart's interest. Interest on the indebtedness accrues at a rate of 8.25% per annum. Neither Mr. Hart nor the Company or any other officer or director of the Company currently owns any interest in Upstream.

    The Company has granted to Jerry F. Holditch, Vice President-Exploration and a director of the Company, a 1.5% of 8/8ths overriding royalty interest in all leases acquired either directly or indirectly by the Company or its affiliates in Webb County and Zapata County, Texas. See "Management--Overriding Royalty Interests."

    On June 10, 1997, Glenn D. Hart, Chairman of the Board and Chief Executive Officer of the Company, entered into an agreement with the Company pursuant to which Mr. Hart granted the Company an option to purchase an undivided two-thirds working interest, which Mr. Hart owns in his individual capacity, in a leasehold interest. The leasehold interest expires on May 30, 2000 and covers approximately 750 acres in Webb County, Texas. The exercise price of the option is $87,500. In addition, pursuant to the agreement, if the purchase option is exercised, Mr. Hart will be entitled to reserve a 1% overriding royalty interest. As additional consideration for the option, pursuant to the agreement the Company has agreed to pay to Mr. Hart for so long as the purchase option remains unexercised (i) on a monthly basis, an amount equal to one-twelfth of the sum of the prime interest rate as published by Comerica Bank from time to time plus 2%, multiplied by $87,500, and (ii) all rental payments due during the primary term of the lease.

    Concurrently with the closing of the sale of the Old Notes, the Company acquired, for a purchase price of $11.0 million, the Net Profits Interest from Cambrian, at which time Cambrian received a warrant to acquire 38,671 shares of Common Stock at an exercise price of $8.00 per share. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Financing Arrangements" and "Description of Capital Stock--Warrants."

    From May to July of 1995, the Company made loans to Mr. Hart, Chairman of the Board and Chief Executive Officer of the Company, in an aggregate principal amount of $314,700. Mr. Hart used the proceeds for unrelated investments. Interest on the indebtedness accrued at a rate of 5% per annum. Mr. Hart repaid $302,055 of such indebtedness to the Company in December 1995 and repaid the balance, together with interest, in May 1997. The maximum amount of such loans outstanding during 1995, 1996 and 1997 was $314,700, $20,034 and $20,242,
respectively.

    In September 1995, the Company distributed its equity interest in two non energy-related limited liability companies to the shareholders of the Company. See Note 7 of Notes to Financial Statements of the Company.


    During the year ended December 31, 1995, the Company distributed its overriding royalty interests in certain oil and natural gas properties to the shareholders of the Company. The distribution was recorded at the book value of $60,000. See Note 8 of Notes to Financial Statements of the Company.

    Bryant Patton, a director of MHI and the Company, is a vice president of Associated Energy Managers, which facilitated a loan in 1991 from Endowment Energy Partners, L.P. to the Company in the original principal amount of approximately $7.0 million. The loan was paid in full in 1996 with the proceeds of the T.E.P. Financing.

    Although the Company has no present intention to do so, it may in the future enter into other transactions and agreements incidental to its business with its directors, officers and principal shareholders. The Company intends any such transactions and agreements to be on terms no less favorable to the Company than could be obtained from unaffiliated parties on an arms' length basis.


                             PRINCIPAL SHAREHOLDERS

    The following table sets forth, as of March 31, 1998, (i) the number of shares owned by each person known by the Company to own beneficially Common Stock of MHI, (ii) the number of shares owned beneficially by each director and
(iii) the number of shares owned beneficially by all executive officers and directors as a group. MHI owns of record all of the issued and outstanding shares of common stock of the Company.

                                                                       COMMON STOCK
                                                                       BENEFICIALLY    PERCENTAGE OF
           NAME OF PERSON OR GROUP                                       OWNED(1)        OWNERSHIP
           -----------------------                                       --------        ---------
DIRECTORS
  Glenn D. Hart . . . . . . . . . . . . . . . . . . . . . . . . . .      301,900           39.0%
  Michael G. Farmar . . . . . . . . . . . . . . . . . . . . . . . .      255,000           33.0%
  Jerry F. Holditch . . . . . . . . . . . . . . . . . . . . . . . .       64,500            8.3%
  Jim R. Smith  . . . . . . . . . . . . . . . . . . . . . . . . . .       80,650           10.4%
  Jack I. Tompkins  . . . . . . . . . . . . . . . . . . . . . . . .           --             --
  Bryant H. Patton  . . . . . . . . . . . . . . . . . . . . . . . .           --             --
All executive officers and directors, as a group (seven
  persons)  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      702,050           90.7%
OTHER SHAREHOLDERS
  Scott R. Sampsell . . . . . . . . . . . . . . . . . . . . . . . .       24,200            3.1%
  Douglas R. Fogle  . . . . . . . . . . . . . . . . . . . . . . . .       34,275            4.4%
  Stanley T. Polak  . . . . . . . . . . . . . . . . . . . . . . . .       12,900            1.7%
  Cambrian Capital Partners L.P.(2) . . . . . . . . . . . . . . . .       38,671            4.8%

-------------

(1) Except as otherwise noted, the named shareholder has sole voting, investment and dispositive power.

(2) Represents shares that may be acquired on the exercise of a warrant at an exercise price of $8.00 per share. See "Description of Capital Stock -- Warrants."

                              DESCRIPTION OF NOTES

    The Old Notes were, and the New Notes will be, issued pursuant to the Indenture dated April 2, 1998 (the "Indenture"), between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"). The terms of the New Notes are identical in all material respects to the Old Notes, except that the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer. Upon the issuance of the New Notes, the Indenture will be subject to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Notes are subject to the Indenture, and Holders of the Old Notes and New Notes are referred to the Indenture and the Trust Indenture Act. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture are made available to prospective investors as set forth under the caption "--Additional Information." The definitions of certain terms used in the following summary are set forth below under the caption "--Certain Definitions."

GENERAL

    The aggregate principal amount of the Old Notes is, and the New Notes will be, limited to $135.0 million. Each New Note will mature on April 1, 2005 and will bear interest at an annual rate of 11 1/2% per annum from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance, payable semiannually in arrears on April 1 and October 1 of each year, commencing October 1, 1998, to the Person in whose name the New Note is registered at the close of business on March 15 or September 15 preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Liquidated Damages also will be payable on the New Notes if the Company fails to satisfy certain requirements set forth in the Registration Rights Agreement. Principal of, and premium, if any, interest and Liquidated Damages, if any, on the New Notes will be payable at the office or agency maintained for such purpose within New York City, New York, or at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the New Notes at their respective addresses set forth in the register of Holders of the New Notes; provided that all payments of principal, premium, interest and Liquidated Damages, if any, with respect to the New Notes, the Holders of which have given wire transfer instructions to the Company, will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York City will be the office of the Trustee maintained for such purpose. The New Notes will be issued in denominations of $1,000 and integral multiples thereof.

    Under certain circumstances, the Company will be able to designate its Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to most of the restrictive covenants set forth in the Indenture. As of the date of the Indenture, the Company had no Subsidiaries.

RANKING

    The Old Notes are, and the New Notes will be, general senior unsecured obligations of the Company. The Old Notes rank, and the New Notes will rank, pari passu with all existing and future Senior Indebtedness of the Company and senior in right of payment to all future Subordinated Indebtedness of the Company. Holders of secured Indebtedness of the Company and its Subsidiaries, including under the Credit Facility, have and will have claims with respect to assets constituting collateral for such Indebtedness that are prior to the claims of the Holders of the New Notes. To the extent of such pledged collateral, such Indebtedness will have priority over the New Notes. As of December 31, 1997, on a pro forma basis after giving effect to the sale of the Old Notes, the application of the net proceeds therefrom, the exchange of the Old Notes for New Notes and the Transactions, the Company would have had no secured Indebtedness and no Indebtedness other than the Notes. There is currently no Indebtedness of the Company which would constitute Subordinated Indebtedness.

GUARANTEES

    The Old Notes are, and the New Notes will be, jointly and severally unconditionally guaranteed by each of the Company's future Restricted Subsidiaries. As of the date of the Indenture, the Company had no Subsidiaries. The Indenture provides that each Person that is or becomes a Restricted Subsidiary on or after the Issue Date will jointly and severally guarantee the payment of the Note Obligations in the manner described herein. Each Guarantor will guarantee to each Holder and the Trustee, the full and prompt performance of the Note Obligations of the Company, including the payment of principal of (premium, if any, on) and interest and Liquidated Damages, if any, on the Notes pursuant to its Guarantee. The Obligations of each Guarantor under its Guarantee will be general senior unsecured obligations of such Guarantor, which will rank pari passu with all existing and future Senior Indebtedness of such Guarantor and senior in right of payment to all future Subordinated Indebtedness of such Guarantor.

    The Obligations of each Guarantor under its Guarantee are limited to the amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Restricted Subsidiaries that become Guarantors in respect of the Obligations of such other Restricted Subsidiary under its Guarantee or pursuant to its contribution Obligations under the Indenture, result in the Obligations of the Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state or foreign law. In the event of additional guarantors, a Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Restricted Subsidiary that has become a Guarantor in a pro rata amount based on the Adjusted Net Assets of the Guarantor.

    The Indenture provides that, subject to the following paragraph, no Guarantor (including any existing or future Restricted Subsidiary that becomes an additional Guarantor) may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (whether or not affiliated with such Guarantor) unless (i) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) is a corporation organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia and expressly assumes all the obligations of such Guarantor pursuant to a supplemental indenture, in a form reasonably satisfactory to the Trustee, under the Notes, the Indenture and the Registration Rights Agreement, (ii) immediately before and after giving effect to such transaction, no Default or Event of Default exists, (iii) the Guarantor or the Person formed by or surviving any such consolidation or merger on a pro forma basis will have Consolidated Net Worth (immediately after the transaction) equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction and (iv) the Company will, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable Reference Period, be permitted to incur at least $1.00 of additional Indebtedness as described in the first paragraph under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness"; provided that the merger of any Guarantor with or into the Company or another Guarantor under circumstances where the Company or such Guarantor, as applicable, is the surviving Person shall not be subject to the foregoing provisions.

    The Indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the Capital Stock of any Guarantor, then the Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the Capital Stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any obligations under its Guarantee; provided that the Net Cash Proceeds of such sale or other disposition are applied in accordance with the provisions of the Indenture described under "--Certain Covenants --Limitation on Sale of Assets."

OPTIONAL REDEMPTION

    The Old Notes are not, and the New Notes will not be, redeemable at the Company's option prior to April 1, 2003. Thereafter, the Old Notes are, and the New Notes will be, subject to redemption at any time at the option of the Company, in whole or part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below, plus, in each case, accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the 12-month period beginning on April 1 of the years indicated below:

       YEAR                                                                                   PERCENTAGE
       ----                                                                                   ----------
2003  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    105.750%
2004 and thereafter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    100.000%

    Notwithstanding the foregoing, prior to April 1, 2001, the Company may redeem up to 30% of the aggregate principal amount of the Notes originally issued at a redemption price of 111.5% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption, with all or a portion of the aggregate net proceeds received by the Company from one or more Equity Offerings, provided that (i) at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after the occurrence of each such redemption and (ii) each such redemption shall occur within 90 days after the date of the closing of each such Equity Offering.

SELECTION AND NOTICE

    If less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed, or if the New Notes are not so listed, on a pro rata basis, by lot or by any other method that the Trustee considers fair and appropriate; provided that no New Notes with a principal amount of $1,000 or less will be redeemed in part. Notice of redemption will be mailed by first class mail at least 30 but not more than 60 days before the date fixed for redemption to each Holder of New Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any New Note is to be redeemed in part only, the notice of redemption that relates to such New Note will state the portion of the principal amount thereof to be redeemed. A new New Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Note. New Notes called for redemption become due on the date fixed for redemption. On and after the date fixed for the redemption date, interest and Liquidated Damages, if any, cease to accrue on New Notes or portions called for redemption.

MANDATORY REDEMPTION

    Except as set forth below under the captions "--Change of Control," and "--Certain Covenants--Limitation on Sale of Assets," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Old Notes, nor will it be required to do so with respect to the New Notes.

CHANGE OF CONTROL


    The Indenture provides that, upon the occurrence of any Change of Control, the Company will offer (a "Change of Control Offer") to repurchase all outstanding Notes at a purchase price equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date fixed for repurchase (the "Change of Control Payment"). The obligation of the Company to offer to repurchase the New Notes upon a Change of Control may not be waived by the Company, Board of Directors or Trustees without the written consent of at least a majority in principal amount of the then outstanding New Notes. See "-Modification and Waiver". Within 10 business days following a Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offer to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Change of Control Offer will be deemed to have commenced upon mailing of a notice pursuant to the Indenture and will terminate 20 business days after its commencement, unless a longer offering period is required by law. Promptly after the termination of the Change of Control Offer, the Company will repurchase and mail or deliver payment for all Notes tendered in response to the Change of Control Offer.


    On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver to the Trustee the Notes so accepted together with an officers' certificate stating the aggregate principal amount of the Notes or portions thereof being purchased by the Company. The paying agent will promptly mail to each Holder of the Notes so accepted payment in an amount equal to the repurchase price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such Note will be in a principal amount of $1,000 or an integral multiple thereof.

    The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.



    "Change of Control" means the occurrence of any of the following: (i) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all (under New York common law, the definition of "all or substantially all" is determined by whether such sale, lease or transfer is made in the usual or regular course of the business actually conducted by the Company) of MHI's assets or the Company's assets, in either case, to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (ii) the adoption of a plan relating to the liquidation or dissolution of MHI or the Company; (iii) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the Voting Stock of MHI or the Company (for the purposes of this definition, such other Person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other Person is the beneficial owner (as defined above), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent corporation); or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of MHI or the Company (together with any new directors whose election by such

Board of Directors or whose nomination for election by the shareholders of MHI or the Company, as the case may be, was approved by a vote of 66 2/3% of the directors of MHI or the Company, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of MHI or the Company, as the case may be, then in office.

    The Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations which may then be applicable to any Change of Control Offer.


    Certain terms of the Credit Facility may prohibit the Company from purchasing any Notes following a Change of Control and provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing any Notes, the Company could seek the consent of such lenders to the purchase of any Notes or could attempt to refinance the indebtedness that contains such prohibition. If the Company does not obtain such a consent or repay such indebtedness, the Company will remain prohibited from purchasing any Notes. The Company's failure to offer to purchase the Notes, or to purchase tendered Notes, following a Change of Control would constitute an Event of Default under the Indenture which, in turn, will constitute a default under the Credit Facility.


    The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control.

CERTAIN COVENANTS

    Limitation on Incurrence of Additional Indebtedness. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, issue, incur, assume, guarantee, become liable, contingently or otherwise, with respect to or otherwise become responsible for the payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, the Company or its Restricted Subsidiaries may incur Indebtedness if, on a pro forma basis, after giving effect to such incurrence and the application of the proceeds therefrom, both of the following tests shall have been satisfied: (i) the Consolidated Interest Coverage Ratio for the last four fiscal quarter Reference Period immediately preceding the incurrence of such Indebtedness is at least (a) 2.25-to-1.0 with respect to any date of incurrence of additional Indebtedness occurring on or before the first anniversary date of the Issue Date, (b) 2.50-to-1.0 with respect to any date of incurrence of additional Indebtedness occurring after the first anniversary date of the Issue Date and on or before October 1, 2000, or (c) 2.75-to-1.0 with respect to any date of incurrence of additional Indebtedness occurring after October 1, 2000 and (ii) Adjusted Consolidated Net Tangible Assets would have been equal to or greater than 150% of Indebtedness of the Company and its Restricted Subsidiaries.

    Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness, the Company and its Restricted Subsidiaries may incur Permitted Indebtedness.

    Any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary.

    The Indenture provides that, notwithstanding the preceding paragraphs of this covenant, no Restricted Subsidiary that is not already a Guarantor shall, directly or indirectly, incur Indebtedness on its behalf or Indebtedness with respect to any Indebtedness of the Company or any other Restricted Subsidiary unless such Restricted Subsidiary, the Company and the Trustee execute and deliver a supplemental indenture to evidence such Restricted Subsidiary's Guarantee of the Notes and such Restricted Subsidiary and the Company execute and deliver or cause to be executed and delivered such other instruments and actions required in connection therewith as provided in the Indenture.

    Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, unless:

    (i) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

    (ii) at the time of and immediately after giving pro forma effect to such Restricted Payment as if it had been made at the beginning of the applicable four-quarter period, the Company would have been permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the covenant captioned "--Limitation on Incurrence of Additional Indebtedness"; and

    (iii) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Issue Date does not exceed the sum of

          (A) 50% of the Consolidated Net Income of the Company and its Restricted Subsidiaries (or in the event such Consolidated Net Income shall be a deficit, minus 100% of such deficit) during the period (treated as one accounting period) subsequent to March 31, 1998 and ending on the last day of the fiscal quarter for which financial information is available immediately preceding the date of such Restricted Payment (less the aggregate amount of dividends described in clause (i) of the following full paragraph that are either (x) paid after the last day of the fiscal quarter for which financial information is available immediately preceding the date of such Restricted Payment or (y) declared but not yet paid as of such date);

          (B) the aggregate Net Cash Proceeds received by the Company during such period from any Person other than a Subsidiary of the Company as a result of the issuance or sale of Capital Stock of the Company (other than any Disqualified Stock), other than in connection with the conversion of Indebtedness or Disqualified Stock;

          (C) the aggregate Net Cash Proceeds received by the Company during such period from any Person other than a Subsidiary of the Company as a result of the issuance or sale of any Indebtedness or Disqualified Stock to the extent that, at the time the determination is made, such Indebtedness or Disqualified Stock, as the case may be, has been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock);

          (D) (i) in case any Unrestricted Subsidiary has been redesignated a Restricted Subsidiary, an amount equal to the lesser of (x) the book value (determined in accordance with GAAP) at the date of such redesignation of the aggregate Investments made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary and (y) the fair market value of such Investments in such Unrestricted Subsidiary at the time of such redesignation, as determined in good faith by the Company's Board of Directors, including a majority of the Company's Disinterested Directors, whose determination shall be conclusive and evidenced by a resolution of such Board (less, in the case of each of clauses (x) and (y), the amount of original Investment (based upon book value determined in accordance with GAAP at the time of such Investment) made by the Company or any Restricted Subsidiary pursuant to clause (x) of the definition of "Permitted Business Investment" minus the aggregate cash dividends paid by such Unrestricted Subsidiary to the Company or any other Restricted Subsidiary since the date of such original Investment, provided that the result of the foregoing shall not be less than zero); or (ii) in case any Restricted Subsidiary has been redesignated an Unrestricted Subsidiary, minus the greater of (x) the book value (determined in accordance with GAAP) at the date of redesignation of the aggregate Investments made by the Company and its Restricted Subsidiaries and (y) the fair market value of such Investments in such Restricted Subsidiary at the time of such redesignation, as determined in good faith by the Company's Board of Directors, including a majority of the Company's Disinterested Directors, whose determination shall be conclusive and evidenced by a resolution of such Board; and

          (E) the amount of any writedowns or writeoffs, other negative revaluations and other negative extraordinary charges not otherwise reflected in Consolidated Net Income of the Company during such period.

    Notwithstanding the foregoing, the above limitations will not prevent (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration, such payment complied with the provisions of the Indenture; (ii) any dividend on shares of Capital Stock of the Company or any Restricted Subsidiary payable solely in shares of Capital Stock (other than Disqualified Stock); (iii) any dividend or other distribution payable from a Subsidiary of the Company to the Company or any Wholly Owned Restricted Subsidiary; (iv) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate Net Cash Proceeds of a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of shares of Capital Stock of the Company (other than Disqualified Stock), provided that the Net Cash Proceeds expended or utilized for such repurchase, redemption or other acquisition or retirement shall not be included in subclause (B) of clause (iii) of the preceding full paragraph; and
(v) the repurchase, redemption or other acquisition or retirement for value of Capital Stock of MHI held by a departing or deceased shareholder of Capital Stock of MHI pursuant to MHI's shareholders' agreement, provided that the funds or value expended or incurred, or committed to be expended or incurred, in each fiscal year of the Company does not exceed in the aggregate $500,000 and no Default or Event of Default shall have occurred and be continuing immediately after any such repurchase, redemption or acquisition or retirement.

    The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors of the Company, whose resolution in respect thereto shall be delivered to the Trustee (which shall certify that such valuation has been approved by a majority of the Disinterested Directors). Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Limitation on Restricted Payments" were computed.

    Limitation on Sale of Assets. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale unless:

    (i) the Company (or its Restricted Subsidiary, as the case may be) receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Company, which determination, with respect to Asset Sales or series of related Asset Sales with proceeds valued at greater than $5.0 million, shall be evidenced by a resolution duly adopted by the Company's Board of Directors, including a majority of the Company's Disinterested Directors);

    (ii) at least 75% of the proceeds from such Asset Sale consist of cash or U.S. dollar denominated Cash Equivalents; and

    (iii) the Net Cash Proceeds received by the Company (or its Restricted Subsidiary, as the case may be) from such Asset Sale are applied in accordance with the following two paragraphs.

    The Company may apply such Net Cash Proceeds, within 365 days after receipt of Net Cash Proceeds from any Asset Sale, to: (a) the repayment of Indebtedness of the Company under a Bank Credit Facility or other Senior Indebtedness of the Company or Senior Indebtedness of a Guarantor, that results in a permanent reduction in any revolving credit or other commitment relating thereto or the maximum principal amount that may be borrowed thereunder in an amount equal to the principal amount so repaid; (b) make an Investment in assets used in the Oil and Gas Business in replacement of the assets that were the subject of the Asset Sale giving rise to such Net Cash Proceeds; or (c) develop by drilling, completing and producing reserves from the oil and gas properties of the Company and the Restricted Subsidiaries.

    If, at the end of the 365-day period, the Net Cash Proceeds of any Asset Sale less the aggregate amount applied by the Company during such period as described in clauses (a), (b) and (c) in the immediately preceding paragraph, together with any Net Cash Proceeds in excess of amounts similarly applied by the Company from any prior Asset Sale after the date of receipt of such Net Cash Proceeds (such aggregate constituting "Excess Proceeds"), exceeds $5.0 million, then the Company will be obligated to make an offer (the "Net Proceeds Offer") to repurchase the Notes (and any other Senior Indebtedness in respect of which such an offer to repurchase also is required to be made concurrently with the Net Proceeds Offer) having an aggregate principal amount equal to the Excess Proceeds (such purchase to be made on a pro rata basis if the amount available for such repurchase is less than the principal amount of the Notes and other Senior Indebtedness tendered in such Net Proceeds Offer) at a repurchase price of 100% of the principal amount thereof plus accrued interest and Liquidated Damages, if any, to the date of repurchase. To the extent that the aggregate principal amount of Notes tendered pursuant to a Net Proceeds Offer and of such other Senior Indebtedness is less than the amount that the Company is required to repurchase, then the Company may use any remaining Excess Proceeds for its and its Restricted Subsidiaries' general corporate purposes. Upon the completion of the Net Proceeds Offer, the amount of Excess Proceeds will be reset to zero.

    Any Net Proceeds Offer will be conducted in substantially the same manner as a Change of Control Offer. The Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations which may then be applicable to any Net Proceeds Offer.

    During the period between any Asset Sale and the application of the Net Cash Proceeds therefrom in accordance with this covenant, all Net Cash Proceeds shall be either (i) maintained in a segregated account and shall be invested in Permitted Financial Investments or (ii) applied to temporarily reduce borrowings under any revolving credit facility constituting Senior Indebtedness of the Company or Senior Indebtedness of a Guarantor.

    Notwithstanding the foregoing, the Company will not and will not permit any Restricted Subsidiary to, directly or indirectly, make any Asset Sale of any of the Capital Stock of a Restricted Subsidiary except pursuant to an Asset Sale of all of the Capital Stock of such Restricted Subsidiary.

    Limitation on Liens Securing Indebtedness. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Liens (other than Permitted Liens) upon any of their respective properties to secure
(i) any Indebtedness or trade payable of the Company, unless the Notes are equally and ratably secured or (ii) any Indebtedness or trade payable of any Guarantor, unless the Guarantees are equally and ratably secured; provided, that if such Indebtedness is expressly subordinated to the Notes or the Guarantees, the Lien securing such Indebtedness will be subordinated and junior to any Lien securing the Notes or the Guarantees, with the same relative priority as such Subordinated Indebtedness of the Company or Subordinated Indebtedness of a Guarantor will have with respect to the Notes or the Guarantees, as the case may be.

    Limitation on Mergers and Consolidations. The Indenture provides that the Company will not consolidate with or merge with any Person or convey, transfer or lease all or substantially all of its assets to any Person, unless: (i) the Company survives such merger or the Person formed by such consolidation or into which the Company is merged or that acquires by conveyance or transfer, or which leases, all or substantially all of the assets of the Company is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of, premium, if any, and interest and Liquidated Damages, if any, on all the Notes and the performance of every other covenant and obligation of the Company under the Indenture; (ii) immediately before and after giving effect to such transaction, no Default or Event of Default exists; (iii) immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the Company (or the surviving or transferee entity) is equal to or greater than the Consolidated Net Worth of the Company immediately before such transaction; and (iv) immediately after giving effect to such transaction on a pro forma basis as if such transaction had occurred at the beginning of the applicable four- quarter period, the Company (or the surviving or transferee entity) would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of the covenant captioned "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness." Upon any such consolidation, merger, lease, conveyance or transfer in accordance with the foregoing, the successor Person formed by such consolidation or into which the Company is merged or to which such lease, conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor had been named as the Company herein, and thereafter the predecessor Company will, except in the case of a lease or a transfer pursuant to a Production Payment, be relieved of all further obligations and covenants under the Indenture and the Notes.

    Limitation on Sale/Leaseback Transactions. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any Sale/Leaseback Transaction unless (i) the Company or such Restricted Subsidiary, as the case may be, could have (a) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such Sale/Leaseback Transaction pursuant to the first paragraph of the covenant captioned "--Limitation on Incurrence of Additional Indebtedness" and (b) incurred a Lien to secure such Indebtedness, without being required to equally and ratably secure the Notes pursuant to the covenant described under the caption "--Limitation on Liens Securing Indebtedness", and (ii) the Company or such Restricted Subsidiary receives gross proceeds from such Sale/Leaseback Transaction at least equal to the fair market value thereof (as determined in good faith by the Company's Board of Directors, whose determination in good faith, evidenced by a resolution of such Board, shall be conclusive) and the transfer of assets in such Sale/Leaseback Transaction is permitted by, and the proceeds of such transaction are applied in compliance with, the covenant described above under the caption "--Limitation on Sale of Assets".

    Limitation on Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or on any other interest or participation in the Company or a Restricted Subsidiary; (ii) pay any indebtedness owed to the Company or a Restricted Subsidiary of the Company; (iii) make loans or advances to the Company or a Restricted Subsidiary of the Company; or (iv) transfer any of its properties or assets to the Company or a Restricted Subsidiary of the Company (each, a "Payment Restriction"), except for (a) encumbrances or restrictions under a Bank Credit Facility; provided, that no encumbrance or restriction shall limit the ability of any Restricted Subsidiary to transfer cash to the Company except upon the occurrence of an event of default under the Bank Credit Facility; (b) consensual encumbrances or consensual restrictions binding upon any Person at the time such Person becomes a Restricted Subsidiary of the Company (unless the agreement creating such consensual encumbrances or consensual restrictions was entered into in connection with, or in contemplation of, such entity becoming a Restricted Subsidiary); (c) consensual encumbrances





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
or consensual restrictions under any agreement that refinances or replaces any agreement described in clauses (a) and (b) above, provided that the terms and conditions of any such restrictions are, in the aggregate, no less favorable to the Holders of the Notes than those under the agreement so refinanced or replaced; and (d) customary non-assignment provisions in leases, purchase money financings and any encumbrance or restriction due to applicable law.

    Limitation on Issuances and Sales of Restricted Subsidiary Stock. The Indenture provides that the Company (i) will not permit any Restricted Subsidiary, directly or indirectly, to issue any Disqualified Stock or Preferred Stock (other than to the Company or a Restricted Subsidiary) and (ii) will not permit any Person (other than (y) the Company and/or one or more Restricted Subsidiaries or (z) MHI, indirectly through its direct ownership of the Capital Stock of the Company), directly or indirectly, to own any Capital Stock of any Restricted Subsidiary; provided, however, that this covenant shall not prohibit (a) the issuance or sale of all, but not less than all, of the issued and outstanding Capital Stock of any Restricted Subsidiary owned by the Company or any of its Restricted Subsidiaries in compliance with the other provisions of the Indenture, (b) the issuance or sale of (A) not more than 5% in the aggregate of the issued and outstanding Capital Stock of any Restricted Subsidiary (calculated on a fully diluted basis) by the Company or any Restricted Subsidiary or (B) more than 5% of the issued and outstanding Capital Stock of any Restricted Subsidiary if immediately following such issuance and sale (calculated on a fully diluted basis) the Company and all Subsidiaries will collectively own 95% or more of the Consolidated Total Assets of the Company, and in the case of either (A) or (B), immediately following such issuance and sale, the Company or one or more Restricted Subsidiaries will collectively hold the voting power to elect a majority of the directors of the Restricted Subsidiary and such power is not subject to dilution or limitation by the terms of such Capital Stock, by agreement, by passage of time or the occurrence of any future event or (c) the ownership by directors of directors' qualifying shares or the ownership by foreign governments or foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law, and in each case, so long as such Restricted Subsidiary constitutes a Wholly Owned Restricted Subsidiary.

    Limitation on Transactions with Affiliates. The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of transactions (including, without limitation, the sale, purchase, transfer, lease or other disposition of any assets or properties or the rendering of any services or the entry into any contract, agreement or arrangement (whether in writing or otherwise)) with any Affiliate or beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 10% or more of the Company's common stock (other than with a Wholly Owned Restricted Subsidiary of the Company) (an "Affiliate Transaction"), on terms that are less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available on an arm's-length basis in a comparable transaction with an unrelated Person. In addition, the Company will not, and will not permit any Restricted Subsidiary of the Company to, directly or indirectly, enter into an Affiliate Transaction, or any series of related Affiliate Transactions having a value of (i) more than $1.0 million, unless a majority of the Board of Directors of the Company (including a majority of the Company's Disinterested Directors) determines in good faith, as evidenced by a resolution of such Board, that such Affiliate Transaction or series of related Affiliate Transactions is fair to the Company and in compliance with the first sentence of this covenant; or (ii) more than $10.0 million, unless the Company receives a written opinion from a nationally recognized investment banking firm that such transaction or series of transactions is fair to the Company from a financial point of view.

    Limitation on Line of Business. The Indenture provides that the Company and the Subsidiaries will be operated in a manner such that their business activities will be the Oil and Gas Business or an Investment in a business or Person engaged in the Oil and Gas Business, which Investment was not made in violation of any provision of the Indenture.

    SEC Reports. The Indenture provides that notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (if the SEC will so accept) and provide the Trustee and Holders with annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.

    Future Designation of Restricted and Unrestricted Subsidiaries. The foregoing covenants (including calculation of financial ratios and the determination of limitations on the incurrence of Indebtedness and Liens) may be affected by the designation by the Company of any of its Subsidiaries as an Unrestricted Subsidiary. Generally, a Restricted Subsidiary includes any Subsidiary of the Company, whether existing on or after the date of the Indenture, unless the Subsidiary of the Company is designated as an Unrestricted Subsidiary pursuant to the terms of the Indenture. The definition of "Unrestricted Subsidiary" set forth under the caption "--Certain Definitions" describes the circumstances under which a future Subsidiary of the Company may be designated as an Unrestricted Subsidiary by the Board of Directors of the Company.

CERTAIN DEFINITIONS

    The following is a summary of certain defined terms to be used in the Indenture. Reference is made to the Indenture for the full definition of all such terms and for the definitions of capitalized terms used herein and not defined below.

    "Adjusted Consolidated Net Tangible Assets" or "ACNTA" means (without duplication), as of the date of determination, (a) the sum of (i) discounted future net revenue from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with SEC guidelines before any state or federal income taxes, as estimated by independent petroleum engineers in a reserve report prepared as of the end of the Company's most recently completed fiscal year, as increased by, as of the date of determination, the discounted future net revenue of (A) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries attributable to any acquisition consummated since the effective date of such initial or year-end reserve reports and (B) estimated oil and gas reserves of the Company and its Restricted Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the effective date of such initial or year-end reserve reports which, in the case of sub-clauses (A) and (B) above, would, in accordance with standard industry practice, result in such increases, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such initial or year-end reserve reports), and decreased by, as of the date of determination, the discounted future net revenue of (C) estimated proved oil and gas reserves of the Company and its Restricted Subsidiaries produced or disposed of since the effective date of such initial or year-end reserve reports and (D) reductions in the estimated oil and gas reserves of the Company and its Restricted Subsidiaries since the effective date of such initial or year-end reserve reports attributable to downward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the effective date of such initial or year-end reserve reports which would, in accordance with standard industry practice, result in such revisions, in each case calculated in accordance with SEC guidelines (utilizing the prices utilized in such initial or year-end reserve reports); provided that, in the case of each of the determinations made pursuant to sub-clauses (A) through (D) above, such increases and decreases shall be as estimated by the Company's engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is a Material Change and in connection with the incurrence of Indebtedness under the covenant captioned "--Certain Covenants --Limitation on Incurrence of Additional Indebtedness," all or any part of an increase in discounted future net revenue resulting from the matters described in sub-clauses (A) and (B) above are needed to permit the incurrence of such Indebtedness, then the discounted future net revenue utilized for purposes of this clause (a)(i) shall be confirmed in writing by independent petroleum engineers provided that, in the event that the determinations made pursuant to sub-clauses (C) and (D) above, when taken alone, would not cause a Material Change, then such written confirmation need only cover the incremental additions to discounted future net revenues resulting from the determinations made pursuant to sub-clauses (A) and (B) above to the extent needed to permit the incurrence of such Indebtedness, (ii) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributed, based on the Company's books and records as of a date no earlier than the date of the Company's latest annual or quarterly financial statements, (iii) the Net Working Capital on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (iv) the greater of (I) the net book value on a date no earlier than the date of the Company's latest annual or quarterly financial statements and (II) the appraised value, as estimated by independent appraisers, of other tangible assets (including Investments in unconsolidated Subsidiaries of the Company) of the Company and its Restricted Subsidiaries, as of a date no earlier than the date of the Company's latest audited financial statements, minus (b) the sum of
(i) minority interests, (ii) any non-current portion of gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company's latest annual or quarterly financial statements, (iii) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company's initial or year-end reserve reports), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments on the schedules specified with respect thereto, (iv) the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production included in determining the discounted future net revenue specified in clause (a)(i) above (utilizing the same prices utilized in the Company's initial or year-end reserve reports), would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar-Denominated Production Payments on the schedules specified with respect thereto and (v) the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company's initial or year-end reserve reports), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties. If the Company changes its method of accounting from the successful efforts method to the full cost method or a similar method of accounting, Adjusted Consolidated Net

Tangible Assets will continue to be calculated as if the Company was still using the successful efforts method of accounting.

    Discounted future net revenue attributable to reserves subject to Production Payments or other third party interests are excluded from the definition of Adjusted Consolidated Net Tangible Assets to the extent indicated, thereby limiting the amount of Indebtedness that may be incurred pursuant to the test set forth in clause (ii) of the first paragraph of the covenant captioned "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness." However, certain estimated volumes of reserves in excess of the delivery requirements under such Production Payments or with respect to commitments to third party interests that are available for sale by the Company are included in the definition of Adjusted Consolidated Net Tangible Assets, thereby increasing the amount of Indebtedness that may be incurred under such test.

    "Adjusted Net Assets" of a Guarantor at any date shall mean the lesser of
(i) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee of such Guarantor at such date and (ii) the amount by which the present fair saleable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding debt in respect of the Guarantee, as they become absolute and matured.

    "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person directly or indirectly, whether through the ownership of Voting Stock, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing; provided that a corporation shall not be deemed an Affiliate of the Company solely by reason of having a single common director with the Company who constitutes less than a majority of the directors of either the Company and the other corporation.

    "Asset Sale" means any sale, issue, lease, transfer, exchange or other disposition having a fair market value of $1.0 million or more (or series of sales, leases, transfers, exchanges or dispositions during any fiscal year having an aggregate fair market value of such amount) of shares of Capital Stock of a Restricted Subsidiary (other than directors' Qualifying Shares), or of property or assets (including the creation of Dollar-Denominated Production Payments and Volumetric Production Payments, other than Dollar-Denominated Production Payments and Volumetric Production Payments created or sold in connection with the financing of, and within 30 days after, the acquisition of the properties subject thereto) or any interests therein (each referred to for purposes of this definition as a disposition) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (other than (a) by the Company to a Wholly Owned Restricted Subsidiary or by a Subsidiary to the Company or a Wholly Owned Restricted Subsidiary, (b) a sale of oil, gas or other hydrocarbons or other mineral products in the ordinary course of business of the Company's oil and gas production operations, (c) any abandonment, farm-in, farm-out, lease and sub-lease of developed and/or undeveloped properties made or entered into in the ordinary course of business (but excluding (i) any sale of a net profits or overriding royalty interest, in each case conveyed from or burdening proved developed or proved undeveloped reserves and (ii) any sale of hydrocarbons or other mineral products as a result of the creation of Dollar-Denominated Production Payments or Volumetric Production Payments, other than Dollar-Denominated Production Payments and Volumetric Production Payments created or sold in connection with the financing of, and within 30 days after, the acquisition of the properties subject thereto), (d) the disposition of all or substantially all of the assets of the Company in compliance with the covenants captioned "--Certain Covenants --Limitation on Mergers and Consolidations" and " --Certain Covenants--Limitation on Sale/Leaseback Transactions," (e) the issuance by the Company of shares of its Capital Stock,
(f) any trade or exchange by the Company or any Restricted Subsidiary of oil and gas properties for other oil and gas properties owned or held by another Person provided that (i) the fair market value of the properties traded or exchanged by the Company or such Restricted Subsidiary (including any cash or Cash Equivalents, not to exceed 15% of such fair market value, to be delivered by the Company or such Restricted Subsidiary) is reasonably equivalent to the fair market value of the properties (together with any cash or Cash Equivalents, not to exceed 15% of such fair market value) to be received by the Company or such Restricted Subsidiary as determined in good faith by the Board of Directors of the Company, which determination shall be certified by a resolution of the Board of Directors delivered to the Trustee if such fair market value is in excess of $5.0 million, provided that if such resolution indicates that such fair market value is in excess of $10.0 million such resolution shall be accompanied by a written appraisal by a nationally recognized investment banking firm or appraisal firm, in each case specializing or having a specialty in oil and gas properties, and (ii) such exchange is approved by a majority of Disinterested Directors of the Company, and (g) the sale, transfer or other disposition in the ordinary course of business of oil and natural gas properties, or interests therein, provided that such properties either (i) do not have proved reserves attributed to them or (ii) were purchased for the purpose of offering such properties for resale or participations by other Persons).

    "Attributable Indebtedness" means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the net amount of rent under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

    "Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the product of (x) the number of years from such date to the date of each successive scheduled principal payment of such Indebtedness multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.


    "Bank Credit Facility" means a revolving credit, term credit and/or letter of credit facility, the proceeds of which are used for working capital and other general corporate purposes to be entered into by one or more of the Company and/or its Restricted Subsidiaries and certain financial institutions, as amended, extended or refinanced from time to time. The Credit Facility is a Bank Credit Facility.


    "Board of Directors" means, with respect to any Person, the board of directors of such Person or any committee of the board of directors of such Person duly authorized to act on behalf of the board of directors of such Person, or if not a board of directors or such authorized committee, a comparable governing body of such Person or any committee of such governing body duly authorized to act on behalf of such governing body.

    "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, partnership interests or limited liability company membership interests and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock or interests of such Person.

    "Capitalized Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under a lease of property, real or personal, that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

    "Cash Equivalents" means (i) any evidence of Indebtedness with a maturity of 90 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof); (ii) demand and time deposits and certificates of deposit or acceptances with a maturity of 90 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; (iii) commercial paper with a maturity of 90 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Services at least P-1 by Moody's Investors Service, Inc.; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any commercial bank meeting the specifications of clause (ii) above; and (v) overnight bank deposits and bankers' acceptances at any commercial bank meeting the qualifications specified in clause (ii) above.

    "Consolidated Interest Coverage Ratio" means, for any Reference Period, the ratio on a pro forma basis of (a) the sum of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) Consolidated Tax Expense, (iv) exploration expense, (v) ceiling limitation writedowns under SEC guidelines, (vi) depreciation and depletion of the Company and its Restricted Subsidiaries, as determined in accordance with GAAP on a consolidated basis plus (vii) amortization of the Company and its Restricted Subsidiaries including, without limitation, amortization of capitalized debt issuance costs, as determined in accordance with GAAP on a consolidated basis, in each case as determined for the Reference Period to (b) Consolidated Interest Expense for such Reference Period; provided, that, in calculating each of the items set forth in the foregoing, (1) acquisitions which occurred during the Reference Period

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or subsequent to the Reference Period and on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the "Transaction Date") shall be assumed to have occurred on the first day of the Reference Period, (2) the incurrence of any Indebtedness (including the issuance of the Notes) or issuance of any Disqualified Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of such Reference Period, (3) any Indebtedness that had been outstanding during the Reference Period that has been repaid on or prior to the Transaction Date shall be assumed to have been repaid as of the first day of such Reference Period, (4) the Consolidated Interest Expense attributable to interest on any Indebtedness or dividends on any Disqualified Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the rate in effect on the Transaction Date was the average rate in effect during the entire Reference Period and (5) in determining the amount of Indebtedness pursuant to the covenant captioned "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness," the incurrence of Indebtedness or issuance of Disqualified Stock giving rise to the need to calculate the Consolidated Interest Coverage Ratio and, to the extent the net proceeds from the incurrence or issuance thereof are used to retire Indebtedness, the application of the proceeds therefrom shall be assumed to have occurred on the first day of the Reference Period.

    "Consolidated Interest Expense" means, with respect to the Company and its Restricted Subsidiaries, for the Reference Period, the aggregate amount (without duplication) of (a) interest expensed in accordance with GAAP (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations, but excluding interest attributable to Dollar-Denominated Production Payments and amortization of deferred debt expense) during such period in respect of all Indebtedness of the Company and its Restricted Subsidiaries (including (i) amortization of original issue discount on any Indebtedness (other than with respect to the Notes), (ii) the interest portion of all deferred payment obligations, calculated in accordance with GAAP and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptance financings and currency and interest rate swap arrangements, in each case to the extent attributable to such period), and
(b) dividend requirements of the Company and its Restricted Subsidiaries with respect to any Preferred Stock or Disqualified Stock dividends (whether in cash or otherwise (except dividends paid solely in shares of Capital Stock other than Disqualified Stock)) paid (other than to the Company or any of its Restricted Subsidiaries), declared, accrued or accumulated during such period, divided by one minus the applicable actual combined federal, state, local and foreign income tax rate of the Company and its Subsidiaries (expressed as a decimal), on a consolidated basis, for the Reference Period preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense, in each case to the extent attributable to such period and excluding items eliminated in consolidation. For purposes of this definition, (y) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (z) interest expense attributable to any Indebtedness represented by the guarantee by the Company or a Restricted Subsidiary of the Company of an obligation of another Person (other than the Company or any other Restricted Subsidiary) shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

    "Consolidated Net Income" of the Company means, for any period, the aggregate net income (or loss) of the Company and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net
Income: (a) any net income of any Person if such Person is not the Company or a consolidated Restricted Subsidiary, except that (i) subject to the limitations contained in clause (d) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause
(c) below) and (ii) the Company's equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period shall be included in determining such Consolidated Net Income; (b) any net income (or loss) of any Person acquired by the Company or a Subsidiary of the Company in a pooling of interests transaction for any period prior to the date of such acquisition; (c) the net income of any Restricted Subsidiary to the extent that the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, is prohibited; (d) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or any Restricted Subsidiary (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any Capital Stock of any Person; (e) any gain (but not loss) from currency exchange transactions not in the ordinary course of business consistent with past practice; (f) the cumulative effect of a change in accounting principles; (g) any writedowns of noncurrent assets; and (h) any gain (but not loss) attributable to extraordinary items.

    "Consolidated Net Worth" means, with respect to the Company and its Restricted Subsidiaries, as at any date of determination, the sum of Capital Stock (other than Disqualified Stock) and additional paid-in capital plus retained earnings (or minus accumulated deficit) minus all intangible assets, including, without limitation, organization costs,

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patents, trademarks, copyrights, franchises, research and development costs, and any amount reflected in treasury stock, of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

    "Consolidated Tax Expense" means, for any period, the provisions for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.


    "Credit Facility" means the credit agreement dated as of May 15, 1998 between the Company and Christiania Bank og KreditKasse, as lender and administrative agent, as amended and in effect from time to time.


    "Disinterested Director" means, with respect to (i) an Affiliate Transaction or series of related Affiliate Transactions, (ii) any valuation of the aggregate Investments of the Company and the Restricted Subsidiaries in an Unrestricted Subsidiary at the time that it is redesignated a Restricted Subsidiary, (iii) any valuation of the aggregate Investments of the Company and the Restricted Subsidiaries in a Restricted Subsidiary at the time it is redesignated an Unrestricted Subsidiary, (iv) any valuation of any asset(s) (other than cash) or securities proposed to be transferred or issued by the Company or any Restricted Subsidiary, as the case may be, pursuant to a Restricted Payment, or (v) any valuation or determination required in connection with consideration received in an Asset Sale or the transfer or exchange of oil and gas properties for oil and gas properties purported to be excluded from an Asset Sale, a member of the Board of Directors of the Company who has no financial interest, and whose employer has no direct or indirect financial interest, in such Affiliate Transaction or series of related Affiliate Transactions or such transaction giving rise to any such valuation.

    "Disqualified Stock" means any Capital Stock of the Company or any Restricted Subsidiary of the Company which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or with the passage of time, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date or which is exchangeable or convertible into debt securities of the Company or any Restricted Subsidiary of the Company, except to the extent that such exchange or conversion rights cannot be exercised prior to the Maturity Date.

    "Dollar-Denominated Production Payments" mean production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

    "Equity Offering" means any underwritten public offering of common stock of the Company pursuant to a registration statement filed pursuant to the Securities Act or any private placement of Capital Stock (other than Disqualified Stock) of the Company (other than to any Person who, prior to such private placement, was a Subsidiary of the Company or any other Person controlled by the Company) which offering or placement is consummated after the Issue Date.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

    "GAAP" means generally accepted accounting principles as in effect in the United States of America as of the Issue Date.

    "Guarantee" means any Guarantee issued pursuant to Article X of the Indenture.

    "Guarantor" means (i) each of the Subsidiaries that becomes a guarantor of the Notes in compliance with the provisions of Article X of the Indenture and
(ii) each of the Persons that executes a supplemental indenture in which such Person agrees to be bound by the terms of the Indenture, in each case until such time, if any, such guarantor is released from its Guarantee pursuant to
Section 10.4 of the Indenture.

    "Holder" means a Person in whose name a Note is registered on the Registrar's books.

    "Indebtedness" means, without duplication, with respect to any Person, (a) all obligations of such Person (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or other obligations arising in the ordinary course of business), (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all net obligations of such Person under hedging arrangements including interest rate swap obligations, commodity swap obligations and foreign currency hedges, except to the extent such net obligations are taken into account in the determination of future net revenues from proved oil and gas reserves for purposes of the calculation of Adjusted Consolidated Net Tangible Assets; (c) all liabilities of others of the kind described in the preceding clauses (a) or
(b) that such Person has guaranteed or that are otherwise its legal liability (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment); (d) Indebtedness (as otherwise defined in this definition) of another Person secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, the amount of such obligations being deemed to be the lesser of (1) the full amount of such obligations so secured and (2) the fair market value of such asset, as determined in good faith by the Board of Directors of such Person, which determination shall be evidenced by a resolution of such Board; (e) with respect to such Person, the liquidation preference or any mandatory redemption payment obligations in respect of Disqualified Stock; (f) the aggregate preference in respect of amounts payable on the issued and outstanding shares of Preferred Stock of any of the Company's Restricted Subsidiaries in the event of any voluntary or involuntary liquidation, dissolution or winding up (excluding any such preference attributable to such shares of Preferred Stock that are owned by such Person or any of its Restricted Subsidiaries; provided, that if such Person is the Company, such exclusion shall be for such preference attributable to such shares of Preferred Stock that are owned by the Company or any of its Restricted Subsidiaries); and (g) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c), (d), (e), (f) or this clause (g), whether or not between or among the same parties. Subject to clause
(c) of the preceding sentence, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

    "Investment" of any Person means (i) all investments by such Person in any other Person (including its Affiliates) in the form of direct or indirect loans, advances or capital contributions, (ii) all direct or indirect guarantees of, or Liens created or permitted to secure, Indebtedness or other obligations of any other Person by such Person, (iii) all direct or indirect purchases or other acquisitions for consideration by such Person of assets, Indebtedness, Capital Stock or other securities of any other Person and (iv) all other items that directly or indirectly would be classified as investments (including, without limitation, purchases of assets outside the ordinary course of business) or advances on a balance sheet of such Person prepared in accordance with GAAP. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under the caption "--Certain Covenants--Limitation on Restricted Payments,"(a) an "Investment" in an Unrestricted Subsidiary shall be deemed to include and be valued at the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary and (b) any Investment in, or any property transferred to or from, an Unrestricted Subsidiary shall be valued at its fair market value at the time of transfer, in each case, as determined in good faith by the Board of Directors of the Company.

    "Issue Date" means the date on which the Notes are originally issued under the Indenture.

    "Lien" means, with respect to any Person, any mortgage, pledge, lien, encumbrance, easement, restriction, covenant, right-of-way, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property of such Person, or a security interest of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option, right of first refusal or other similar agreement to sell, in each case securing obligations of such Person and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute or statutes) of any jurisdiction).

    "Liquidated Damages" shall have the meaning given such term in Section 6 of the Registration Rights Agreement.

    "Material Change" means an increase or decrease (excluding changes that result solely from changes in prices) of more than either (i) 10% from the end of the immediately preceding fiscal quarter in the estimated discounted future net revenue from proved oil and gas reserves of the Company and its Restricted Subsidiaries, or (ii) 20% from the end of the immediately preceding year in the estimated discounted future net revenue from proved oil and gas reserves of the Company and its Restricted Subsidiaries, in each case calculated in accordance with clause (a)(i) of the definition of Adjusted Consolidated Net Tangible Assets; provided, however, that the following will be excluded from the calculation of Material Change: (a) any acquisitions of oil and gas reserves made after the end of the immediately preceding year for which the discounted future net revenues have been estimated by independent petroleum engineers since the end of the preceding year and on which a report or reports exist and
(b) any disposition of properties existing at the beginning of the current quarter or current year, as the case may be, for purposes of clause (i) or clause (ii) above, that have been disposed of as provided in the covenant captioned "--Certain Covenants--Limitation on Sale of Assets."

    "Maturity Date" means April 1, 2005.

    "Net Cash Proceeds" means (a) with respect to any Asset Sale or Sale/Leaseback Transaction of any Person, an amount equal to aggregate cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration until such time as such consideration is converted into cash) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state or local taxes required to be accrued as a liability as a consequence of such Asset Sale or Sale/Leaseback Transaction, and in each case net of all Indebtedness which is secured by such assets, in accordance with the terms of any Lien upon or with respect to such assets, or which must, by its terms or in order to obtain a necessary consent to such Asset Sale or Sale/Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Sale or Sale/Leaseback Transaction and which is actually so repaid and (b) in the case of any sale by the Company of securities pursuant to subclauses (B) or (C) of clause (iii) of the initial paragraph of the covenant caption "--Certain Covenants--Limitation on Restricted Payments," the amount of aggregate net cash proceeds received by the Company, after payment of expenses, commissions, discounts and any other transaction costs incurred in connection therewith.

    "Net Working Capital" means (i) all current assets of the Company and its Restricted Subsidiaries, minus (ii) all current liabilities of the Company and its Restricted Subsidiaries (including the current portion of gas balancing liabilities), except current liabilities included in Indebtedness.

    "Non-Recourse Indebtedness" means Indebtedness (i) as to which neither the Company nor any Restricted Subsidiary (a) provides credit support of any kind, including any undertaking, agreement or instrument which would constitute Indebtedness, (b) is directly or indirectly liable for such Indebtedness (by virtue of any Lien on any stock or asset of the Company or any Restricted Subsidiary or by virtue of the Company or such Restricted Subsidiary being the primary obligor or guarantor of, or otherwise liable in respect on, such Indebtedness) or (c) constitutes a lender, (ii) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against such Person) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (iii) as to which each lender thereof has been notified and has agreed, in writing, that it will not have any recourse, directly or indirectly, to the stock or assets of the Company or any Restricted Subsidiary.

    "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

    "Oil and Gas Business" means the business of the exploration for, and exploitation, development, production, processing (but not refining), marketing, storage and transportation of, hydrocarbons, and other related energy and natural resources businesses (including oil and gas services businesses related to the foregoing).

    "Oil and Gas Securities" means the Voting Stock of a Person primarily engaged in the Oil and Gas Business, provided that if such Voting Stock is not registered under Section 12 of the Exchange Act, simultaneously with the acquisition thereof by the Company or any Restricted Subsidiary, as applicable, the issuer of such Voting Stock shall become a Wholly Owned Restricted Subsidiary.

    "Permitted Business Investments" means (i) Investments in assets used in the Oil and Gas Business; (ii) the entry into operating agreements, joint ventures, processing agreements, farmout agreements, development agreements, area of mutual interest agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, partnership agreements (whether general or limited) or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business, excluding solely for purposes of this clause (ii), however, Investments in corporations; (iii) the acquisition of working interests, royalty interests or mineral leases relating to oil and gas properties; (iv) Investments by the Company or any Wholly Owned Restricted Subsidiary in any Person which is, or which will become, contemporaneously with the making of such Investment, a Wholly Owned Restricted Subsidiary and which is engaged in the Oil and Gas Business; (v) Investments in the Company by any Wholly Owned Restricted Subsidiary; (vi) Investments permitted under the covenant captioned "--Certain Covenants--Limitation on Sales of Assets"; (vii) Investments in any Person, other than an Unrestricted Subsidiary, the consideration for which consists of Capital Stock (other than Disqualified Stock); (viii) Investments constituting obligations under hedging arrangements described in clause (vii) of the definition of "Permitted Indebtedness;" and (ix) Investments in Unrestricted Subsidiaries the assets of which consist of assets used in the Oil and Gas Business (other than cash and Cash Equivalents) received by the Company from any Person other than a Subsidiary of the

Company solely as a result of the issuance of Capital Stock of the Company (other than Disqualified Stock) in exchange therefor.

    "Permitted Company Refinancing Indebtedness" means Indebtedness of the Company, the net proceeds of which are used to renew, extend, refinance, refund or repurchase outstanding Indebtedness of the Company, provided that (i) if the Indebtedness (including the Notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to the Notes, then such Indebtedness is pari passu or subordinated in right of payment to, as the case may be, the Notes at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (ii) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and (iii) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased; provided, further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Company Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP).

    "Permitted Financial Investments" means money market mutual or similar funds having assets in excess of $500,000,000, and the following kinds of instruments if, on the date of purchase or other acquisition of any such instrument by the Company or any Subsidiary of the Company, the remaining term to maturity is not more than one year: (i) readily marketable obligations issued or unconditionally guaranteed as to principal of and interest on by the United States of America or by any agency or authority controlled or supervised by and acting as an instrumentality of the United States of America; (ii) repurchase obligations for instruments of the type described in clause (i) for which delivery of the instrument is made against payment; (iii) obligations (including, but not limited to, demand or time deposits, bankers' acceptances and certificates of deposit) issued by a depository institution or trust company incorporated or doing business under the laws of the United States of America, any state thereof or the District of Columbia or a branch or subsidiary of any such depository institution or trust company operating outside the United States, provided, that such depository institution or trust company has, at the time of the Company's or such Subsidiary's investment therein or contractual commitment providing for such investment, capital surplus or undivided profits (as of the date of such institution's most recently published financial statements) in excess of $500,000,000; and (iv) commercial paper issued by any corporation, if such commercial paper has, at the time of the Company's or any of its Subsidiary's investment therein or contractual commitment providing for such investment, credit ratings of A-1 (or higher) by Standard & Poor's Ratings Services and P-1 (or higher) by Moody's Investors Services, Inc.

    "Permitted Indebtedness" means (i) Indebtedness of the Company and its Restricted Subsidiaries outstanding as of the Issue Date; (ii) Indebtedness of the Company and its Restricted Subsidiaries under a Bank Credit Facility as the same may be amended, refinanced or replaced, in a principal amount outstanding at any time not to exceed a principal amount equal to the greater of (a) $35.0 million and (b) 15% of Adjusted Consolidated Net Tangible Assets, in each instance, plus related accrued interest and costs, less any Net Cash Proceeds applied pursuant to the covenant captioned "--Certain Covenants--Limitation on Sale of Assets" to repay or prepay such Indebtedness that results in a permanent reduction in any revolving credit or other commitment relating thereto or the maximum amount that may be borrowed thereunder, provided that the aggregate amount of applied Net Cash Proceeds shall not permanently reduce the amount of Permitted Indebtedness under this clause (ii) below $10.0 million principal amount plus related accrued interest and costs; (iii) other Indebtedness of the Company and its Restricted Subsidiaries in a principal amount not to exceed $5.0 million at any one time outstanding; (iv) Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company and Indebtedness of any Restricted Subsidiary of the Company to the Company or another Wholly Owned Restricted Subsidiary; (v) Permitted Company Refinancing Indebtedness; (vi) Permitted Subsidiary Refinancing Indebtedness;
(vii) obligations under non-speculative hedging arrangements that the Company and its Subsidiaries enter into in the ordinary course of business for the purpose of protecting their production against fluctuations in oil and natural gas prices; (viii) Indebtedness under the Notes; and (ix) Indebtedness of a Subsidiary of the Company pursuant to its Guarantee of the Notes pursuant to
Article X of the Indenture.

    "Permitted Investments" means Permitted Business Investments and Permitted Financial Investments.

    "Permitted Liens" means (i) Liens outstanding as of the Issue Date; (ii) Liens now or hereafter securing a Bank Credit Facility; provided, however, such Liens are limited to securing Indebtedness in an amount not in excess of that permitted to be incurred in accordance with clause (ii) of the definition of Permitted Indebtedness; (iii) Liens now or hereafter securing any interest rate hedging obligations so long as the related Indebtedness (a) constitutes Senior Indebtedness or (b) is, or is permitted to be under this Indenture, secured by a Lien on the same property securing such interest rate obligations; (iv) Liens now or hereafter securing any interest rate hedging obligations so long as the related Indebtedness (a) constitutes the Notes (or any Permitted Company Refinancing Indebtedness in respect thereof) or (b) is, or is permitted to be under this Indenture, secured by a Lien on the same property securing such interest rate hedging obligations;
(v) Liens securing Indebtedness, the proceeds of which are used to refinance secured Indebtedness of the Company or its Restricted Subsidiaries; provided, that such Liens extend to or cover only the property or assets currently securing the Indebtedness being refinanced; (vi) Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP; (vii) mechanics', workmen's, materialmen's, operators' or similar Liens arising in the ordinary course of business; (viii) Liens in connection with workers' compensation, unemployment insurance or other social security, old age pension or public liability obligations; (ix) Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, public or statutory obligations, surety, stay, appeal indemnity, performance or other similar bonds, or other similar obligations arising in the ordinary course of business; (x) survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of real properties, and minor defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property or services, and in the aggregate do not materially adversely affect the value of such properties or materially impair use for the purposes of which such properties are held by the Company or any Restricted Subsidiaries; (xi) Liens on, or related to, properties to secure all or part of the costs incurred in the ordinary course of business of exploration, drilling, development or operation thereof; (xii) Liens on pipeline or pipeline facilities which arise out of operation of law; (xiii) judgment and attachment Liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and for which adequate reserves have been made; (xiv) (a) Liens upon any property of any Person existing at the time of acquisition thereof by the Company or a Restricted Subsidiary, (b) Liens upon any property of a Person existing at the time such Person is merged or consolidated with the Company or any Restricted Subsidiary or existing at the time of the sale or transfer of any such property of such Person to the Company or any Restricted Subsidiary, or (c) Liens upon any property of a Person existing at the time such Person becomes a Restricted Subsidiary; provided, that in each case such Lien has not been created in contemplation of such sale, merger, consolidation, transfer or acquisition, and provided that in each such case no such Lien shall extend to or cover any property of the Company or any Restricted Subsidiary other than the property being acquired and improvements thereon; (xv) Liens on deposits to secure public or statutory obligations or in lieu of surety or appeal bonds entered into in the ordinary course of business;
(xvi) Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary of the Company on deposit with or in possession of such bank; (xvii) purchase money security interests granted in connection with the acquisition of assets in the ordinary course of business and consistent with past practices, provided, that (A) such Liens attach only to the property so acquired with the purchase money indebtedness secured thereby and (B) such Liens secure only Indebtedness that is not in excess of 100% of the purchase price of such assets; (xviii) Liens reserved in oil and gas mineral leases for bonus or rental payments and for compliance with the terms of such leases;
(xix) Liens arising under partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange, transportation or processing (but not refining) of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, development agreements, operating agreements, area of mutual interest agreements, and other similar agreements which are customary in the Oil and Gas Business; (xx) Liens securing obligations under non- speculative hedging arrangements that the Company enters into in the ordinary course of business for the purpose of protecting its production against fluctuations in oil and natural gas prices; and (xxi) Liens to secure Dollar- Denominated Production Payments and Volumetric Production Payments.

    "Permitted Subsidiary Refinancing Indebtedness" means Indebtedness of any Restricted Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase outstanding Indebtedness of such Restricted Subsidiary, provided that (i) if the Indebtedness (including any Guarantee) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to the Guarantee, then such Indebtedness is pari passu with or subordinated in right of payment to, as the case may be, the Guarantee at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (ii) such Indebtedness is scheduled to mature no earlier than the Indebtedness being renewed, extended, refinanced, refunded or repurchased, and (iii) such Indebtedness has an Average Life at the time such Indebtedness is incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased, provided, further, that such Indebtedness (to the extent that such Indebtedness constitutes Permitted Subsidiary Refinancing Indebtedness) is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP).

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

    "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated), which is preferred as to the payment of dividends, or upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

    "Production Payments" means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

    "Reference Period" means, with respect to any Person, the four full consecutive fiscal quarters ended with the last full fiscal quarter for which financial information is available immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

    "Restricted Payment" means, with respect to any Person, any of the following: (i) the declaration or payment of any dividend or the making of any other payment or distribution in respect or on account of such Person's Capital Stock (other than (a) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) and (b) in the case of Restricted Subsidiaries of the Company, dividends or distributions payable to the Company or to a Restricted Subsidiary of the Company); (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock, or any option, warrant, or other right to acquire shares of Capital Stock, of the Company or any of its Restricted Subsidiaries (but excluding (a) any cashless exercise of warrants or options or (b) payments in respect of cash elections or phantom stock or similar awards under any director or employee benefit plan or arrangement provided such payment is recorded as a compensation expense under
GAAP); (iii) the making of any payment (principal or otherwise) on or with respect to, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the Notes or Guarantees, as the case may be; and (iv) the making by such Person of any Investment other than a Permitted Investment.

    "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that (i) immediately after giving effect to such designation, the Company could incur at least $1.00 in additional Indebtedness pursuant to the first paragraph of the covenant captioned "--Certain Covenant --Limitation on Incurrence of Additional Indebtedness," (ii) such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter Reference Period, and (iii) no Default or Event of Default would be in existence following such designation.

    "Sale/Leaseback Transaction" means with respect to the Company or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries of any principal property, acquired or placed into service more than 180 days prior to such arrangement, whereby such property has been or is to be sold or transferred by the Company or any of its Restricted Subsidiaries to such Person.

    "Senior Indebtedness" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter incurred), unless such Indebtedness is contractually subordinate or junior in right of payment of principal, premium and interest to the Notes.

    "Senior Indebtedness of a Guarantor" means any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter incurred), unless such Indebtedness is contractually subordinate or junior in right of payment of principal, premium and interest to the Guarantees.

    "Subordinated Indebtedness of a Guarantor" means any Indebtedness of such Guarantor (whether outstanding on the date hereof or hereafter incurred) which is contractually subordinate or junior in right of payment of principal, premium and interest to the Guarantees.

    "Subordinated Indebtedness of the Company" means any Indebtedness of the Company (whether outstanding on the date hereof or hereafter incurred) which is contractually subordinate or junior in right of payment of principal, premium and interest to the Notes.

    "Subsidiary" of any Person means (i) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person, (ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person is, or one or more of its subsidiaries or such Person and one or more of its subsidiaries are, entitled to receive more than 50 percent of the assets of such partnership upon its dissolution, or (iii) any other Person (other than a corporation or partnership) in which such Person, directly or indirectly, at the date of determination thereof, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

    "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that is designated as an Unrestricted Subsidiary by the Board of Directors of the Company pursuant to a board resolution in accordance with the requirements of the following sentence (and so long as such Subsidiary continues to meet such requirements) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of the Company may designate any Subsidiary of the Company (including a newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary, by a resolution of the Board of Directors of the Company as evidenced by written notice thereof and the filing and officers' certificate referred to in the next following sentence delivered to the Trustee, only if at the time of and after giving effect to such designation, (a) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant captioned "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness," (b) the Company could make an additional Restricted Payment of at least $1.00 pursuant to the first paragraph of the covenant captioned "--Certain Covenants--Limitation on Restricted Payments," (c) such Subsidiary does not own or hold any Capital Stock of, or any Lien on any property of, the Company or any Restricted Subsidiary, (d) such Subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Non-Recourse Indebtedness, (e) such Subsidiary is not a party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless such agreement, contract, arrangement or understanding does not violate the terms of the Indenture described under the caption "--Certain Covenants--Limitation on Transactions with Affiliates," and (f) such Subsidiary is a Person with respect to which neither the Company nor any Restricted Subsidiary has any direct or indirect obligation (1) to subscribe for additional Capital Stock or (2) to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve any specified levels of operating results, in each case, except to the extent otherwise permitted by the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing requirements and was permitted by the covenant described above under the caption "--Certain Covenants--Limitation on Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture, and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants --Limitation on Incurrence of Additional Indebtedness," the Company shall be in default of such covenant).

    "U.S. Government Securities" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable at the option of the issuer thereof.

    "U.S. Legal Tender" means such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts.

    "Volumetric Production Payments" mean production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

    "Voting Stock" means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of contingency) to vote in the election of members of the Board of Directors or other governing body of such Person.

    "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary 95% or more of the Capital Stock of which is owned by the Company or another Wholly Owned Restricted Subsidiary, other than (i) directors' qualifying shares, if applicable, and (ii) shares required by applicable law of a foreign jurisdiction to be partially owned by the government of such jurisdiction or Person of such or another foreign jurisdiction in order for such Subsidiary to transact business in such jurisdiction, if such Subsidiary is organized in a foreign jurisdiction, in each case, so long as the Company or such other Wholly Owned Restricted Subsidiary controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were wholly owned by the Company or such other Wholly Owned Restricted Subsidiary.

EVENTS OF DEFAULT

    The following will be "Events of Default" under the Indenture:

    (i) default in the payment of principal of or premium, if any, on the Notes when due and payable at maturity, upon repurchase pursuant to a Change of Control Offer or a Net Proceeds Offer, upon acceleration or otherwise; or

    (ii) default for 30 days in payment of any interest on, or Liquidated Damages with respect to, the Notes; or

    (iii) default by the Company or any Guarantor in the deposit of any optional redemption payment; or

    (iv) default by the Company or any Guarantor in the performance of the covenants discussed under the captions "--Change of Control," "--Certain Covenants--Limitation on Sale of Assets" and "--Certain Covenants--Limitation on Mergers and Consolidations;" or

    (v) default by the Company or any Restricted Subsidiary in the performance of any other covenant or agreement in the Indenture (other than those described in clauses (i) through (iv) above) which shall not have been remedied within 30 days after written notice by the Trustee or by the Holders of at least 25% in principal amount of the Notes then outstanding; or

    (vi) default on any other Indebtedness (other than Non-Recourse Indebtedness) of the Company or any Subsidiary of the Company (other than an Unrestricted Subsidiary) if either (a) such default results in the acceleration of the maturity of any such Indebtedness having a principal amount of $5,000,000 or more individually or, taken together with the principal amount of any other such Indebtedness in default or the maturity of which has been so accelerated, in the aggregate, or (b) such default results from the failure to pay when due principal of, or premium, if any, or interest on, any such Indebtedness, after giving effect to any applicable grace period (a "Payment Default"), having a principal amount of $5,000,000 or more individually or, taken together with the principal amount of any other Indebtedness under which there has been a Payment Default, in the aggregate; or

    (vii) the commencement of proceedings, or the taking of any enforcement action (including by way of set-off), by any holder (or its designee or assign) of at least $5.0 million in aggregate principal amount of Indebtedness (including any amounts owed pursuant to a judgment or order) of the Company or any Subsidiary of the Company (other than an Unrestricted Subsidiary, provided that neither the Company nor any Restricted Subsidiary is liable, directly or indirectly, for such Indebtedness), after a default under such Indebtedness, to retain in satisfaction of such Indebtedness or to collect or seize, dispose of or apply in satisfaction of such Indebtedness, property or assets of the Company or its Restricted Subsidiaries having a fair market value in excess of $5.0 million individually or in the aggregate; provided that if any such proceedings or actions are terminated or rescinded, or such Indebtedness is repaid or settled, in each case, other than as a result of the enforcement of any right or process pursuant to any such proceeding or action, such Event of Default under the Indenture and any consequential acceleration of the Notes shall be automatically rescinded, so long as (a) such rescission does not conflict with any judgment or decree and (b) the holder of such Indebtedness shall not have applied any such property or assets in satisfaction of such Indebtedness; or

    (viii) the entry by a court of one or more judgments or orders for the payment in cash or other assets of $5.0 million or more individually or in the aggregate (net of applicable insurance coverage acknowledged in writing by the insurance carrier) having been rendered against the Company or any Subsidiary of the Company (other than an Unrestricted Subsidiary; provided that neither the Company nor any Restricted Subsidiary is liable, directly or indirectly, for such judgment or order) and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days; or

    (ix) the occurrence of certain events giving rise to ERISA liability; or

    (x) the failure of a Guarantee by a Guarantor to be in full force and effect (other than a release of a Guarantee in accordance with the Indenture), or the denial or disaffirmance by such entity thereof; or

    (xi) certain events involving bankruptcy, insolvency or reorganization of the Company or any Subsidiary of the Company (other than an Unrestricted Subsidiary).

    The Indenture provides that the Trustee may withhold notice to the Holders of the Notes of any default (except in payment of principal of, or premium, if any, or interest or Liquidated Damages on the Notes) if the Trustee considers it in the interest of the Holders of the Notes to do so.

    The Indenture provides that if an Event of Default occurs and is continuing with respect to the Indenture, the Trustee or the Holders of not less than 25% in principal amount of the Notes outstanding may declare the principal of and premium, if any, and accrued but unpaid interest and Liquidated Damages (if any) on all Notes to be due and payable. Upon such a declaration, such principal, premium, if any, interest and Liquidated Damages (if any) will be due and payable immediately. Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary of the Company occurs and is continuing, the principal of, and premium, if any, and accrued but unpaid interest and Liquidated Damages (if any) on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the Notes. The amount due and payable on the acceleration of any Note will be equal to 100% of the principal amount of such Note, plus accrued interest and Liquidated Damages (if any) to the date of payment. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

    The Indenture provides that no Holder of a Note may pursue any remedy under the Indenture unless (i) the Trustee shall have received written notice of a continuing Event of Default, (ii) the Trustee shall have received a request from Holders of at least 25% in principal amount of the Notes to pursue such remedy, (iii) the Trustee shall have been offered indemnity reasonably satisfactory to it, (iv) the Trustee shall have failed to act for a period of 60 days after receipt of such notice, request and offer of indemnity and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in principal amount of the Notes; provided, however, such provision does not affect the right of a Holder of a Note to sue for enforcement of any overdue payment thereon.

    The Holders of a majority in principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture, subject to certain limitations specified in the Indenture. The Indenture will require the annual filing by the Company with the Trustee of a written statement as to compliance with the covenants contained in the Indenture.

MODIFICATION AND WAIVER

    The Indenture provides that modifications and amendments to the Indenture or the Notes may be made by the Company, the Guarantors and the Trustee with the consent of the Holders of a majority in principal amount of the Notes then outstanding; provided that no such modification or amendment may, without the consent of the Holder of each Note then outstanding affected thereby, (i) reduce the percentage of principal amount of Notes whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the rate or change the time for payment of interest, including defaulted interest, or Liquidated Damages on any Note; (iii) reduce the principal amount of any Note or change the Maturity Date of the Notes; (iv) reduce the redemption price, including premium, if any, payable upon redemption of any Note or change the time at which any Note may or shall be redeemed; (v) reduce the repurchase price, including premium, if any, payable upon the repurchase of any Note or change the time at which any Note may or shall be repurchased; (vi) make any Note payable in money other than that stated in the Note; (vii) impair the right to institute suit for the enforcement of any payment of principal of, or premium, if any, or interest or Liquidated Damages on any Note; (viii) make any change in the percentage of principal amount of Notes necessary to waive compliance with certain provisions of the Indenture; or (ix) waive a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest or Liquidated Damages on the Notes. The Indenture provides that modifications and amendments of the Indenture may be made by the Company, the Guarantors and the Trustee without the consent of any Holders of Notes in certain limited circumstances, including
(a) to cure any ambiguity, omission, defect or inconsistency, (b) to provide for the assumption of the Obligations of the Company or any Guarantor under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or such Guarantor, (c) to reflect the release of any Guarantor from its Guarantee, or the addition of any Subsidiary of the Company as a Guarantor, in the manner provided in the Indenture, (d) to comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939 or (e) to make any change that would provide any additional benefit to the Holders or that does not adversely affect the rights of any Holder of Notes in any material respect.

    The Indenture provides that neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fees or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes or the Indenture unless such consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time period set forth in any solicitation documents relating to such consent.

    The Indenture provides that the Holders of a majority in aggregate principal amount of the Notes then outstanding may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest or Liquidated Damages.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Company may, at its option and at any time, elect to have its Obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of Holders of such Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages (if any) on such Notes when such payments are due, (ii) the Company's obligations with respect to such Notes concerning the issuance of temporary Notes, transfers and exchanges of Notes, replacement of mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency where Notes may be surrendered for transfer or exchange or presented for payment, and duties of paying agents, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance"), and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment events) described under "--Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee or other qualifying Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. Legal Tender, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages (if any) on the outstanding Notes on the Maturity Date or on the applicable redemption date, as the case may be, of such principal or installment of principal, premium, if any, or interest or Liquidated Damages (if any); (ii) in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (A) the Company has received from or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred,
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day (or a subsequent date if a longer comparable period is then applicable) after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any other material agreement or instrument to which the company is a party or by which the Company is bound; (vi) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

GOVERNING LAW

    The Indenture provides that it, the Guarantees and the Notes will be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

    State Street Bank and Trust Company is the Trustee under the Indenture. Its address is 225 Asylum Street, 23rd Floor, Hartford, Connecticut 06103. The Company has also appointed the Trustee as the initial Registrar, Transfer Agent and Paying Agent under the Indenture.

    The Trustee is permitted to become an owner or pledgee of Notes and may otherwise deal with the Company or its Subsidiaries or any of their Affiliates with the same rights it would have if it were not Trustee. If, however, the Trustee acquires any conflicting interest (as defined in the Trust Indenture
Act), it must eliminate such conflict or resign.

    The Indenture provides that in case an Event of Default shall occur (and be continuing), the Trustee will be required to use the degree of care and skill of a prudent person in the conduct of such person's own affairs. The Trustee will be under no obligation to exercise any of its powers under the Indenture at the request of any of the Holders of the Notes, unless such Holders have offered the Trustee indemnity reasonably satisfactory to it.

ADDITIONAL INFORMATION

    Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Michael Petroleum Corporation, 13101 Northwest Freeway, Suite 320, Houston, Texas 77040, Attention: Robert L. Swanson.

NO PERSONAL LIABILITY OF DIRECTORS, ADVISORS, MANAGERS, OFFICERS, EMPLOYEES, INCORPORATORS, MEMBERS AND SHAREHOLDERS

    No director, advisor, manager, officer, employee, incorporator, member or shareholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Notes, the Guarantees, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

BOOK-ENTRY, DELIVERY AND FORM

    The Old Notes were offered and sold (a) to Qualified Institutional Buyers in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A ("Rule 144A Notes") and (b) outside the United States in reliance on Regulation S under the Securities Act ("Regulation S Notes"). Except as set forth below, Notes will be issued in registered, global form without interest coupons in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

    Rule 144A Notes are represented by one Note in registered, global form without interest coupons (the "Rule 144A Global Note"). The Rule 144A Global Note was deposited upon issuance with the Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

    Regulation S Notes initially are represented by one temporary Note in registered, global form without interest coupons (the "Regulation S Temporary Global Note"). The Regulation S Temporary Global Note was deposited on behalf of the subscribers thereof with a custodian for DTC. The Regulation S Temporary Global Note was registered in the name of a nominee of DTC for credit to the subscribers' respective accounts at the Euroclear and Cedel Bank. Beneficial interests in the Regulation S Temporary Global Note may be held only through Euroclear or Cedel Bank.

    After the occurrence of (i) the expiration of a 40-day restricted period, as defined under Regulation S (the "Restricted Period"), or (ii) the exchange of a beneficial interest in the Regulation S Global Notes for a beneficial interest in a global note representing New Notes upon consummation of the Exchange Offer and upon delivery of certification that the beneficial owners thereof are not U.S. persons (as defined in Rule 902(o) under the Securities
Act) or that such beneficial owners purchased such Notes in a transaction that did not require registration under the Securities Act and are in the process of obtaining a beneficial interest in the Rule 144A Global Note in exchange for their beneficial interest in the Regulation S Temporary Global Note, a beneficial interest in the Regulation S Temporary Global Note may be exchanged for an interest in one or more permanent Notes in registered, global form without interest coupons (collectively, the "Regulation S Permanent Global Notes" and, together with the Regulation S Temporary Global Notes, the "Regulation S Global Note") (the Regulation S Global Note and the 144A Global Note collectively, the "Global Notes") which is expected to be deposited with the Trustee as custodian for, and registered in the name of, a nominee of DTC. Investors may hold beneficial interests in the Regulation S Permanent Global Note through organizations other than Euroclear and Cedel Bank that are Participants in DTC's system. Euroclear and Cedel Bank will hold interests in the Regulation S Global Note on behalf of their Participants through customers' securities accounts in their respective names on the books of their respective depositaries, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Cedel Bank. In turn, each of Euroclear and Cedel Bank will hold such interests in the Regulation S Global Note in customers' securities accounts in its name on the books of DTC.

    The Notes that are issued as described below under the caption "-- Certificated Notes" will be issued in the form of registered definitive certificates (the "Certificated Notes"). Such Certificated Securities may, unless the Global Notes have previously been exchanged for Certificated Notes, be exchanged for an interest in a Global Note representing the principal amount of Notes being transferred.

    DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or "DTC's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. DTC's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or "DTC's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through DTC's Participants or DTC's Indirect Participants.

    The Company expects that, pursuant to procedures established by DTC, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of DTC's Participants), DTC's Participants and DTC's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Notes will be limited to such extent.

    Beneficial interests in one Global Note may be transferred to a person who takes delivery in the form of a beneficial interest in another Global Note only upon receipt by the Trustee of a written certification (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with the Indenture and with the Securities Act and any applicable securities laws of any state of the United States or any other jurisdiction. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of a beneficial interest in another Global Note will, upon transfer, cease to be a beneficial interest in such Global Note and become a beneficial interest in the other Global Note and accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such a beneficial interest.

    So long as the Global Note holder is the registered owner of any Notes, the Global Note holder will be considered the sole holder under the Indenture of any Notes evidenced by the Global Notes. Beneficial owners of Notes evidenced by the Global Notes will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

    Payments in respect of the principal of and premium, interest and Liquidated Damages, if any, on any Notes registered in the name of the Global Note holder on the applicable record date will be payable by the Trustee to or at the direction of the Global Note holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. The Company believes, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's Participants and DTC's Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants or DTC's Indirect Participants.

ADDITIONAL INFORMATION CONCERNING EUROCLEAR AND CEDEL BANK

    Euroclear and Cedel Bank hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Cedel Bank provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedel Bank interface with domestic securities markets. Euroclear and Cedel Bank participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Cedel Bank is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Cedel Bank participant, either directly or indirectly.

    When beneficial interests are to be transferred from the account of a Participant (other than Morgan Guaranty Trust Company of New York and Citibank, N.A., as depositaries for Euroclear and Cedel Bank, respectively) to the account of a Euroclear participant or a Cedel Bank participant, the purchaser must send instructions to Euroclear or Cedel Bank through a participant at least one business day prior to settlement. Euroclear or Cedel Bank, as the case may be, will instruct Morgan Guaranty Trust Company of New York or Citibank, N.A. to receive the beneficial interests against payment. Payment will include interest and, if any, Liquidated Damages attributable to the beneficial interest from and including the last payment date to and excluding the settlement date, on the basis of a calendar year consisting of twelve 30-day calendar months. For transactions settling on the 31st day of the month, payment will include interest and, if any, Liquidated Damages accrued to and excluding the first day of the following month. Payment will then be made by Morgan Guaranty Trust Company of New York or Citibank, N.A., as the case may be, to the Participant's account against delivery of the beneficial interests. After settlement has been completed, the beneficial interests will be credited to the respective clearing systems and by the clearing system, in accordance with its usual procedures, to the Euroclear participants' or Cedel Bank participants' account. Credit for the beneficial interests will appear on the next business day (European time) and the cash debit will be back-valued to, and interest attributable to the beneficial interests will accrue from, the value date (which would be the preceding business day when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the Euroclear or Cedel Bank cash debit will instead be valued as of the actual settlement date.

    Euroclear participants and Cedel Bank participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to pre-position funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Euroclear or Cedel Bank. Under this approach, such participants may take on credit exposure to Euroclear or Cedel Bank until the beneficial interests are credited to their accounts one day later. Finally, day traders that use Euroclear or Cedel Bank and that purchase beneficial interests from Participants for credit to Euroclear participants or Cedel Bank participants should note that their trades would automatically fall on the sale side unless affirmative action were taken to avoid these potential problems.

    Due to time zone differences in their favor, Euroclear participants and Cedel Bank participants may employ their customary procedures for transactions in which beneficial interests are to be transferred by the respective clearing system, through Morgan Guaranty Trust Company of New York or Citibank, N.A., to another Participant. The seller must send instructions to Euroclear or Cedel Bank through a participant at least one business day prior to settlement. In these cases, Euroclear or Cedel Bank will instruct Morgan Guaranty Trust Company of New York or Citibank, N.A., as the case may be, to credit the beneficial interests to the Participant's account against payment. Payment will include interest and, if any, Liquidated Damages attributable to the beneficial interest from and including the last payment date to and excluding the settlement date, on the basis of a calendar year consisting of twelve 30-day calendar months. For transactions settling on the 31st day of the month, payment will include interest and Liquidated Damages, if any, accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Euroclear participant or Cedel Bank participant the following business day, and receipt of the cash proceeds in the Euroclear or Cedel Bank participant's account will be back-valued to the value date (which would be the preceding business day, when settlement occurs in New
York). If the Euroclear participant or Cedel Bank participant has a line of credit with its representative clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (i.e., if trade fails), receipt of the cash proceeds in the Euroclear or Cedel Bank participant's account would instead be valued as of the actual settlement date.

CERTIFICATED SECURITIES

    Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Notes in the form of Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). [All such certificated Notes would be subject to the legend requirements described herein under the caption "Notice to Investors."] In addition, if (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary and the Company is unable to locate a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in the form of Certificated Securities under the Indenture, then, upon surrender by the Global Note Holder of the Global Notes, Notes in such form will be issued to each person that the Global Note Holder and DTC identify as being the beneficial owner of the related Notes.

    Neither the Company nor the Trustee, nor any agent for either of them, will be liable for any delay by the Global Note Holder or DTC in identifying the beneficial owners of Notes, and the Company and the Trustee, and each agent of any of them, may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or DTC for all purposes.


               UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS



    The following is a summary of the material U.S. federal income tax considerations relating to the exchange of the Old Notes for New Notes and the ownership and disposition of the New Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and administrative pronouncements and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor's decision to exchange the Old Notes for the New Notes, and it is not intended to be wholly applicable to all categories of investors, some of which, such as dealers in securities, banks, insurance companies and tax-exempt organizations, may be subject to special rules. In addition, this discussion is limited to persons that will hold the New Notes as a "capital asset" within the meaning of section 1221 of the Code. EACH HOLDER OF OLD NOTES IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS.


EXCHANGE OFFER


    The exchange of the New Notes for the Old Notes pursuant to the Exchange Offer should not constitute a material modification of the terms of the Notes and, therefore, such exchange should not constitute an exchange for U.S. federal income tax purposes. Accordingly, such exchange should have no U.S. federal income tax consequences to U.S. holders of the New Notes, and the holding period of the New Notes will include the holding period of the Old Notes. The adjusted tax basis of the New Notes will be the same as that of the Old Notes immediately before the exchange.


STATED INTEREST AND ORIGINAL ISSUE DISCOUNT


    The stated interest on the New Notes will be includable in the income of a holder as ordinary income for United States federal income tax purposes at the time it is received or accrued in accordance with the holder's method of tax accounting. Failure of the Company to consummate the Exchange Offer or to file or cause to be declared effective the Shelf Registration Statement will cause Liquidated Damages calculated as additional interest to accrue on the Old Notes in the manner described therein. According to U.S. Treasury regulations, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a holder (or the timing of such recognition) if the likelihood of the change, as of the date the Old Notes were issued, was remote. The Company believes that the likelihood of a change in the interest rate on the Old Notes was remote and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any Note.



    The Old Notes will be considered to have been issued with original issue discount ("OID") because the stated redemption price at maturity of the Old Notes (which, for these purposes, will be its stated principal amount) exceeded the issue price of the Old Notes. The amount of OID on each Old Note was initially $17.51 per $1,000 in principal amount of Old Notes.



    A holder (regardless of its method of accounting) will be required to i include in income the sum of the daily portions of OID with respect to each New Note for each day during the taxable year or portion of a taxable year in which such holder holds the Note (such sum, "Accrued OID"), with the result that a holder will be required to include amounts in income without any current corresponding receipt of cash. The daily portion is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the adjusted issue price of the New Note at the beginning of the accrual period multiplied by the yield to maturity of the New Note. The adjusted issue price of a New Note at the beginning of any accrual period is the issue price of the New Note increased by the Accrued OID for all prior accrual periods (less all payments made on the New Notes other than payments of stated interest on the New Notes). The Company will annually furnish to record holders of the New Notes and to the IRS information with respect to any OID accruing during the calendar year as may be required by applicable regulations.

MARKET DISCOUNT


    Holders of the New Notes should note that the resale of the New Notes may be adversely affected by the market discount provisions of sections 1276 through 1278 of the Code. Under the market discount rules, if a holder of an Old Note (other than a holder who purchased the New Note upon original issuance) purchases it at a market discount (i.e., at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the New Note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition. Moreover, any market discount in a New Note may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (e.g., gifts). Absent an election to include market discount in income as it accrues, a holder of a market discount debt instrument may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.


SALE, EXCHANGE OR RETIREMENT OF THE NEW NOTES


     Each holder of New Notes generally will recognize gain or loss upon the sale, exchange, repurchase, redemption, retirement or other disposition of those New Notes measured by the difference (if any) between (i) the amount of cash and the fair market value of any property received (except to the extent that such cash or other property is attributable to the payment of accrued interest not previously included in income, which amount will be taxable as ordinary income) and (ii) the holder's adjusted tax basis in those New Notes (including any market discount previously included in income by the holder). Any such gain or loss recognized on the sale, exchange, repurchase, redemption, retirement or other disposition of a New Note should be capital gain or loss (except as discussed under "Market Discount" above), and would be long-term capital gain or loss if the New Note had been held for more than one year at the time of the sale or exchange. If the New Notes had been held by a noncorporate holder for more than 12 months but not more than 18 months, such capital gains generally shall be subject to tax at a maximum 28% rate. If the New Notes had been held by a non-corporate holder for more than 18 months, however, such capital gain generally will be subject to tax at a maximum 20% rate. An investor's initial tax basis in a New Note will be the cash price it paid therefor.

BACKUP WITHHOLDING


    A holder of New Notes may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments," including interest payments and, under certain circumstances, principal payments on the New Notes. These backup withholding rules apply if the holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. A holder who does not provide the Company with its correct TIN also may be subject to penalties imposed by the IRS. Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder's federal income tax liability, provided that the required information is furnished to the IRS. Backup withholding will not apply, however, with respect to payments made to certain holders, including corporations, tax-exempt organizations and certain foreign persons ("exempt recipients"), provided their exemptions from backup withholding are properly established.



    The amount of any "reportable payments" including interest made to the holders of New Notes (other than to holders which are exempt recipients) and the amount of tax withheld, if any, with respect to such payments will be reported to such holders and to the IRS for each calendar year.


FOREIGN HOLDERS


    The following discussion is a summary of the principal U.S. federal income and estate tax consequences to a Foreign Person that holds a New Note. The term "Foreign Person" means a nonresident alien individual or foreign corporation, but only if the income or gain on the New Note is not "effectively connected with the conduct of a trade or business within the U.S." If the income or gain on the New Note is "effectively connected with the conduct of a trade or business within the U.S.," then the nonresident alien individual or foreign corporation will be subject to tax on such income or gain in essentially the same manner as a U.S. citizen or resident or a domestic corporation, as discussed above, and in the case of a foreign corporation, may also be subject to a 30% (or lower applicable treaty rate) branch profits tax.



    Under the portfolio interest exception to the general rules for the withholding of a tax on interest paid to a Foreign Person, a Foreign Person will not be subject to U.S. federal income tax (or to withholding) on interest payments on a New Note, provided that (i) the Foreign Person does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and is not a controlled foreign corporation with respect to the U.S. that is related to the Company through stock ownership and (ii) the Company, its paying agent or the person who would otherwise be required to withhold tax receives either (A) a statement (an "Owner's Statement") signed under penalties of perjury by the beneficial owner of the New Note in which the owner certifies that the owner is not a U.S. person, or in the case of an individual, that he is neither a citizen nor a resident of the United States, and which provides the owner's name and address, or (B) a statement signed under penalties of perjury by the Financial Institution holding the New Note on behalf of the beneficial owner, together with a copy of the Owner's Statement. The term "Financial Institution" means a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds a New Note on behalf of the owner of the New Note. A Foreign Person who does not qualify for the "portfolio interest" exception, would, under current law, generally be subject to the U.S. federal withholding tax at a flat rate of 30% (or lower applicable treaty rate) on interest payments.



    In general, gain recognized by a Foreign Person upon the redemption, retirement, sale or exchange of a Note (including any gain representing accrued market discount) will not be subject to U.S. federal income tax. However, a Foreign Person may be subject to U.S. federal income tax at a flat rate of 30% (unless exempt by an applicable treaty) on any such gain if the Foreign Person is an individual present in the U.S. for 183 days or more during the taxable year in which the New Note is redeemed, retired, sold or exchanged, and certain other requirements are met.



    Subject to applicable estate tax treaty provisions, New Notes held at the time of death (or New Notes transferred before death but subject to certain retained rights or powers) by an individual who at the time of death is a nonresident alien for estate tax purposes will not be included in such individual's gross estate for U.S. federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or hold the New Notes in connection with a U.S. trade or business.

                          DESCRIPTION OF CAPITAL STOCK

CAPITAL STOCK

    The authorized capital stock of the Company consists of (i) 100,000,000 shares of common stock, par value $0.10 per share, and (ii) 50,000,000 shares of preferred stock, par value $0.10 per share. There currently are 10,000 shares of the Company's common stock outstanding, all of which are owned of record and beneficially by MHI. No shares of the Company's preferred stock are outstanding.

    The authorized capital stock of MHI consists of (i) 100,000,000 shares of Common Stock, par value $.01 per share, and (ii) 50,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock"). On March 31, 1998, there were seven holders of record of Common Stock with 773,425 shares outstanding, and no shares of Preferred Stock were outstanding.

COMMON STOCK

    Holders of shares of Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors and paid by MHI out of funds legally available therefor, subject to prior rights of any outstanding shares of any preferred stock. In the event of any dissolution, liquidation or winding up of MHI, holders of shares of Common Stock are entitled to share ratably in assets remaining after payment of all liabilities and liquidation preferences, if any.

    Except as otherwise required by law or the Articles of Incorporation, the holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including the election of directors.

    Holders of shares of Common Stock have no preemptive, cumulative voting, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock are subject to the rights, preferences and privileges granted to the holders of any series of preferred stock which the Company may issue in the future.

    The rights and privileges of the holders of the Company's common stock are substantially similar to those of the holders of the Common Stock.

PREFERRED STOCK

    The Board of Directors may, without further action by the shareholders of MHI, from time to time, direct the issuance of fully authorized shares of preferred stock in classes or series and may, at the time of issuance, determine the powers, rights, preferences and limitations of each class or series. Satisfaction of any dividend preferences on outstanding shares of preferred stock may reduce the amount of funds available for the payment of dividends on Common Stock. Also, holders of preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of MHI before any payment is made to the holders of Common Stock. Under certain circumstances, the issuance of such preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of MHI's securities or the removal of incumbent management.

    The rights and privileges of the holders of the Company's preferred stock are substantially similar to those of the holders of the Preferred Stock.

SPECIAL PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

    The Articles of Incorporation and Bylaws of MHI include certain provisions that could have anti-takeover effects. The provisions enhance the likelihood of continuity and stability in the composition of, and in the policies formulated by, the Board of Directors.

    Following is a summary of certain of the provisions contained in the Articles of Incorporation and Bylaws of MHI.

Number of Directors; Filling Vacancies; Removal

    The Bylaws provide that the Board of Directors will fix the number of members of the Board of Directors, provided that no decrease will have the effect of shortening the term of any incumbent Director, and that the number of directors shall never be less than one. The Bylaws of MHI provide that the Board of Directors, acting by majority vote of the directors then in office, may fill any newly created directorship or vacancies on the Board of Directors; however, the Board of Directors may not fill more than two such vacancies arising from an increase in the number of directors during the period between any two successive annual meetings of shareholders.

    The Bylaws of MHI provide that any Director or the entire board of directors may be removed with or without cause at any meeting of shareholders called expressly for that purpose at which a quorum of shareholders is present, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors.

Special Meetings

    The Bylaws provide that special meetings of stockholders may be called by the President of MHI, the Board of Directors or the Chairman of the Board of Directors, or by written request signed by the holder or holders of at least 10% of all of the then issued and outstanding shares of the capital stock of MHI entitled to vote at such meeting and stating the purpose or purposes of the meeting.

Limitations Imposed by Texas Law

    The Texas Business Corporation Act (the "TBCA") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breach of their fiduciary duty as directors except for liability of a director resulting from (i) a breach of such director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission that is not in good faith or that involves intentional misconduct or a knowing violation of laws, (iii) a transaction from which the director received an improper personal benefit or (iv) an act or omission for which the liability of the director is expressly provided by an applicable statute. The Articles of Incorporation of MHI limit the liability of directors (in their capacity as directors but not in their capacity as officers) to MHI or its shareholders to the fullest extent permitted by the TBCA. The inclusion of this provision in the Articles of Incorporation may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders from suing directors for breach of their duty of care, even though such an action, if successful, might otherwise benefit MHI and its shareholders. The inclusion of such provisions in the Articles of Incorporation together with a provision requiring MHI to indemnify its directors, officers and certain other individuals against certain liabilities, is intended to enable MHI to attract qualified persons to serve as directors who might otherwise be reluctant to do so. The SEC has taken the position that personal liability of directors for violations of the federal securities laws cannot be limited and that indemnification by the issuer for such violations is unenforceable.

    The Articles of Incorporation and Bylaws of the Company are substantially the same as those of MHI.

WARRANTS

    Upon the closing of the sale of the Old Notes, the repayment of the indebtedness under the T.E.P. Financing and the purchase of the Net Profits Interest on April 2, 1998, MHI and the Company canceled their existing warrants previously granted to Cambrian in exchange for a Warrant to purchase 38,671 shares of Common Stock for an exercise price of $8.00 per share. The Warrant expires August 12, 2001 and contains provisions for registration rights for the shares of Common Stock acquired upon exercise (see "--Registration Rights" below), as well as customary anti-dilution provisions, including provisions providing for adjustments in the exercise price and number of shares in the event MHI issues additional shares of Common Stock for cash or non-cash consideration less than the exercise price then in effect. The terms of the Warrant further provide that at any time after the Common Stock is traded on a national securities exchange, the Warrant may be exercised by being exchanged in whole or in part for a number of shares of Common Stock equal to the difference between the fair market value of the designated number of shares of Common Stock and the aggregate exercise price then in effect for those designated shares. "Fair market value" for this purpose includes the last sale price of the Common Stock reported on a national securities exchange or the Nasdaq National Market.

    In addition, during 1997 MHI granted a Warrant to an individual seller of oil and natural gas properties which entitles the holder to purchase up to 2,900 shares of Common Stock for a purchase price equal to that price per share which is 125% of the initial public offering price of the Common Stock. Unless earlier terminated, the warrant expires on that date which is five years from the date of the initial public offering.

REGISTRATION RIGHTS

    In connection with the issuance to Cambrian of the Warrant to purchase up to 38,671 shares of Common Stock, MHI granted registration rights regarding such shares. If at any time prior to the expiration of the Warrant in August 2001, MHI registers any securities for sale pursuant to a registration statement (with the exception of a Form S-8,

S-4 or other similar form), upon request by any of the holders of the outstanding shares underlying the Warrant, MHI shall be required, subject to certain conditions, to include such securities as a part of such registration statement. In addition, subject to certain conditions, the holders of not less than 51% of the shares of Common Stock underlying the Warrant may request, on one occasion at any time prior to August 2001, that MHI register such securities for public sale pursuant to a registration statement under the Securities Act. Individual holders of such shares shall also have certain demand registration rights, but principally at such holder's cost.

    The registration rights provisions in the Cambrian Warrant contain provisions obligating MHI to indemnify Cambrian for certain liabilities incurred by it or its successors, including liabilities under the federal securities laws.

SHAREHOLDERS AGREEMENT

    The current shareholders of MHI are parties to a shareholders agreement dated as of December 4, 1996 (the "Shareholders Agreement"). Under the terms of the Shareholders Agreement, if a shareholder wishes to sell shares pursuant to a bona fide offer to purchase them, then the shareholders (other than the selling shareholder) have the right to purchase those shares on the same terms in accordance with the proportion of shares of those shareholders electing to so purchase. If no shareholder exercises that right, then MHI has the right to purchase those shares on the same terms as set forth in the bona fide offer. If both MHI and the shareholders do not elect to purchase all of the shares that are subject to the bona fide offer, then the selling shareholder may sell those shares not purchased by MHI and the other shareholders pursuant to the terms of the bona fide offer. If a shareholder is forced to make an involuntary transfer of Common Stock (by divorce, judicial order or termination of employment), then the shareholders (other than the transferring shareholder) have the right to purchase those shares at a price determined in accordance with the Shareholders Agreement in accordance with the proportion of shares of those shareholders electing to so purchase. If no shareholder exercises that right, then MHI has the right to purchase those shares in accordance with the Shareholders Agreement. If both MHI and the shareholders do not elect to purchase all of the shares that are subject to involuntary transfer, then the transfer may take place. Upon the death of a shareholder, MHI is obligated to purchase the shares owned by the deceased shareholder. The Shareholders Agreement also provides that each of Messrs. Hart, Farmar, Holditch and Smith shall have the right to designate one nominee for membership on MHI's Board of Directors and that the shareholders of MHI will vote their shares of Common Stock for the election of such nominees. The Shareholders Agreement terminates upon the bankruptcy of MHI or any merger or consolidation of MHI in which MHI is not the surviving corporation. Cambrian is not obligated to become a party to the Shareholders Agreement if Cambrian exercises its Warrant.

                              PLAN OF DISTRIBUTION

    Based on an interpretation by the Commission's staff set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that, with the exceptions set forth below, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any person receiving such New Notes, whether or not such person is the holder (other than any such holder or such other person which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that, the New Notes are acquired in the ordinary course of business of the holder or such other person and neither the holder nor such other person is engaging or intends to engage in a distribution of the New Notes or has an arrangement or understanding with any person to participate in the distribution of such New Notes. The Company, however, has not sought, and does not intend to seek, its own no-action letter and there can be no assurance that the Commission's staff would make a similar determination with respect to the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on this interpretation by the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

    Each broker-dealer that holds Old Notes that were acquired by that broker-dealer as a result of market-making activities or other trading activities may exchange such Old Notes (other than for Old Notes that were acquired directly from the Company or any affiliate of the Company) pursuant to the Exchange Offer; provided however, such broker-dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with its initial resale of each New Note received in the Exchange Offer. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes in such circumstances. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of one year following the Expiration Date, or such shorter period ending on the date that all New Notes received in the Exchange Offer have been resold by any such broker-dealer.

    The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Because any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver, and by delivering, a Prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    The Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal for such period of time as such persons must comply with such requirements in order to resell the New Notes. The Company has agreed to pay all expenses relating to their performance under the Registration Rights Agreement, including the costs of providing this Prospectus, and to indemnify the holders of the Old Notes against certain liabilities, including liabilities under the Securities Act.

                       TRANSFER RESTRICTIONS ON OLD NOTES

OFFERS AND SALES BY THE INITIAL PURCHASERS

    The Old Notes have not been registered under the Securities Act and may not be offered or sold in the United States, or to, or for the account or benefit of, U.S. Persons except in accordance with an applicable exemption from the registration requirements thereof. Accordingly the Old Notes were offered and sold only (i) to QIBs under Rule 144A under the Securities Act and (ii) outside the United States to persons other than U.S. Persons ("foreign purchasers," which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust) in offshore transactions meeting the requirements of Rule 904 of Regulation S under the Securities Act ("Regulation S")). As used herein, the terms "offshore transaction," "United States" and "U.S. Person" have the respective meanings given to them in Regulation S.

INVESTOR REPRESENTATIONS AND RESTRICTIONS ON RESALE

    Each purchaser of the Old Notes was deemed to have represented and agreed as follows:

    (1) it was acquiring the Old Notes for its own account or for an account with respect to which it exercises sole investment discretion, and that it or such account was (a) a QIB or (b) a non-U.S. Person that is outside the United States;

    (2) it acknowledged that the Old Notes were not registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons except as permitted below;

    (3) it understood and agreed (x) that such Old Notes were being offered only in a transaction not involving any public offering within the meaning of the Securities Act, and (y) that (A) if within two years after the date of original issuance of the Old Notes or if within three months after it ceases to be an affiliate (within the meaning of Rule 144 under the Securities Act) of the Company, it decides to resell, pledge or otherwise transfer the Old Notes on which the legend set forth below appears, such Old Notes may be resold, pledged or transferred only (i) to the Company, (ii) so long as such securities are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a QIB that purchases for its own account or for the account of a QIB to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A (as indicated by the box checked by the transferor on the Certificate of Transfer on the reverse of the Old Note if such Old Note is not in book entry form), (iii) pursuant to offers and sales that occur outside the United States in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) to an Institutional Accredited Investor (as indicated by the box checked by the transferor on the Certificate of Transfer on the reverse of the Old Note if such Old Note is not in book-entry form) who has certified to the Company and the Trustee for the Old Notes that such transferee is an Institutional Accredited Investor and is acquiring the Old Notes for investment purposes and not for distribution, (v) pursuant to an exemption from the registration requirements of the Securities Act provided by Rule 144 (if applicable) under the Securities Act or (vi) pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States, (B) the purchaser will, and each subsequent holder is required to, notify any purchaser of the Old Notes from it of the resale restrictions referred to in (A) above, if then applicable, and (C) with respect to any transfer of the Old Notes by an Institutional Accredited Investor, such holder will deliver to the Company and the Trustee such certificates and other information as they may reasonably require to confirm that the transfer by it complies with the foregoing restrictions;

    (4) it is understood that the notification requirement referred to in (3) above will be satisfied, in the case only of transfers by physical delivery of Certificated Securities other than a Global Note by virtue of the fact that the following legend will be placed on the Old Notes unless otherwise agreed by the
Company:

    "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, AGREES FOR THE BENEFIT OF THE COMPANY THAT THIS SECURITY MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED (X) PRIOR TO THE SECOND ANNIVERSARY OF THE ISSUANCE HEREOF (OR A PREDECESSOR SECURITY HERETO) OR (Y) BY ANY HOLDER THAT WAS AN AFFILIATE OF THE COMPANY AT ANY TIME DURING THE THREE MONTHS PRECEDING THE DATE OF SUCH TRANSFER, IN EITHER CASE OTHER THAN (1) TO THE COMPANY (2) SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT ("RULE 144A"), TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A (AS INDICATED BY THE BOX CHECKED BY THE TRANSFEROR ON THE CERTIFICATE OF TRANSFER ON THE REVERSE OF THIS SECURITY), (3) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT, (4) TO AN INSTITUTION THAT IS AN "ACCREDITED INVESTOR" AS DEFINED IN RULE 501(a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

AN INSTITUTIONAL ACCREDITED INVESTOR HOLDING THIS SECURITY AGREES IT WILL FURNISH TO THE COMPANY AND THE TRUSTEE SUCH CERTIFICATES AND OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT ANY TRANSFER BY IT OF THIS SECURITY COMPLIES WITH THE FOREGOING RESTRICTIONS. THE HOLDER HEREOF, BY PURCHASING THIS SECURITY, REPRESENTS AND AGREES FOR THE BENEFIT OF THE COMPANY THAT IT IS (1) A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A OR (2) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT.

    (5) it (i) had such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its prospective investment in the Old Notes and (ii) had the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment;

    (6) it received a copy of the Offering Memorandum relating to the offering and acknowledges that it has had access to such financial and other information, and has been afforded the opportunity to ask questions of the Company and receive answers thereto, as it deemed necessary in connection with its decision to purchase the Old Notes; and

    (7) it understood that the Company, the Initial Purchasers and others relied upon the truth and accuracy of the foregoing acknowledgments, representations and agreements and agreed that if any of the acknowledgments, representations and warranties deemed to have been made by it by its purchase of the Old Notes are no longer accurate, it shall promptly notify the Company and the Initial Purchasers. If it acquired the Old Notes as a fiduciary or agent for one or more investor accounts, it represented that it had sole investment discretion with respect to each such account and had full power to make the foregoing acknowledgments, representations and agreements on behalf of such account.

                                 LEGAL MATTERS

    The validity of the New Notes offered hereby will be passed upon for the Company by Haynes and Boone, L.L.P., Houston, Texas.

                                    EXPERTS

INDEPENDENT PUBLIC ACCOUNTANTS

    The financial statements of the Company as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, included in this Prospectus or elsewhere in this Registration Statement on Form S-4 of which this Prospectus is a part, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The historical statements of revenues and direct operating expenses of the properties that are the subject of the Enron Acquisition and the Conoco Acquisition for the years ended December 31, 1996 and 1997, and the historical statement of revenues and direct operating expenses of the properties that were the subject of the Lobo Acquisition for the year ended December 31, 1995 and the seven-month period ended July 31, 1996, included in this Prospectus or elsewhere in this Registration Statement on Form S-4 of which this Prospectus is a part, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

RESERVE ENGINEERS

    Information relating to the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 1996 and 1997, included in this Prospectus and in the Notes to the Financial Statements, have been derived from the report of Huddleston & Co., Inc., independent petroleum engineers. All of such information has been so included herein in reliance upon the authority of such firm as experts in such matters.

    Information relating to the estimates of proved oil and natural gas reserves and related future net revenues and the present value thereof as of December 31, 1995, included in this Prospectus and in the Notes to the Financial Statements, have been derived from the report of Mohajir & Associates, Inc., independent petroleum engineers. All of such information has been so included herein in reliance upon the authority of such firm as experts in such matters.

                             AVAILABLE INFORMATION

    The Company has filed with the Commission a registration statement under the Securities Act with respect to the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the New Notes offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements contained in this Prospectus concerning the provisions of any contract, agreement or other document referred to herein or therein are not necessarily complete, but contain a summary of the material terms of such contracts, agreements or other documents. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for the complete contents of the exhibit, and each statement concerning its provisions is qualified in its entirety by such reference. The Registration Statement may be inspected, without charge, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices at 7 World Trade Center, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661-2551. Copies of such materials may also by obtained by mail at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials may also be obtained from the web site that the Commission maintains at www.sec.gov.

    As a result of the Exchange Offer, the Company will become subject to the informational requirements of the Exchange Act. Pursuant to the Indenture, the Company has agreed that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company shall furnish to the registered holders of Notes copies of (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) within the time periods that would have been applicable had the Company been subject to such rules and regulation and make such information available to securities analysts and prospective investors upon request.

                       GLOSSARY OF CERTAIN INDUSTRY TERMS

    The definitions set forth below shall apply to the indicated terms as used in this Prospectus. All volumes of natural gas referred to herein are stated at the legal pressure base of the state or area where the reserves exist and at 60 degrees Fahrenheit and in most instances are rounded to the nearest major multiple.

    Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

    Bbls/d. Stock tank barrels per day.

    Bcf. Billion cubic feet.

    Bcfe. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

    Boe. Barrel of oil equivalent, determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas.

    Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

    Developed acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

    Development well. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

    Dry hole or well. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

    Exploratory well. A well drilled to find and produce oil or natural gas reserves not classified as proved, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir or to extend a known reservoir.

    Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

    MBbls. One thousand barrels of crude oil or other liquid hydrocarbons.

    MBbls/d. One thousand barrels of crude oil or other liquid hydrocarbons per day.

    Mcf. One thousand cubic feet.

    Mcf/d. One thousand cubic feet per day.

    Mcfe. One thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

    Mmbtu. One million Btus.

    Mmcf. One million cubic feet.

    Mmcf/d. One million cubic feet per day.

    Mmcfe. One million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids, which approximates the relative energy content of crude oil, condensate and natural gas liquids as compared to natural gas. Prices have historically been higher or substantially higher for crude oil than natural gas on an energy equivalent basis.

    Net acres or net wells. The sum of the fractional working interests owned in gross acres or gross wells.

    Present value. When used with respect to oil and natural gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to nonproperty-related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

    Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

    Proved developed reserves. Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

    Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

    Proved undeveloped location. A site on which a development well can be drilled consistent with spacing rules for purposes of recovering proved undeveloped reserves.


    Proved undeveloped reserves. Reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion; proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation.


    PV-10 Value. When used with respect to oil and natural gas reserves, the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to nonproperty-related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

    Recompletion. The completion for production of an existing well bore in another formation from that in which the well has been previously completed.

    Reservoir. A porous and permeable underground formation containing a natural accumulation of producible oil and/or natural gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

    Royalty interest. An interest in an oil and natural gas property entitling the owner to a share of oil or natural gas production free of costs of production.

    3-D seismic. Advanced technology method of detecting accumulations of hydrocarbons identified through a three- dimensional picture of the subsurface created by the collection and measurement of the intensity and timing of sound waves transmitted into the earth as they reflect back to the surface.

    Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

    Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and a share of production.

    Workover. Operations on a producing well to restore or increase production.

INDEX TO FINANCIAL STATEMENTS





                                                                                                                    PAGE
                                                                                                                    ----
Unaudited Pro Forma Financial Statements:

         Unaudited Pro Forma Statement of Operations for
          the Year Ended December 31, 1997 ......................................................................   F-3

         Unaudited Pro Forma Statement of Operations for
          the Three Months Ended March 31, 1998 .................................................................   F-4

         Unaudited Pro Forma Balance Sheet as of
          March 31, 1998 ........................................................................................   F-5

         Notes to Unaudited Pro Forma Financial Statements ......................................................   F-6

         Unaudited Pro Forma Supplementary Financial Information ................................................   F-9

Financial Statements of Michael Petroleum Corporation:

         Report of Independent Accountants ......................................................................   F-11

         Balance Sheet as of March 31, 1998 (Unaudited) and at December 31, 1997 and 1996 .......................   F-12

         Statement of Operations for the Three Months Ended March 31, 1998 and 1997 (Unaudited)
          and each of the Three Years in the Period Ended December 31, 1997 .....................................   F-13

         Statement of Stockholder's Deficit for the Three Months Ended March 31, 1998 (Unaudited)
          and each of the Three Years in the Period ended December 31, 1997 .....................................   F-14

         Statement of Cash Flows for the Three Months Ended March 31, 1998 and 1997 (Unaudited)
          and each of the Three Years in the Period Ended December 31, 1997 .....................................   F-15

         Notes to Financial Statements ..........................................................................   F-16

Financial Statements of Acquired Properties:

         Enron Properties:

                  Report of Independent Accountants .............................................................   F-34

                  Statement of Revenues and Direct Operating Expenses
                    of the Enron Properties for the Three Months Ended March 31, 1998 and 1997
                    (Unaudited) and the Years Ended December 31, 1996 and 1997 ..................................   F-35

                  Notes to Financial Statement of the Enron Properties ..........................................   F-36

                  Supplementary Financial Information (Unaudited) ...............................................   F-37

         Conoco Properties:

                  Report of Independent Accountants .............................................................   F-40

                  Statement of Revenues and Direct Operating Expenses
                    of the Conoco Properties for the Three Months Ended March 31, 1998 and 1997
                    (Unaudited) and the Years Ended December 31, 1996 and 1997 ..................................   F-41

                  Notes to Financial Statement of the Conoco Properties .........................................   F-42

                  Supplementary Financial Information (Unaudited) ...............................................   F-43

         Lobo Properties:

                  Report of Independent Accountants .............................................................   F-46

                  Statement of Revenues and Direct Operating Expenses
                    of the Lobo Properties for the Three Months Ended March 31, 1998 and 1997
                    (Unaudited) and the Year Ended December 31, 1995 and the Seven Months Ended
                    July 31, 1996 ...............................................................................   F-47

                  Notes to Financial Statement of the Lobo Properties ...........................................   F-48

                  Supplementary Financial Information (Unaudited) ...............................................   F-49

UNAUDITED PRO FORMA FINANCIAL STATEMENTS




The following unaudited pro forma statement of operations for the year ended December 31, 1997 includes pro forma adjustments that give effect to the issuance of $135 million of senior note obligations and the application of the net proceeds therefrom to the repayment of the T.E.P. Financing, the purchase of the Net Profits Interest and the acquisition of the Enron Properties and the Conoco Properties as if such transactions had been completed January 1, 1997. Similarly, the unaudited pro forma statement of operations for the three months ended March 31, 1998 includes pro forma adjustments that give effect to the issuance of $135 million of senior note obligations and the application of the net proceeds therefrom to the repayment of the T.E.P. Financing, the purchase of the Net Profits Interest and the acquisition of the Enron Properties and the Conoco Properties as if such transitions had been completed January 1, 1998. The Lobo Lease does not effect the pro forma statement of operations as it is an acquisition of undeveloped leases. The unaudited pro forma balance sheet has been prepared as if such transactions occurred on March 31, 1998.


The unaudited pro forma financial statements are based on the assumptions set forth in the notes to such unaudited pro forma financial statements. Management believes that the pro forma adjustments and the underlying assumptions reasonably present the significant effects of the acquisitions and other transactions. Such pro forma information should be read in conjunction with the Company's financial statements and related notes thereto and the statements of revenues and direct operating expenses and related notes thereto of the Enron Properties and the Conoco Properties included elsewhere herein and is not necessarily indicative of the operating results or financial position that actually would have occurred had the acquisitions and other transactions occurred as of the dates indicated above, nor do they purport to indicate operating results or financial position which may be attained in the future.

MICHAEL PETROLEUM CORPORATION
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
(In thousands of dollars)


                                                                   YEAR ENDED DECEMBER 31, 1997
                                        ----------------------------------------------------------------------------------
                                                                       PRO FORMA ADJUSTMENTS
                                                        -------------------------------------------------
                                                           THE                THE
                                                          ENRON              CONOCO             OTHER
                                        HISTORICAL      PROPERTIES         PROPERTIES         ADJUSTMENTS       PRO FORMA
                                        ----------      ----------         ----------         -----------       ----------
Revenues ..........................     $    9,139      $   15,166(a)      $    6,904(a)      $                 $   31,209
                                        ----------      ----------         ----------         ----------        ----------

Operating expenses:
   Production costs ...............          1,870           2,339(a)             906(a)                             5,115
   Depreciation, depletion
      and amortization ............          3,889           4,398(b)           1,690(b)             620 (b)        10,597
   Exploration ....................            333                                                                     333
   General and administrative
      expenses ....................            980                                                                     980
                                        ----------      ----------         ----------                           ----------

      Total operating
        expenses ..................          7,072           6,737              2,596                               17,025
                                        ----------      ----------         ----------                           ----------

Operating income ..................          2,067      $    8,429         $    4,308                               14,184
                                                        ==========         ==========
                                                                                                 (16,554)(c)
Other income (expense) ............         (2,063)                                                2,179 (c)       (16,438)
                                        ----------                                                              ----------

Income (loss) before income
   tax provision ..................              4                                                                  (2,254)(1)
Income tax provision (benefit) ....             11                                                  (800)(d)          (789)
                                        ----------                                                              ----------

Net loss ..........................     $       (7)                                                             $   (1,465)(1)
                                        ==========                                                              ==========


(1) Pro forma net income excludes (i) the extraordinary loss of $534,000, net of taxes, on extinguishment of the T.E.P. Financing, and (ii) the loss of approximately $1,170,000, net of taxes, on termination of the Company's current hedging contracts.

The accompanying notes are an integral part of the unaudited pro forma financial statements.

MICHAEL PETROLEUM CORPORATION
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
(In thousands of dollars)


                                                                   THREE MONTHS ENDED MARCH 31, 1998
                                        ----------------------------------------------------------------------------------
                                                                       PRO FORMA ADJUSTMENTS
                                                        -------------------------------------------------
                                                           THE                THE
                                                          ENRON              CONOCO             OTHER
                                        HISTORICAL      PROPERTIES         PROPERTIES         ADJUSTMENTS       PRO FORMA
                                        ----------      ----------         ----------         -----------       ----------
Revenues ..........................     $    3,260      $    2,576(e)      $    1,319(e)      $                 $    7,155
                                        ----------      ----------         ----------         ----------        ----------

Operating expenses:
   Production costs ...............            475             624(e)             105(e)                             1,204
   Depreciation, depletion
      and amortization ............          1,349             527(f)             224(f)             155(f)          2,255
   Exploration ....................
   General and administrative
      expenses ....................            261                                                                     261
                                        ----------      ----------         ----------                           ----------

      Total operating
        expenses ..................          2,085           1,151                329                                3,720
                                        ----------      ----------         ----------                           ----------

Operating income ..................          1,175      $    1,425         $      990                                3,435
                                                        ==========         ==========
                                                                                                  (4,139)(g)
Other income (expense) ............           (874)                                                  858 (g)        (4,155)
                                        ----------                                                              ----------

Income (loss) before income
   tax provision ..................            301                                                                    (720)(1)
Income tax provision (benefit) ....            105                                                  (357)(d)          (252)
                                        ----------                                                              ----------

Net income (loss)..................     $      196                                                              $     (468)(1)
                                        ==========                                                              ==========


(1) Pro forma net income excludes (i) the extraordinary loss of $495,000 net of taxes, on extinguishment of the T.E.P. Financing, and (ii) the loss of approximately $1,170,000, net of taxes, on termination of the Company's current hedging contracts.

The accompanying notes are an integral part of the unaudited pro forma financial statements.

MICHAEL PETROLEUM CORPORATION
UNAUDITED PRO FORMA BALANCE SHEET
(In thousands of dollars)


                                                                                              MARCH 31, 1998
                                                                             ---------------------------------------------------
                                                                                                PRO FORMA
                                                                              HISTORICAL       ADJUSTMENTS            PRO FORMA
                                                                             ------------      ------------         ------------
                           ASSETS

Current Assets:
    Cash and cash equivalents ..........................................     $        657      $     10,980 (h)     $     11,637
    Receivables ........................................................            3,569                                  3,569
    Prepaid expenses and other .........................................              112            10,000 (j)           10,112
                                                                             ------------      ------------         ------------

      Total current assets .............................................            4,338            20,980               25,318

Oil and gas properties (successful efforts) ............................           82,882            43,500 (i)          126,382
Less accumulated depreciation, depletion and
    amortization .......................................................           (8,286)                                (8,286)
                                                                             ------------      ------------         ------------

                                                                                   74,596            43,500              118,096

Other assets ...........................................................              776             4,487 (h)            5,263
                                                                             ------------      ------------         ------------

      Total assets .....................................................     $     79,710      $     68,967         $    148,677
                                                                             ============      ============         ============

            LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities:
    Accounts payable ...................................................     $      6,072                           $      6,072
    Accrued liabilities ................................................              553      $      1,800 (l)           12,353
                                                                                                     10,000 (j)
    Short-term notes payable............................................           45,813           (45,813)(h)
    Current portion of long-term debt ..................................            7,326            (7,326)(h)
                                                                             ------------      ------------         ------------

      Total current liabilities ........................................           59,764           (41,339)              18,425

Long-term debt .........................................................           19,769           132,636 (h)          132,636
                                                                                                    (19,769)(h)
Deferred income taxes ..................................................            1,896              (266)(k)            1,000
                                                                                                       (630)(l)
                                                                             ------------      ------------         ------------

      Total liabilities ................................................           81,429            70,632              152,061
                                                                             ------------      ------------         ------------

Commitments and contingencies

Stockholder's deficit:
    Preferred stock ($.10 par value, 50,000,000 shares authorized, no shares issued).................................................
    Common stock ($.10 par value, 100,000,000 shares authorized,
      10,000 shares issued).............................................                1                                      1
    Additional paid-in capital .........................................              610                                    610
    Accumulated deficit ................................................           (2,330)             (495)(k)           (3,995)
                                                                                                     (1,170)(l)
                                                                             ------------      ------------         ------------

      Total stockholder's deficit ......................................           (1,719)           (1,665)              (3,384)
                                                                             ------------      ------------         ------------

      Total liabilities and stockholder's deficit ......................     $     79,710      $     68,967         $    148,677
                                                                             ============      ============         ============


The accompanying notes are an integral part of the unaudited pro forma financial statements.

MICHAEL PETROLEUM CORPORATION
NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS
(Tables in thousands of dollars)


     The following unaudited pro forma statement of operations for the year ended December 31, 1997 includes pro forma adjustments that give effect to the issuance of $135 million of senior note obligations (issued at a discount of 1.751%) and the application of the net proceeds therefrom to the repayment of the T.E.P. Financing, the purchase of the Net Profits Interest and the acquisition of the Enron Properties and the Conoco Properties as if such transactions had been completed January 1, 1997. Similarly, the unaudited pro forma statement of operations for the three months ended March 31, 1998 includes pro forma adjustments that give effect to the issuance of $135 million of senior note obligations and the application of the net proceeds therefrom to the repayment of the T.E.P. Financing, the purchase of the Net Profits Interest and the acquisition of the Enron Properties and the Conoco Properties as if such transactions had been completed January 1, 1998. The Lobo Lease does not effect the pro forma statement of operations as it is an acquisition of an undeveloped lease. The unaudited pro forma balance sheet has been prepared as if such transactions occurred on March 31, 1998.


(a) To reflect the recognition of revenues and direct operating expenses from the acquisitions for the year ended December 31, 1997.

(b) To reflect additional estimated depreciation, depletion and amortization ("DD&A") attributable to the acquisition of the Enron Properties, the Conoco Properties and the Net Profits Interest as if such acquisitions had occurred on January 1, 1997. The additional DD&A amounts were calculated on the units-of-production method based on pro forma capitalized costs and estimates of pro forma proved developed and undeveloped reserves. The Company's actual and pro forma DD&A for the year ended December 31, 1997 were approximately $1.00 and $.84 per Mcfe produced, respectively.

(c) To eliminate the historical interest expense of approximately $2.2 million related to the T.E.P. Financing and to reflect the interest expense which results from the issuance of $135 million of senior note obligations with a stated interest rate of 11.50%. Interest expense also includes one year of amortization of $4.8 million of deferred loan costs and one year amortization of the $2.4 million discount on senior notes, which are being amortized on a straight-line basis over the seven year term of the notes.

              Interest expense - $135 million senior note obligations................    $     15,525
              Amortization of discount - senior note obligations.....................             343
              Amortization of deferred loan costs - senior note obligations..........             686
                                                                                         ------------
                                                                                         $     16,554
                                                                                         ============

         A 1/8% change in interest rates would have the impact of increasing total pro forma interest expense by approximately $169,000.

(d) To reflect income taxes on the pro forma adjustments at an estimated effective tax rate of 35%.


(e) To reflect the recognition of revenues and direct operating expenses from the acquisitions for the three months ended March 31, 1998.

(f) To reflect additional estimated depreciation, depletion and amortization ("DD&A") attributable to the acquisition of the Enron Properties, the Conoco Properties and the Net Profits Interest as if such acquisitions had occurred on January 1, 1998. The additional DD&A amounts were calculated on the units-of-production method based on pro forma capitalized costs and estimates of pro forma proved developed and undeveloped reserves. The Company's actual and pro forma DD&A for the three months ended March 31, 1998 were approximately $.87 and $.61 per Mcfe produced, respectively.

(g) To eliminate the historical interest expense of approximately $900,000 related to the T.E.P. financing and to reflect the interest expense which results from the issuance of $135 million senior note obligations with a stated interest rate of 11.50%. Interest expense also includes three months of amortization of $4.8 million of deferred loan costs and three months amortization of the $2.4 million discount on senior notes, which are being amortized on a straight-line basis over the seven year term of the notes.

              Interest expense - $135 million senior note obligations............... $     3,881
              Amortization of discount - senior note obligations....................          86
              Amortization of deferred loan costs - senior note obligations.........         172
                                                                                     -----------
                                                                                     $     4,139
                                                                                     ===========

         A 1/8% change in interest rates would have the impact of increasing total pro forma interest expense by approximately $42,000.

(h) To reflect the issuance of $135 million of senior note obligations and the application of the $127.8 million of net proceeds therefrom, and the adjustments associated with deferred loan costs related to the senior note obligations and the T.E.P. Financing as follows:



               Net proceeds ..............................................................     $    127,836
               Repayment of T.E.P. Financing and other long-term debt:
                  Current portion ........................................................           (7,326)
                  Long-term portion ......................................................          (19,769)
                  Unamortized discount on T.E.P. Financing ...............................             (448)
               Prepayment for 4 Bcf of gas to be delivered from May 1, 1998
                  to December 31, 1998 to Mobil as consideration for the Lobo Lease ......          (10,000)
               Acquisitions:
                  Repayment of short-term acquisition indebtedness incurred in
                     connection with the Acquisition of the Enron Properties .............          (45,813)
                  Conoco Properties for cash .............................................          (22,500)
                  Net Profits Interest for cash ..........................................          (11,000)
                                                                                               ------------
                                                                                               $     10,980
                                                                                               ============

               Write-off of deferred loan costs - T.E.P. Financing .......................     $       (313)
               Deferred loan costs - senior note obligations .............................            4,800
                                                                                               ------------
                                                                                               $      4,487
                                                                                               ============



(i) To reflect the acquisition of the Conoco Properties, the Lobo Lease and the purchase of the Net Profits Interest as follows:



               Conoco Properties for cash ................................................           22,500
               Lobo Lease for 4 Bcf of gas to be delivered from May 1, 1998 to
                  December 31, 1998 to Mobil .............................................           10,000
               Net Profits Interest for cash .............................................           11,000
                                                                                               ------------
                                                                                               $     43,500
                                                                                               ============



(j) To reflect the $10 million prepayment to a gas marketing company for 4 Bcf of gas and the related delivery obligation to Mobil.

(k) To reflect the extraordinary loss on extinguishment of the T.E.P. Financing as follows:



               Write-off of deferred loan costs ..........................................     $        313
               Unamortized discount on T.E.P. Financing ..................................              448
               Deferred tax benefit ......................................................             (266)
                                                                                               ------------
                  Extraordinary loss .....................................................     $        495
                                                                                               ============


         The extraordinary loss is not reflected in the unaudited pro forma statement of operations.

(l) To reflect the loss on termination of the Company's current hedging contract as follows:


                Hedge contract termination costs ..........................     $      1,800
                Deferred tax benefit ......................................             (630)
                                                                                ------------
                   Loss ...................................................     $      1,170
                                                                                ============

         The loss is not reflected in the unaudited pro forma statement of operations.

MICHAEL PETROLEUM CORPORATION
UNAUDITED PRO FORMA SUPPLEMENTARY FINANCIAL INFORMATION
SUPPLEMENTARY OIL AND GAS DISCLOSURES (UNAUDITED)


The following pro forma estimated reserve quantities show the effect of the acquisitions of the Enron Properties, Conoco Properties and the Lobo Lease:

                                                                      PRO FORMA ADJUSTMENTS
                                                            -----------------------------------------
                                                            THE ENRON       THE CONOCO       THE LOBO
DECEMBER 31, 1997:                          HISTORICAL      PROPERTIES      PROPERTIES         LEASE        PRO FORMA
                                            ----------      ----------      ----------       --------       ---------
Proved:
    Oil and condensate (MBbls)..........           265           2,094           1,311          1,775           5,445
    Gas (MMcf)..........................        51,165          51,162          24,082         32,289         158,698

Proved developed:
    Oil and condensate (MBbls)..........           108             639             424                          1,171
    Gas (MMcf)..........................        22,937          18,778           7,941                         49,656

MICHAEL PETROLEUM CORPORATION
UNAUDITED PRO FORMA SUPPLEMENTARY FINANCIAL INFORMATION
SUPPLEMENTARY OIL AND GAS DISCLOSURES (UNAUDITED)



The following pro forma estimated standardized measure of discounted future net cash flows shows the effects of the acquisition of the Enron Properties, Conoco Properties, Lobo Lease and the Net Profits Interest ("NPI"):


                                                                          PRO FORMA ADJUSTMENTS
                                                         ----------------------------------------------------------
                                                         THE ENRON       THE CONOCO       THE LOBO
DECEMBER 31, 1997:                       HISTORICAL      PROPERTIES      PROPERTIES        LEASE            NPI          PRO FORMA
                                         ----------      ----------      ----------      ----------      ----------      ----------
Future cash inflows ................     $  115,766      $  154,881      $   78,702      $  105,747      $   12,135      $  467,231
    Less related future:
      Production costs .............        (20,226)        (27,299)        (13,077)        (13,621)         (2,120)        (76,343)
      Development costs ............        (17,295)        (21,862)        (11,199)        (22,400)                        (72,756)
      Income tax expense............        (22,497)        (20,027)        (10,894)        (20,904)            345         (73,977)
                                         ----------      ----------      ----------      ----------      ----------      ----------

Future net cash flows ..............         55,748          85,693          43,532          48,822          10,360         244,155
10% annual discount for
    estimating timing of cash
    flows ..........................        (19,109)        (29,490)        (15,379)        (20,191)         (3,845)        (88,014)
                                         ----------      ----------      ----------      ----------      ----------      ----------

Standardized measure of
    discounted future net cash
    flows ..........................     $   36,639      $   56,203      $   28,153      $   28,631      $    6,515      $  156,141
                                         ==========      ==========      ==========      ==========      ==========      ==========

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholder of Michael Petroleum Corporation:

We have audited the accompanying balance sheet of Michael Petroleum Corporation as of December 31, 1996 and 1997, and the related statements of operations, stockholder's deficit, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Michael Petroleum Corporation as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for impairment of long-lived assets in 1996.

                                                    Coopers & Lybrand L.L.P.

Houston, Texas
March 6, 1998 (except for Note 12
for which the date is June 16, 1998)

MICHAEL PETROLEUM CORPORATION
BALANCE SHEET
(In thousands of dollars, except share data)


                                                                                                   DECEMBER 31,          March 31,
                                                                                         ------------------------------  ---------
                                                                                             1996              1997         1998
                                                                                         ------------      ------------  ---------
                                          ASSETS                                                                        (Unaudited)
Current assets:
   Cash and cash equivalents ........................................................    $      1,181      $        782  $     657
   Receivables:
      Accrued oil and gas sales .....................................................           2,078             3,991      3,378
      Joint interest and other ......................................................           1,043               481        191
   Prepaid expenses and other .......................................................              73                 1        112
                                                                                         ------------      ------------  ---------

          Total current assets ......................................................           4,375             5,255      4,338

Oil and gas properties, (successful efforts method), at cost ........................          19,413            34,977     82,882
Less:  accumulated depreciation, depletion and amortization .........................          (3,205)           (6,966)    (8,286)
                                                                                         ------------      ------------  ---------

                                                                                               16,208            28,011     74,596

Other assets ........................................................................             418               351        776
                                                                                         ------------      ------------  ---------

          Total assets ..............................................................    $     21,001      $     33,617  $  79,710
                                                                                         ============      ============  =========

                          LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities:
   Accounts payable:
      Trade .........................................................................    $      2,571      $      3,746  $   5,038
      Revenue distribution ..........................................................           1,460             1,756      1,034
   Accrued liabilities ..............................................................             412               298        553
   Short-term notes payable .........................................................                                       45,813
   Current portion of long-term debt ................................................           4,902             8,056      7,326
                                                                                         ------------      ------------  ---------

          Total current liabilities .................................................           9,345            13,856     59,764

Long-term debt ......................................................................          11,784            19,885     19,769
Deferred income taxes ...............................................................           1,780             1,791      1,896
                                                                                         ------------      ------------  ---------

          Total liabilities .........................................................          22,909            35,532     81,429
                                                                                         ------------      ------------  ---------

Commitments and contingencies (Note 10)

Stockholder's deficit:
   Preferred stock ($.10 par value, 50,000,000 shares authorized, no shares issued)
   Common stock ($.10 par value, 100,000,000 shares authorized,
      10,000 shares issued)   .......................................................               1                 1          1
   Additional paid-in capital .......................................................             610               610        610
   Accumulated deficit ..............................................................          (2,519)           (2,526)    (2,330)
                                                                                         ------------      ------------  ---------

          Total stockholder's deficit ...............................................          (1,908)           (1,915)    (1,719)
                                                                                         ------------      ------------  ---------

          Total liabilities and stockholder's deficit ...............................    $     21,001      $     33,617  $  79,710
                                                                                         ============      ============  =========



The accompanying notes are an integral part of the financial statements.

MICHAEL PETROLEUM CORPORATION
STATEMENT OF OPERATIONS
(In thousands of dollars)


                                                                                                              THREE MONTHS ENDED
                                                                       YEAR ENDED DECEMBER 31,                    MARCH 31,
                                                                 --------------------------------------    ------------------------
                                                                    1995          1996          1997          1997          1998
                                                                 ----------    ----------    ----------    ----------    ----------
                                                                                                                 (Unaudited)
Revenues:
    Oil and natural gas sales .................................. $    2,109    $    3,594    $    9,139    $    1,850    $    3,260
    Gain on sale of oil and natural gas properties .............        828           182
                                                                 ----------    ----------    ----------    ----------    ----------

                                                                      2,937         3,776         9,139         1,850         3,260
                                                                 ----------    ----------    ----------    ----------    ----------

Operating expenses:
    Production costs ...........................................      1,228         1,931         1,870           426           475
    Depreciation, depletion and amortization ...................      1,272         1,180         3,889           986         1,349
    Exploration ................................................        850            46           333            28
    General and administrative .................................        763           424           980           159           261
                                                                 ----------    ----------    ----------    ----------    ----------

                                                                      4,113         3,581         7,072         1,599         2,085
                                                                 ----------    ----------    ----------    ----------    ----------

Operating (loss) income ........................................     (1,176)          195         2,067           251         1,175
                                                                 ----------    ----------    ----------    ----------    ----------

Other income (expenses):
    Interest income and other ..................................         67            30            46            14            16
    Interest expense and other .................................     (1,084)         (924)       (2,109)         (370)         (890)
                                                                 ----------    ----------    ----------    ----------    ----------

                                                                     (1,017)         (894)       (2,063)         (356)         (874)
                                                                 ----------    ----------    ----------    ----------    ----------

(Loss) income from continuing operations before income taxes ...     (2,193)         (699)            4          (105)          301

(Benefit) provision for income taxes ...........................        (79)        1,780            11           (37)          105
                                                                 ----------    ----------    ----------    ----------    ----------

(Loss) income from continuing operations .......................     (2,114)       (2,479)           (7)          (68)          196

Discontinued operations:
    Equity loss in unconsolidated affiliates ...................        (59)
    Gain on sale of unconsolidated affiliates,
      net of state income taxes of $96 .........................      2,146
                                                                 ----------    ----------    ----------    ----------    ----------

Net (loss) income .............................................. $      (27)   $   (2,479)   $       (7)   $      (68)   $      196
                                                                 ==========    ==========    ==========    ==========    ==========




The accompanying notes are an integral part of the financial statements.

MICHAEL  PETROLEUM CORPORATION
STATEMENT OF STOCKHOLDER'S DEFICIT

For the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1998 (Unaudited)

(In thousands of dollars, except per share data)


                                                                                                   RETAINED
                                                                                  ADDITIONAL       EARNINGS
                                                                    COMMON         PAID-IN      (ACCUMULATED
                                                    SHARES           STOCK         CAPITAL         DEFICIT)          TOTAL
                                                  ----------      ----------      ----------      ----------      ----------
Balance, December 31, 1994 ..................             10      $        1      $      455      $      655      $    1,111

Dividends paid ..............................                                                           (465)           (465)

Distribution of overriding royalty
    interest and interests in equity
    investees to stockholders ...............                                                           (194)           (194)

Net loss ....................................                                                            (27)            (27)
                                                  ----------      ----------      ----------      ----------      ----------

Balance, December 31, 1995 ..................             10               1             455             (31)            425

Dividend to MHI .............................                                                             (9)             (9)

Issuance of warrants in conjunction
    with T.E.P. Financing ...................                                            155                             155

Net loss ....................................                                                         (2,479)         (2,479)
                                                  ----------      ----------      ----------      ----------      ----------

Balance, December 31, 1996 ..................             10               1             610          (2,519)         (1,908)

Net loss ....................................                                                             (7)             (7)
                                                  ----------      ----------      ----------      ----------      ----------

Balance, December 31, 1997 ..................             10      $        1      $      610      $   (2,526)     $   (1,915)
                                                  ==========      ==========      ==========      ==========      ==========
Unaudited:
Net Income ..................................                                                            196             196
                                                  ----------      ----------      ----------      ----------      ----------
Balance March 31, 1998 ......................             10      $        1      $      610      $   (2,330)     $   (1,719)
                                                  ==========      ==========      ==========      ==========      ==========





The accompanying notes are an integral part of the financial statements.

MICHAEL PETROLEUM CORPORATION
STATEMENT OF CASH FLOWS
(In thousands of dollars)



                                                                                                                THREE MONTHS ENDED
                                                                                 YEAR ENDED DECEMBER 31,             MARCH 31,
                                                                            --------------------------------    ------------------
                                                                              1995        1996        1997       1997       1998
                                                                            --------    --------    --------   --------   --------
                                                                                                                   (Unaudited)
Cash flows from operating activities:
    Net (loss) income .....................................................  $   (27)   $ (2,479)   $     (7)   $   (68)   $   196
    Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
         Depreciation, depletion and amortization .........................    1,272       1,180       3,889        986      1,349
         Deferred income taxes ............................................       15       1,780          11        (37)       105
         Gain on sale of oil and gas properties ...........................     (828)       (182)
         Abandonment of oil and gas properties ............................      635                     249
         Noncash interest expense .........................................      100
         Amortization of discount on T.E.P. Financing .....................                   43         131         33         33
         Equity loss in unconsolidated affiliates .........................       59
         Gain on sale of unconsolidated affiliates ........................   (2,242)
         Changes in assets and liabilities:
            Decrease (increase) in receivables, accrued oil and gas sales .      492      (1,189)     (2,333)       456        613
            (Increase) decrease in receivables, joint interest and other ..      (88)       (682)        562        (87)       290
            (Increase) decrease in prepaid expenses and other .............      (20)          2          72         40        (24)
            (Decrease) increase in accounts payable, trade ................   (1,203)      1,350         710     (1,072)     1,293
            (Decrease) increase in accounts payable, revenue distribution .     (285)        846         296       (302)      (722)
            (Decrease) increase in accrued liabilities ....................     (219)        179        (114)       (15)       254
                                                                             -------    --------    --------    -------    -------

                 Net cash (used in) provided by operating activities ......   (2,339)        848       3,466        (66)     3,387
                                                                             -------    --------    --------    -------    -------

Cash flows from investing activities:
    Additions to oil and gas properties ...................................     (672)    (14,981)    (14,963)      (801)    (2,093)
    Proceeds from sale of oil and gas properties ..........................      953         228
    Contributions to unconsolidated affiliates ............................     (482)
    Proceeds from sale of unconsolidated affiliates .......................    1,190
    Proceeds from payment of related party note receivable ................      302
                                                                             -------    --------    --------    -------    -------

                 Net cash provided by (used in) investing activities ......    1,291     (14,753)    (14,963)      (801)    (2,093)
                                                                             -------    --------    --------    -------    -------

Cash flows from financing activities:
    Proceeds from long-term debt ..........................................    2,222      17,329      14,238      1,131        967
    Payments on long-term debt ............................................     (392)     (2,130)     (3,114)      (802)    (1,933)
    Dividend to MHI .......................................................                   (9)
    Dividends paid ........................................................     (465)
    Additions to deferred loan costs ......................................                 (440)        (26)                 (453)
                                                                             -------    --------    --------    -------    -------

                 Net cash provided by (used in) financing activities ......    1,365      14,750      11,098        329     (1,419)
                                                                             -------    --------    --------    -------    -------

Net increase (decrease) in cash and cash equivalents ......................      317         845        (399)      (538)      (125)

Cash and cash equivalents, beginning of period ............................       19         336       1,181      1,181        782
                                                                             -------    --------    --------    -------    -------

Cash and cash equivalents, end of period ..................................  $   336    $  1,181    $    782    $   643    $   657
                                                                             =======    ========    ========    =======    =======




The accompanying notes are an integral part of the financial statements.

MICHAEL PETROLEUM CORPORATION
NOTES TO FINANCIAL STATEMENTS
(Information for the three month period ended
March 31, 1997 and 1998 is unaudited)



1.       NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         NATURE OF OPERATIONS AND BASIS OF PRESENTATION

         Michael Petroleum Corporation (the "Company" or "MPC") is engaged in the acquisition, exploration and development of oil and natural gas properties principally located in the Lobo Trend of South Texas. The Company was incorporated in June 1982. The Company, which was owned by the stockholders of Michael Holdings, Inc. ("MHI"), became a wholly-owned subsidiary of MHI on July 1, 1996 in a transaction accounted for at historical cost as a reorganization of entities under common control.

         The Company was merged with and into Michael Gas Production Company ("MGPC"), which was also a wholly-owned subsidiary of MHI. Following the merger, MGPC changed its name to MPC. This transaction was accounted for at historical cost as a reorganization of entities under common control. The financial statements reflect the financial position, results of operations and cash flows of the combined companies for all periods presented as if the merger had occurred on December 31, 1994. All significant intercompany transactions have been eliminated.

         CASH AND CASH EQUIVALENTS

         Cash equivalents consist of short-term highly liquid investments that have an original maturity of three months or less. The Company maintains its cash primarily with one financial institution located in Houston, Texas. The Company periodically assesses the financial condition of the institution and believes that any possible credit risk is minimal.

         OIL AND GAS PROPERTIES

         The Company follows the successful efforts method of accounting for its oil and gas properties. Under this method of accounting, all property acquisition costs and costs of exploratory and development wells are capitalized when incurred, pending determination of whether the well has found proved reserves. If an exploratory well has not found proved reserves, the costs of drilling the well are charged to expense. The costs of development wells are capitalized whether productive or nonproductive.

         Geological and geophysical costs on exploratory prospects and the costs of carrying and retaining unproved properties are expensed as incurred. An impairment allowance is provided to the extent that capitalized costs of unproved properties, on a property-by-property basis, are considered to be not realizable.

MICHAEL PETROLEUM CORPORATION
NOTES TO FINANCIAL STATEMENTS, CONTINUED



         OIL AND GAS AND OTHER PROPERTIES, CONTINUED


         Depletion, depreciation and amortization ("DD&A") of development costs and acquisition costs of proved oil and gas properties is provided using the units-of-production method based on proved developed reserves and proved reserves, respectively. The computation of DD&A takes into consideration restoration, dismantlement and abandonment costs and the anticipated proceeds from equipment salvage. The estimated restoration, dismantlement and abandonment costs are expected to be offset by the estimated residual value of lease and well equipment.


         Gains and losses are recognized on sales of entire interests in proved and unproved properties. Sales of partial interests are generally treated as recoveries of costs.

         IMPAIRMENT OF OIL AND GAS PROPERTIES

         Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121 which requires that long-lived assets held and used by an entity be reviewed for impairment whenever events or changes indicate that the net book value of the asset may not be recoverable. The net book value of an asset is reduced to fair value if the sum of expected undiscounted future net cash flows from the use of the asset is less than the net book value of the asset. Under SFAS No. 121, the Company evaluates impairment of its oil and gas properties on a field basis. The Company recorded impairment losses of $156,000 and $238,000 during the years ended December 31, 1996 and 1997, respectively, which is included in DD&A. Prior to the adoption of SFAS No. 121, the Company recognized an impairment loss if the Company's total net capitalized costs exceeded the sum of expected undiscounted future net cash flows.

         NATURAL GAS BALANCING

         The Company incurs natural gas production volume imbalances in the ordinary course of business on jointly owned properties. The Company follows the sales method to account for such imbalances. Under this method, revenue is recorded based on the Company's net revenue interest in production taken for delivery. The Company records a liability if its sales of gas volumes in excess of its entitlements from a jointly owned reservoir exceed its interest in the remaining estimated natural gas reserves of such reservoir. Volumetric production is monitored to minimize imbalances, and such imbalances were not significant at December 31, 1996 and 1997.

MICHAEL PETROLEUM CORPORATION
NOTES TO FINANCIAL STATEMENTS, CONTINUED


         INCOME TAXES

         Through June 30, 1996, the Company was taxed under the provisions of "Subchapter S" of the Internal Revenue Code, which provides that the individual shareholders are liable for federal income taxes on the Company's taxable income. Accordingly, no provision for federal income taxes is reflected in the statement of operations for periods ending prior to June 30, 1996. Effective July 1, 1996, the Company began filing a consolidated federal income tax return with MHI.

         Deferred income taxes are provided to reflect the tax consequences in future years of differences between the financial statement and tax bases of assets and liabilities. Tax credits are accounted for under the flow-through method, which reduces the provision for income taxes in the year the tax credits are earned. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized. The Company calculates current and deferred taxes on an individual company basis.

         PRICE RISK MANAGEMENT ACTIVITIES

         The Company periodically uses swap contracts to hedge or otherwise reduce the impact of natural gas price fluctuations. Gains and losses resulting from changes in the market value of the financial instruments utilized as hedges are deferred and recognized in the statement of operations, together with the gain or loss on the hedged transaction, as the physical production is sold under the relevant contracts. Cash flows resulting from the Company's risk management activities are classified in the accompanying statement of cash flows in the same category as the item being hedged.

         These instruments are measured for effectiveness on an enterprise basis both at the inception of the contract and on an ongoing basis. If these instruments are terminated prior to maturity, resulting gains or losses continue to be deferred until the hedged item is recognized in income.

         In connection with these hedging transactions, the Company may be exposed to nonperformance by other parties to such agreements, thereby subjecting the Company to current natural gas prices. However, the Company only enters into hedging contracts with large financial institutions and does not anticipate nonperformance.

         CONCENTRATION OF CREDIT RISK

         Substantially all of the Company's receivables are within the oil and gas industry, primarily from purchasers of oil and gas and joint venture participants. Collectibility is dependent upon the general economic conditions of the purchasers and the oil and gas industry. The receivables are not collateralized and to date, the Company has had minimal bad debts.

MICHAEL PETROLEUM CORPORATION
NOTES TO FINANCIAL STATEMENTS, CONTINUED


         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts reported in the balance sheet for cash and cash equivalents, receivables, and accounts payable approximate their fair value. The carrying value of the Company's long-term debt approximates fair market value as the debt accrues interest at variable rates which approximate market conditions. The fair value of derivative financial instruments is estimated using current market quotes.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company's most significant estimates relate to the assessment of impairment of proved and unproved oil and gas properties, depreciation, depletion, and amortization expense, and proved oil and gas reserves (see Note 13). Actual results could differ from these estimates.


         UNAUDITED FINANCIAL STATEMENTS

         In the opinion of management, the accompanying unaudited financial statements contain all adjustments necessary to present fairly the financial position of the Company as of March 31, 1998 and the results of operations and cash flows for the periods presented. All such adjustments are of normal recurring nature. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the SEC's rules and regulations. The results of operations for the periods presented are not necessarily indicative of the results for the full year.


2.       OIL AND GAS PROPERTY TRANSACTIONS:

         In August 1996, the Company acquired oil and gas properties for approximately $11.8 million in cash, net of post closing adjustments totaling $420,000 which were received in 1997. Accordingly, revenues and expenses from the properties have been included in the Company's statement of operations from the date of purchase. The pro forma results of operations, assuming the properties were acquired on January 1 of each respective year are as follows (in thousands):


                                                                     YEAR ENDED DECEMBER 31,
                                                                     -----------------------
                                                                        1995         1996
                                                                      --------     --------
                                                                           (Unaudited)
               Pro forma:
                  Revenues ......................................     $  9,598     $  8,730
                  Income from continuing operations .............        2,573        2,497

MICHAEL PETROLEUM CORPORATION
NOTES TO FINANCIAL STATEMENTS, CONTINUED


3.       LONG-TERM DEBT:

         Long-term debt consisted of the following (in thousands):

                                                                                                      DECEMBER 31,
                                                                                             ------------------------------
                                                                                                 1996              1997
                                                                                             ------------      ------------
             Notes payable under the comprehensive credit agreement
               described below, net of unamortized discount of $612
               in 1996 and $481 in 1997 ................................................     $     16,507      $     27,785

             Installment notes to financial institutions, payable monthly, interest at rates ranging from 5.9% to 11.26%, due April 1996 to
               September 2000, collateralized by vehicles and
               office equipment ........................................................              144               139

             Note payable to an insurance company, payable monthly,
               interest at 7.85%, due January 1997, unsecured ..........................               12

             Note payable to an individual, payable monthly, interest at
               8%, due February 2000, unsecured ........................................               23                17
                                                                                             ------------      ------------

             Total long-term debt ......................................................           16,686            27,941

             Less:  current portion ....................................................           (4,902)           (8,056)
                                                                                             ------------      ------------

                  Long-term debt .......................................................     $     11,784      $     19,885
                                                                                             ============      ============

         Estimated annual principal payments at December 31, 1997 are as follows (in thousands):

             1998  .......................................................      $      8,056
             1999  .......................................................             9,647
             2000  .......................................................             9,647
             2001  .......................................................               591
                                                                                ------------

                                                                                $     27,941
                                                                                ============

         T.E.P. FINANCING

         On August 13, 1996, the Company entered into a comprehensive credit agreement (the "T.E.P. Financing") with a limited partnership. Under the T.E.P. Financing, total available credit amounted to approximately $42.2 million, of which $16.3 million was available for oil and gas property acquisitions and $25.9 million for development costs. As of December 31, 1997, $14 million was available for future property acquisitions and development costs. The T.E.P. Financing expires August 12, 2001.

MICHAEL PETROLEUM CORPORATION
NOTES TO FINANCIAL STATEMENTS, CONTINUED


         T.E.P. FINANCING, CONTINUED

         The Company utilized loan proceeds of approximately $14.9 million to acquire proved oil and gas properties located in South Texas (the "Lobo Properties"). Through December 31, 1996 and 1997, loan proceeds of approximately $1.8 million and $11.8 million, respectively, have been used to develop those properties. In conjunction with entering into the T.E.P. Financing, the Company conveyed to an affiliate of the lender a net profits interest in all of the Company's oil and gas properties, including the acquired properties ("Net Profits Interest"). The Net Profits Interest grants the affiliate 30% of the net profits, as defined, beginning the earlier of August 12, 2001, or the date of repayment of all amounts due and occurring pursuant to the T.E.P. Financing. The Net Profits Interest reduces to 15% of the net profits, as defined, after payment of $10,000,000 pursuant to the interest. As part of the T.E.P. Financing, the Company also granted to the lender a warrant to purchase up to five percent of the Company's common stock at an exercise price of $625 per share until August 12, 2001. The value assigned to the Net Profits Interest and warrant was recorded as a discount to the loan proceeds.

         Under the terms of the T.E.P. Financing, principal is payable as a percentage of net revenue, as defined. As of December 31, 1996 and 1997, the Company had repaid approximately $63,000 and $2.9 million of principal under the T.E.P. Financing, respectively. Interest is payable monthly and accrues at a combination of LIBOR plus 4.5% and New York prime plus certain basis points based on the specific borrowing. At December 31, 1996 and 1997, the blended effective interest rate accruing on the loans was 14% and 15%, respectively. The loan is collateralized by the oil and gas properties and the stock of the Company.

         The T.E.P. Financing contains financial covenants, the most restrictive of which pertain to the payment of dividends, distributions to shareholders and the Company's working capital ratio. The T.E.P. Financing also contains administrative covenants. Except for violations of certain administrative covenants during the years ended December 31, 1996 and 1997, the Company was in compliance with the covenants of the T.E.P. Financing. Regarding the violations of such administrative covenants, the Company obtained a waiver from the lender of the T.E.P. Financing which agreed not to assert any default based upon such violations unless they exist after April 15, 1998. The Company plans to use proceeds from the Private Placement (see Note 12) to repay the outstanding borrowings under the T.E.P. Financing and repurchase the Net Profits Interest for $11 million. Upon repayment of the borrowings under the T.E.P. Financing, the lender will cancel the warrants.

         NOTES PAYABLE TO A LIMITED PARTNERSHIP

         In August 1996, the Company utilized $2.0 million of the T.E.P. Financing loan proceeds to pay down certain notes payable to a limited partnership. The remaining balance on the notes payable of $4.9 million, including accrued interest, was paid through the transfer of oil and gas properties with a net book value of $4.7 million, resulting in a gain on the sale of approximately $182,000.

MICHAEL PETROLEUM CORPORATION
NOTES TO FINANCIAL STATEMENTS, CONTINUED



4.       FEDERAL INCOME TAXES:

         The components of the net deferred tax liability are as follows (in thousands):

                                                                                     DECEMBER 31,
                                                                            ------------------------------
                                                                                1996              1997
                                                                            ------------      ------------
                Deferred tax assets:
                   Net operating loss carryforward ....................                       $      3,242
                   Other ..............................................     $          6                30
                                                                            ------------      ------------

                           Total deferred tax asset ...................                6             3,272
                                                                            ------------      ------------

                Deferred tax liabilities:
                   Oil and gas properties .............................           (1,418)           (5,063)
                   Other ..............................................             (368)
                                                                            ------------      ------------

                           Total deferred tax liability ...............           (1,786)           (5,063)
                                                                            ------------      ------------

                           Net deferred tax liability .................     $     (1,780)     $     (1,791)
                                                                            ============      ============

         At December 31, 1997, the Company had a net operating loss carryforward of approximately $9.3 million, which begins expiring in 2017. Utilization of the net operating loss carryforward is subject to annual limitations due to certain stock ownership changes that have occurred or may occur. The Company does not believe a deferred tax asset valuation allowance is necessary at December 31, 1997 as all tax carryforwards are expected to be fully utilized.

         For the year ended December 31, 1995, the Company was not subject to federal income taxes (see Note 1) and had a state tax benefit totaling $79,000.

         Income tax expense differs from the amount that would be provided by applying the statutory U.S. federal income tax rate to (loss) income before income taxes for the following reasons (in thousands):

                                                                              YEAR ENDED DECEMBER 31,
                                                                            --------------------------
                                                                               1996            1997
                                                                            ----------      ----------
                Computed statutory tax (benefit) expense at 35% .......     $     (245)     $        2
                Changes in taxes resulting from:
                   Section 29 credits .................................            (13)
                   Conversion to C corporation status .................          2,032
                   Other ..............................................              6               9
                                                                            ----------      ----------

                        Total income tax expense ......................     $    1,780      $       11
                                                                            ==========      ==========

MICHAEL PETROLEUM CORPORATION
NOTES TO FINANCIAL STATEMENTS, CONTINUED



5.       HEDGING ACTIVITIES:

         In 1996, in conjunction with the T.E.P. Financing, the Company entered into a gas swap contract to hedge or otherwise reduce the impact of natural gas price fluctuations for other than trading purposes. Under the terms of the swap agreement, the Company is a fixed-price receiver on approximately 89,000 Mmbtu per month from January 1998 through August, 2001. The Swap Agreement covered approximately 72% of the Company's 1997 natural gas volumes. The average fixed price under the agreement is $1.90 per Mmbtu. The estimated fair value of the swap agreement was approximately $(1.1 million) at December 31, 1996 and 1997. This swap contract reduced natural gas revenues by approximately $313,000 and $1.2 million for the years ended December 31, 1996 and 1997, respectively. The Company is exposed to credit-related losses in the event of nonperformance by the counterparty, but it does not expect the counterparty to fail to meet its obligations based on existing credit ratings (See Note 12).

6.       EMPLOYEE BENEFIT PLAN:

         The Company sponsors a 401(k) profit sharing plan (the "401(k) Plan") under Section 401(k) of the Internal Revenue Code ("IRS"). This plan covers all employees of the Company. The Company, at its discretion, matches $1.00 for each $1.00 of employee deferral, with the Company's contribution not to exceed 8% of an employee's salary, subject to limitations imposed by the IRS. The Company did not make any contributions to the 401(k) Plan during the years ended December 31, 1995, 1996 and 1997.

7.       DISCONTINUED OPERATIONS:

         At January 1, 1995, the Company owned a 50% equity interest in two non oil and gas limited liability companies which were accounted for under the equity method. On January 20, 1995, the Company obtained a loan of $2 million from a private lender, the proceeds of which were used to pay trade obligations. The note provided for interest at 6% above the reference prime rate. As consideration for making the loan, a 5% interest in the Company's ownership in the two limited liability companies was transferred to the lender. The net book value which approximated fair value of the interest transferred of $100,000 was recorded as interest expense. The note was collateralized by the Company's entire interest in the two limited liability companies.

MICHAEL PETROLEUM CORPORATION
NOTES TO FINANCIAL STATEMENTS, CONTINUED



         In April 1995, the Company sold a 42% equity interest in each of the limited liability companies to the private lender for cash proceeds of approximately $1.2 million plus repayment of the remaining principal balance of $1.75 million on the loan discussed above, resulting in a gain of approximately $2.1 million (net of state income taxes of $96,000). In September 1995, the Company distributed all of its remaining interest in each of the limited liability companies to its stockholders. The distribution was recorded at the net book value of $134,000. The Company's investment in these two companies has been accounted for as a discontinued operation.



8.       RELATED PARTY TRANSACTIONS:

         Beginning in April 1996, the Company entered into a two year agreement, continuing thereafter on a quarterly basis subject to termination by either party, with Upstream Energy Corporation ("Upstream") whereby Upstream purchases all of the gas produced by the Company at spot market prices. Under the terms of the agreement, the Company pays Upstream a marketing fee of $.03 per Mmbtu which totaled approximately $57,000, $106,000, and $220,000 for the years ended December 31, 1995,
         1996, and 1997, respectively. During the years ended December 31, 1995, 1996 and 1997, Upstream purchased gas produced by the Company for approximately $668,000, $3.2 million and $9.7 million, respectively. At December 31, 1996 and 1997, receivables from Upstream of approximately $2.1 million and $3.9 million, respectively, were included in accrued oil and gas sales in the balance sheet. The chief executive officer of the Company had an ownership interest in Upstream until August, 1997. The Company believes the revenues received were equivalent to those that would be paid under an arms-length transaction in the normal course of business.

         In July 1997, the Company executed in writing a ten year old verbal agreement which granted to the Vice President of Exploration of the Company a 1.5% of 8/8ths overriding royalty interest in leases acquired either directly or indirectly by the Company or its affiliates in Webb County or Zapata County, Texas. This overriding royalty interest expires upon the death of the vice president or upon his termination, resignation or retirement from the Company. The overriding royalty interest does not apply to any producing properties acquired by the Company except for deepenings or sidetracks of existing wells and/or all new wells drilled on the acquired producing properties.

         During the year ended December 31, 1995, the Company distributed its overriding royalty interest in certain oil and gas properties to the stockholders. The distribution was recorded at the net book value of $60,000.

         From May to July of 1995 the Company made loans to the Chairman of the Board and Chief Executive Officer of the Company, in an aggregate principal amount of $314,700. Interest on the indebtedness accrued at a rate of 5% per annum and $302,055 of such indebtedness was repaid to the Company in December 1995. The remaining balance, together with interest, was paid in May 1997.

MICHAEL PETROLEUM CORPORATION
NOTES TO FINANCIAL STATEMENTS, CONTINUED



9.       SUPPLEMENTAL CASH FLOW INFORMATION:


         Cash payments for interest are as follows (in thousands):




                                                                                                               THREE MONTHS
                                                                                                                   ENDED
                                                                          YEAR ENDED DECEMBER 31,                MARCH 31,
                                                                    ----------------------------------    ---------------------
                                                                      1995         1996        1997          1997       1998
                                                                    --------     --------     --------    ----------  ---------
                                                                                                                (Unaudited)
                Interest payments (net of interest
                   capitalized of $0, $217, $574, $130 and $64
                   during 1995, 1996, 1997, and the three
                   months ended 1997 and 1998, respectively) ....   $  1,081     $    833     $  1,626    $      364  $     878


         Non-cash investing and financing transactions not reflected in the statement of cash flows include the following (in thousands):


                                                                                                              THREE MONTHS
                                                                                                                  ENDED
                                                                          YEAR ENDED DECEMBER 31,               MARCH 31,
                                                                    ----------------------------------    ---------------------
                                                                      1995         1996        1997          1997       1998
                                                                    --------     --------     --------    ----------  ---------
                                                                                                               (Unaudited)
                Changes in accounts payable
                   related to capital expenditures...............                $    238     $    465
                Distribution to stockholders of overriding
                   royalty interest..............................   $     60
                Distribution to stockholders of interests in
                   equity investees..............................        134
                Transfer of interests in equity investees as
                   repayment of note payable to private
                   lender........................................      1,750
                Transfer of oil and gas properties as
                   repayment of note payable to a limited
                   partnership...................................                   4,791
                Adjustment to purchase price of certain oil
                   and gas properties............................                     420
                Issuance of short-term note payable for purchase
                   of oil and gas properties.....................                                                     $  45,813
                Issuance of note payable for financing of
                   insurance policy..............................                                         $       88         87


10.      COMMITMENTS AND CONTINGENCIES:

         LEASES

         The Company has entered into a noncancelable operating lease agreement for office space in Houston, Texas. The lease term expires in 2001, with two options to renew the lease for a period of five years each. Future minimum lease payments required as of December 31, 1997 related to noncancelable operating leases are as follows:

MICHAEL PETROLEUM CORPORATION
NOTES TO FINANCIAL STATEMENTS, CONTINUED



            YEAR ENDED DECEMBER 31,
            -----------------------
                     1998......................................   $    92,500
                     1999......................................        67,000
                     2000......................................        67,000
                     2001......................................        11,000
                                                                  -----------

                                                                  $   237,500
                                                                  ===========



         Rent expense for the years ended December 31, 1995, 1996 and 1997 was approximately $90,000, $49,700, and $69,000, respectively
         (See Note 12).


         LEGAL PROCEEDINGS

         The Company has been and may in the future be involved as a party in various legal proceedings, which are incidental to the ordinary course of business. Management regularly analyzes current information and, as necessary, provides accruals for probable liabilities on the eventual disposition of these matters. In the opinion of management and legal counsel, as of December 31, 1997, there were no threatened or pending legal matters which would have a material impact on the Company's results of operations, financial position or cash flows.

         YEAR 2000


         The Company has reviewed its computer systems and hardware to locate potential operational problems associated with the year 2000 issue. The Company believes that all year 2000 problems in its internal information processing computer systems have been resolved and have not caused and will not cause disruption of its operations, or have a material adverse effect on its financial condition or results of operations. The Company is in the process of contacting and receiving verification of year 2000 issue compliance from its vendors, purchasers, suppliers, transporters of its production and its financial service providers. At this time, the Company does not anticipate any material disruption in its operations as a result of any year 2000 compliance issues, but will continue to monitor the situation with third parties.


11.      RECENT ACCOUNTING PRONOUNCEMENTS:


         In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, Reporting Comprehensive Income, which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. It requires (a) classification of items of other comprehensive income by their nature in a financial statement and (b) display of the accumulated balance of other comprehensive income separate from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The adoption of SFAS No. 130 did not have a material effect on the Company's financial position, results of operations or cash flows. (See Note 12 -- Recent Accounting Pronouncements).

MICHAEL PETROLEUM CORPORATION
NOTES TO FINANCIAL STATEMENTS, CONTINUED




         In June 1997, the FASB issued SFAS No. 131, Disclosures about
         Segments of an Enterprise and Related Information, which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise, but retains the requirement to report information about major customers. Because the Company operates in only one segment, management does not expect the adoption of SFAS No. 131 to have a material affect on the Company's financial statement disclosures.



         In March 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, which is effective for fiscal years beginning after December 15, 1997. SFAS No. 132 revises employers' disclosures about pension and other postretirement benefit plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefits obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87, Employers' Accounting for Pensions, and SFAS No. 88, Employers' Accounting for Settlements and Curtailments of Deferred Benefit Pension Plans and for Termination Benefits, were issued. Because the Company does not currently have pension or other postretirement benefits, management does not expect the adoption of SFAS No. 132 to have a material affect on the Company's financial statement disclosures.





12.      SUBSEQUENT EVENTS:

         PRIVATE PLACEMENT

         On April 2, 1998, the Company issued $135 million of senior notes (the "Notes") at a discount of 1.751% in a transaction exempt from registration under federal and state securities laws (the "Offering"). The Notes mature in April 2005 and bear interest at a rate of approximately 11.5% per annum, payable semi-annually in April and October of each year, commencing October 1998. The Notes are redeemable at the option of the Company, in whole or in part, at any time after April 2003, at specified redemption prices, plus accrued and unpaid interest and liquidated damages, as defined. The Company is required to comply with certain covenants, which limit, among other things, the ability of the Company to incur additional indebtedness, pay dividends, repurchase equity interests, sell assets or enter into mergers and consolidations.

         The Company completed the acquisitions discussed below with proceeds from the Offering.

MICHAEL PETROLEUM CORPORATION
NOTES TO FINANCIAL STATEMENTS, CONTINUED



         ENRON ACQUISITION

         On February 5, 1998, the Company entered into a purchase and sale agreement with Enron Oil & Gas Company ("Enron") (the "Enron Acquisition"). The purchase and sale agreement provides that Enron will convey to the Company interests in certain oil and natural gas leases in Webb County, Hidalgo County and Zapata County, Texas, and all seismic data owned by Enron covering the properties. The Enron Acquisition was closed on March 31, 1998.

         The purchase price for the Enron Acquisition was $45.8 million, subject to post-closing adjustments, and the conveyance by the Company to Enron of all of the Company's interests in certain oil and natural gas properties in Webb County, Texas. The purchase price was paid in the form of a promissory note dated March 31, 1998 bearing an interest rate of 8% per annum and maturing on April 2, 1998. The Company utilized a portion of the net proceeds of the Offering to repay the promissory note.

         CONOCO ACQUISITION

         On February 20, 1998, the Company entered into a purchase and sale agreement with Conoco Inc. ("Conoco") (the "Conoco Acquisition"). The purchase and sale agreement provides that Conoco will convey to the Company certain oil and natural gas leases covering approximately 39,000 acres in Webb County, Texas. On April 2, 1998, the Company paid $22.5 million, subject to post-closing adjustments, as consideration for the rights and property conveyed by Conoco as described above.

         LOBO LEASE ACQUISITION

         On April 20, 1998, the Company entered into a lease with Mobil effective as of January 1, 1998 covering Mobil's interest in approximately 40,000 acres in the Lobo Trend (the "Lobo Lease"). Consideration for the Lobo Lease is in the form of future deliveries of 4 Bcf of gas, commencing May 1, 1998 and terminating December 31, 1998. On April 23, 1998, the Company entered into a contract to secure delivery of this volume of gas for consideration of $9.98 million.

         LINE OF CREDIT


         On May 15, 1998, the Company executed a credit agreement with Christiania Bank og KreditKasse ("Christiania"), for a new reducing revolving credit facility (the "Credit Facility") which provides for a maximum loan amount of $50 million with an initial borrowing base of $30 million. Under the Credit Facility, the principal outstanding will be due and payable in May 2002 with interest payable monthly. The interest rate for borrowings will be calculated at the Eurodollar Rate plus 1.75% or ABR rate at the election of the Company. The ABR rate is the highest of (i) the interest rate publicly announced by Christiania,
         (ii) the secondary market rate for three-month certificates of deposit plus 1% and (iii) the federal funds rate plus 0.5%. The Credit Facility is collateralized by virtually all of the Company's oil and natural gas properties.

MICHAEL PETROLEUM CORPORATION
NOTES TO FINANCIAL STATEMENTS, CONTINUED



         HEDGE CONTRACTS

         The Company terminated the gas swap agreement discussed in Note 5 on April 2, 1998 for a cash payment of $1.8 million.


         During April 1998, the Company purchased a gas put option with a strike price of $2.25 per Mmbtu for approximately $230,000. The put option has a notional volume of 150,000 Mmbtu per month from May 1, 1998 to April 30, 1999. The Company also entered into a collar contract with a floor price of $2.25 per Mmbtu and a ceiling price of $2.99 per Mmbtu. The collar has a notional volume of 450,000 Mmbtu per month from May 1, 1998 to April 30, 1999.


         LEASES


         On May 1, 1998, the Company executed an amendment to the noncancelable operating lease agreement (See Note 10) to acquire additional office space and extend the lease term for three years. The extended lease term expires in 2004 and increases noncancelable lease commitments by approximately $2,200 per month from July 31, 1998 through April 30, 2001 and by approximately 3,700 per month from May 1, 2001 through June 30, 2004. The amended lease has two options to renew the lease for a period of five years each.



         RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the FASB issued SFAS No. 133, Accounting for
         Derivative Instruments and Hedging Activities, which is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It also requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those items at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.



         As discussed in Note 5 to the Financial Statements, the company has historically hedged a portion of its future gas production using gas swap contracts. These contracts are a hedge of the Company's exposure to the variability of future cash flows due to potential decreases in gas prices. For a derivative designated as hedging the exposure to variable cash flows of a forecasted transaction (referred to as a cash flow hedge), the effective portion of the derivative gain or loss is initially reported as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. The extent of the impact of adopting SFAS #133 on the Company's financial position, results of operations, or cash flows will be a function of the open derivative contracts at the date of adoption. If the Company had adopted the standard as of March 31, 1998, the Company would have recorded an unrealized loss of approximately $1.2 million (net of tax) as a component of other comprehensive income.



13.      DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES:

         CAPITALIZED COSTS RELATED TO OIL AND GAS PRODUCING ACTIVITIES

         Capitalized costs related to oil and gas producing activities:

                                                                         DECEMBER 31,
                                                                  -------------------------
                                                                     1996           1997
                                                                  ----------     ----------
                Unproved oil and gas properties .............     $    3,775     $    1,247
                Proved oil and gas properties ...............         15,638         33,730
                                                                  ----------     ----------

                                                                  $   19,413     $   34,977
                                                                  ==========     ==========


         COSTS INCURRED IN OIL AND GAS PRODUCING ACTIVITIES

         Costs incurred for oil and gas property acquisition, exploration and development activities, whether capitalized or expensed, are as follows (in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------
                                                      1995           1996           1997
                                                   ----------     ----------     ----------
                Property acquisition:
                   Unproved ..................     $       30     $    2,929     $      355
                   Proved ....................             10          9,554          2,425
                Exploration ..................            177
                Development ..................            632          2,757         12,074
                Interest capitalized .........                           217            574
                                                   ----------     ----------     ----------

                   Total costs incurred ......     $      849     $   15,457     $   15,428
                                                   ==========     ==========     ==========

         SALES OF OIL AND GAS

         Substantially all of the Company's natural gas is sold to one purchaser (see Note 8). Substantially all of the Company's oil and condensate is sold to two customers.

MICHAEL PETROLEUM CORPORATION
NOTES TO FINANCIAL STATEMENTS, CONTINUED



         OIL AND GAS RESERVE QUANTITIES (UNAUDITED)

         Users of this information should be aware that the process of estimating quantities of "proved" and "proved developed" natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

         The reserve information as of December 31, 1994 and 1995 was prepared by Mohajir & Associates, Inc. The reserve information as of December 31, 1996 and 1997 was prepared by Huddleston & Co., Inc. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of proved producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

         Proved reserves are estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing economic and operating methods.

         No major discovery or other favorable or adverse event subsequent to December 31, 1997 is believed to have caused a material change in the estimates of proved or proved developed reserves as of that date.

         The following table sets forth the Company's net proved reserves, including the changes therein, and proved developed reserves (all within the United States) at the end of each of the three years in the period ended December 31, 1997:

MICHAEL PETROLEUM CORPORATION
NOTES TO FINANCIAL STATEMENTS, CONTINUED


                                                                      CRUDE OIL      NATURAL GAS
                                                                        (MBbl)          (MMcf)
                                                                      ---------      -----------
                Proved developed and undeveloped reserves:
                   January 1, 1995 ..............................         2,472            7,794
                     Revision of previous estimates .............          (145)            (274)
                     Extensions, discoveries and other additions.           108            1,270
                     Production .................................           (79)            (430)
                     Sales of minerals in place .................           (96)          (2,451)
                                                                      ---------      -----------

                   December 31, 1995 ............................         2,260            5,909
                     Revision of previous estimates .............                          5,920
                     Extensions, discoveries and other additions.             9            2,299
                     Production .................................           (37)          (1,324)
                     Purchases of reserves in place .............           189           36,442
                     Sales of minerals in place .................        (2,182)
                                                                      ---------      -----------

                   December 31, 1996 ............................           239           49,246
                     Revision of previous estimates .............           (38)          (6,848)
                     Extensions, discoveries and other additions.            70            9,105
                     Production .................................           (21)          (3,685)
                     Purchases of reserves in place .............            15            3,347
                                                                      ---------      -----------

                   December 31, 1997 ............................           265           51,165
                                                                      =========      ===========

                                                                      CRUDE OIL     NATURAL GAS
                                                                        (MBbl)          (MMcf)
                                                                      ---------     -----------
                Proved developed reserves:
                   January 1, 1995 ..............................           963           4,502
                   December 31, 1995 ............................           689           2,627
                   December 31, 1996 ............................            79          16,924
                   December 31, 1997 ............................           108          22,937

         STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES (UNAUDITED)

         SFAS No. 69 prescribes guidelines for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The Company has followed these guidelines which are briefly discussed below.

MICHAEL PETROLEUM CORPORATION
NOTES TO FINANCIAL STATEMENTS, CONTINUED



         Future cash inflows and future production and development costs are determined by applying year-end prices and costs to the estimated quantities of oil and gas to be produced. Estimated future income taxes are computed using current statutory income tax rates, including consideration for estimated future statutory depletion and alternative fuels tax credits. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

         The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

         The standardized measure of discounted future net cash flows relating to proved oil and gas reserves is as follows (in thousands):


                                                                                             AS OF DECEMBER 31,
                                                                                 ------------------------------------------
                                                                                    1995            1996            1997
                                                                                 ----------      ----------      ----------
                Future cash inflows ..........................................   $   53,284      $  129,588      $  115,766
                   Less related future:
                     Production costs ........................................      (15,890)        (19,319)        (20,226)
                     Development costs .......................................       (9,586)        (16,070)        (17,295)
                     Income tax expense ......................................       (8,409)        (28,715)        (22,497)
                                                                                 ----------      ----------      ----------

                Future net cash flows ........................................       19,399          65,484          55,748
                10% annual discount for estimating timing of cash flows ......       (6,522)        (23,135)        (19,109)
                                                                                 ----------      ----------      ----------

                Standardized measure of discounted future net cash flows .....   $   12,877      $   42,349      $   36,639
                                                                                 ==========      ==========      ==========

MICHAEL PETROLEUM CORPORATION
NOTES TO FINANCIAL STATEMENTS, CONTINUED



         A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and gas reserves is as follows (in thousands):

                                                                                         YEAR ENDED DECEMBER 31,
                                                                               ------------------------------------------
                                                                                  1995            1996            1997
                                                                               ----------      ----------      ----------
                Beginning of the period ....................................   $   14,825      $   12,877      $   42,349
                                                                               ----------      ----------      ----------

                Revisions of previous estimates:
                   Changes in prices and costs .............................        2,118          17,803          (9,701)
                   Changes in quantities ...................................       (1,822)          9,108         (12,789)
                   Changes in future development costs .....................        1,153            (147)         (2,566)
                Development costs incurred during the period ...............           25             243           4,402
                Additions to proved reserves resulting from extensions
                  and discoveries, less related costs ......................        1,909           2,051          11,172
                Purchases of reserves in place .............................                       31,082           3,894
                Sales of reserves in place .................................       (3,683)        (11,983)
                Accretion of discount ......................................        1,928           1,851           6,073
                Sales of oil and gas, net of production costs ..............         (881)         (1,663)         (7,269)
                Net change in income taxes .................................       (1,176)        (12,744)          3,530
                Production timing and other ................................       (1,519)         (6,129)         (2,456)
                                                                               ----------      ----------      ----------
                Net increase (decrease) ....................................       (1,948)         29,472          (5,710)
                                                                               ----------      ----------      ----------

                End of the period ..........................................   $   12,877      $   42,349      $   36,639
                                                                               ==========      ==========      ==========

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholder of Michael Petroleum Corporation:

We have audited the accompanying statement of revenues and direct operating expenses of the Enron Properties for the years ended December 31, 1996 and 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statement reflects the revenues and direct operating expenses of the Enron Properties as described in Note 1 and is not intended to be a complete presentation of the financial position, results of operations or cash flows of the Enron Properties.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and direct operating expenses of the Enron Properties as described in Note 1 for the years ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles.




                                        COOPERS & LYBRAND L.L.P.

Houston, Texas
March 9, 1998

THE ENRON PROPERTIES
STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
Year Ended December 31,
(In thousands)



                                                                                              Three Months Ended
                                                                                                   March 31,
                                                                                          --------------------------
                                                               1996            1997          1997            1998
                                                            ----------      ----------    ----------      ----------
                                                                                                 (Unaudited)
Revenues ..............................................     $   18,973      $   15,166    $    4,367       $   2,576
Direct operating expenses .............................         (2,547)         (2,339)         (561)           (624)
                                                            ----------      ----------    ----------       ---------

Excess of revenues over direct operating expenses .....     $   16,426      $   12,827    $    3,806       $   1,952
                                                            ==========      ==========    ==========       =========




The accompanying notes are an integral part of this financial statement.

THE ENRON PROPERTIES
NOTES TO FINANCIAL STATEMENT


1.       BASIS OF PRESENTATION:

         The accompanying financial statement reflects the revenues and direct operating expenses relating to certain oil and gas properties located in South Texas (the "Enron Properties").

         The historical financial statements reflecting financial position, results of operations and cash flows required by generally accepted accounting principles are not presented, as such information is neither readily available on an individual property basis nor meaningful for the properties. During the periods presented, the Enron Properties were not accounted for as a separate entity. This financial statement does not include depreciation, depletion and amortization, general and administrative, interest or federal income tax expense. Accordingly, the accompanying financial statement is not intended to represent the financial position, results of operations or cash flows in conformity with generally accepted accounting principles. This financial statement may not be representative of future operations.


2.       INTERIM FINANCIAL INFORMATION:

         The accompanying financial information for the three-month periods ended March 31, 1997 and 1998 is unaudited but reflects, in the opinion of the Company's management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the revenues and direct operating expenses of the Enron Properties for such periods. The revenues and direct operating expenses for such interim periods are not necessarily indicative of results to be expected for the full year.

THE ENRON PROPERTIES
SUPPLEMENTARY FINANCIAL INFORMATION
SUPPLEMENTARY OIL AND GAS DISCLOSURES (UNAUDITED)


OIL AND GAS RESERVE QUANTITIES

Users of this information should be aware that the process of estimating quantities of "proved" and "proved developed" natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

The reserve information was prepared by the Company and Huddleston & Co., Inc. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of proved producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

Proved reserves are estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing economic and operating methods.

ESTIMATED NET QUANTITIES OF OIL AND GAS RESERVES ATTRIBUTED TO THE ENRON PROPERTIES

No major discovery or other favorable or adverse event subsequent to December 31, 1997 is believed to have caused a material change in the estimates of proved or proved developed reserves as of that date.

The following table sets forth the net proved reserves, including the changes therein, and proved developed reserves (all within the United States) at the end of each of the two years in the period ended December 31, 1997:

                                                            CRUDE OIL       NATURAL GAS
                                                             (MBbl)           (MMcf)
                                                            ---------       -----------
Proved developed and undeveloped reserves:
   January 1, 1996 ....................................         2,486            63,564
      Revision of previous estimates
      Extensions, discoveries and other additions
      Production ......................................          (226)           (6,976)
                                                            ---------       -----------
   December 31, 1996 ..................................         2,260            56,588
      Revision of previous estimates
      Extensions, discoveries and other additions
      Production ......................................          (166)           (5,426)
                                                            ---------       -----------
   December 31, 1997 ..................................         2,094            51,162
                                                            =========       ===========
Proved developed reserves:
   January 1, 1996 ....................................         1,031            31,179
   December 31, 1996 ..................................           805            24,204
   December 31, 1997 ..................................           639            18,778


STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

SFAS No. 69 prescribes guidelines for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The Company has followed these guidelines which are briefly discussed below.

Future cash inflows and future production and development costs are determined by applying year-end prices and costs to the estimated quantities of oil and gas to be produced. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves attributed to the Enron Properties is as follows (in thousands):


                                                                                   AS OF              AS OF
                                                                                DECEMBER 31,      DECEMBER 31,
                                                                                   1996               1997
                                                                                ------------      ------------
Future cash inflows .......................................................     $    246,578      $    154,881
Less related future:
   Production costs .......................................................          (29,638)          (27,299)
   Development costs ......................................................          (21,863)          (21,862)
   Income tax expense .....................................................          (51,302)          (20,027)
                                                                                ------------      ------------
Future net cash flows .....................................................          143,775            85,693
10% annual discount for estimated timing of cash flows ....................          (43,321)          (29,490)
                                                                                ------------      ------------
Standardized measure of discounted future net cash flows for
   proved reserves ........................................................     $    100,454      $     56,203
                                                                                ============      ============


A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and gas reserves is as follows (in thousands):


                                                                                   YEAR ENDED DECEMBER 31,
                                                                                ------------------------------
                                                                                    1996              1997
                                                                                ------------      ------------
Beginning of the period ...................................................     $     69,850      $    100,454
                                                                                ------------      ------------
Revisions of previous estimates:
   Changes in prices and costs ............................................           62,746           (65,363)
   Changes in quantities...................................................
   Changes in future development costs.....................................
Development costs incurred during the period...............................
Additions to proved reserves resulting from extensions and discoveries, less related costs......................................................
Accretion of discount .....................................................            7,972            13,401
Sales of oil and gas, net of production costs .............................          (16,426)          (12,827)
Net change income taxes ...................................................          (23,688)           20,538
Production timing and other................................................
                                                                                ------------      ------------
Net increase (decrease) ...................................................           30,604           (44,251)
                                                                                ------------      ------------
End of the period .........................................................     $    100,454      $     56,203
                                                                                ============      ============

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholder of Michael Petroleum Corporation:


We have audited the accompanying statement of revenues and direct operating expenses of the Conoco Properties for the years ended December 31, 1996 and 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statement reflects the revenues and direct operating expenses of the Conoco Properties as described in Note 1 and is not intended to be a complete presentation of the financial position, results of operations or cash flows of the Conoco Properties.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and direct operating expenses of the Conoco Properties as described in Note 1 for the years ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles.

                                                        COOPERS & LYBRAND L.L.P.

Houston, Texas
March 9, 1998

THE CONOCO PROPERTIES
STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
Year Ended December 31,
(In thousands)



                                                                                                        Three Months Ended
                                                                                                             March 31,
                                                                                                  ------------------------------
                                                                1996              1997                1997              1998
                                                            ------------      ------------        ------------      ------------
                                                                                                           (Unaudited)
Revenues ..............................................     $      5,109      $      6,904        $      1,462      $      1,319
Direct operating expenses .............................             (646)             (906)               (146)             (105)
                                                            ------------      ------------        ------------      ------------

Excess of revenues over direct operating expenses .....     $      4,463      $      5,998        $      1,316      $      1,214
                                                            ============      ============        ============      ============



The accompanying notes are an integral part of this financial statement.

THE CONOCO PROPERTIES
NOTES TO FINANCIAL STATEMENT


1.       BASIS OF PRESENTATION:

         The accompanying financial statement reflects the revenues and direct operating expenses relating to certain oil and gas properties located in South Texas (the "Conoco Properties").

         The historical financial statements reflecting financial position, results of operations and cash flows required by generally accepted accounting principles are not presented, as such information is neither readily available on an individual property basis nor meaningful for the properties. During the periods presented, the Conoco Properties were not accounted for as a separate entity. The financial statement does not include depreciation, depletion and amortization, general and administrative, interest or federal income tax expenses. Accordingly, the accompanying financial statement is not intended to represent the financial position, results of operations or cash flows in conformity with generally accepted accounting principles. This financial statement may not be representative of future operations.



2.       INTERIM FINANCIAL INFORMATION:

         The accompanying financial information for the three-month periods ended March 31, 1997 and 1998 is unaudited but reflects, in the opinion of the Company's management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the revenues and direct operating expenses of the Conoco Properties for such periods. The revenues and direct operating expenses for such interim periods are not necessarily indicative of results to be expected for the full year.

THE CONOCO PROPERTIES
SUPPLEMENTARY FINANCIAL INFORMATION
SUPPLEMENTARY OIL AND GAS DISCLOSURES (UNAUDITED)



OIL AND GAS RESERVE QUANTITIES

Users of this information should be aware that the process of estimating quantities of "proved" and "proved developed" natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

The reserve information was prepared by the Company and Huddleston & Co., Inc. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of proved producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

Proved reserves are estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in the future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing economic and operating methods.

ESTIMATED NET QUANTITIES OF OIL AND GAS RESERVES ATTRIBUTED TO THE CONOCO PROPERTIES

No major discovery or other favorable or adverse event subsequent to December 31, 1997 is believed to have caused a material change in the estimates of proved or proved developed reserves as of that date.

The following table sets forth the net proved reserves, including the changes therein, and proved developed reserves (all within the United States) at the end of each of the two years in the period ended December 31, 1997:

                                                              CRUDE OIL        NATURAL GAS
                                                               (MBbl)            (MMcf)
                                                              ---------        -----------
Proved developed and undeveloped reserves:
   January 1, 1996 ....................................           1,728             27,895
      Revision of previous estimates...................
      Extensions, discoveries and other additions......
      Production ......................................            (182)            (1,621)
                                                              ---------        -----------
   December 31, 1996 ..................................           1,546             26,274
      Revision of previous estimates...................
      Extensions, discoveries and other additions......
      Production ......................................            (235)            (2,192)
                                                              ---------        -----------
   December 31, 1997 ..................................           1,311             24,082
                                                              =========        ===========
Proved developed reserves:
   January 1, 1996 ....................................             841             11,754
   December 31, 1996 ..................................             658             10,133
   December 31, 1997 ..................................             424              7,941


STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

SFAS No. 69 prescribes guidelines for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The Company has followed these guidelines which are briefly discussed below.

Future cash inflows and future production and development costs are determined by applying year-end prices and costs to the estimated quantities of oil and gas to be produced. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves attributed to the Conoco Properties is as follows (in thousands):


                                                                                   AS OF              AS OF
                                                                                DECEMBER 31,      DECEMBER 31,
                                                                                    1996              1997
                                                                                ------------      ------------
Future cash inflows .......................................................     $    144,813      $     78,702
Less related future:
   Production costs .......................................................          (13,983)          (13,077)
   Development costs ......................................................          (11,199)          (11,199)
   Income tax expense......................................................          (33,715)          (10,894)
                                                                                ------------      ------------
Future net cash flows .....................................................           85,916            43,532
10% annual discount for estimated timing of cash flows ....................          (26,071)          (15,379)
                                                                                ------------      ------------
Standardized measure of discounted future net cash flows
   for proved reserves ....................................................     $     59,845      $     28,153
                                                                                ============      ============


A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and gas reserves is as follows (in thousands):


                                                                                    YEAR ENDED DECEMBER 31,
                                                                                    1996               1997
                                                                                ------------      ------------
Beginning of the period ...................................................     $     34,738      $     59,845
                                                                                ------------      ------------
Revisions of previous estimates:
   Changes in prices and costs ............................................           42,483           (47,942)
   Changes in quantities...................................................
   Changes in future development costs.....................................
Development costs incurred during the period...............................
Additions to proved reserves resulting from extensions and discoveries, less related costs......................................................
Purchases of reserves in place.............................................
Accretion of discount .....................................................            3,913             8,107
Sales of oil and gas, net of production costs .............................           (4,463)           (5,998)
Net change in income taxes ................................................          (16,826)           14,141
Production timing and other................................................
                                                                                ------------      ------------
Net increase (decrease) ...................................................           25,107           (31,692)
                                                                                ------------      ------------
End of the period .........................................................     $     59,845      $     28,153
                                                                                ============      ============

REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholder of Michael Petroleum Corporation:

We have audited the accompanying statement of revenues and direct operating expenses of the Lobo Properties for the year ended December 31, 1995 and the seven-month period ended July 31, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statement reflects the revenues and direct operating expenses of the Lobo Properties as described in Note 1 and is not intended to be a complete presentation of the financial position, results of operations or cash flows of the Lobo Properties.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the revenues and direct operating expenses of the Lobo Properties as described in Note 1 for the year ended December 31, 1995 and the seven-month period ended July 31, 1996 in conformity with generally accepted accounting principles.

                                                       COOPERS & LYBRAND L.L.P.

Houston, Texas
March 27, 1998

THE LOBO PROPERTIES
STATEMENT OF REVENUES AND DIRECT OPERATING EXPENSES
(In thousands)


                                                                              SEVEN MONTHS
                                                             YEAR ENDED          ENDED
                                                            DECEMBER 31,        JULY 31,
                                                                1995              1996
                                                            ------------      ------------
Revenues ..............................................     $      6,661      $      4,954
Direct operating expenses .............................             (974)             (651)
                                                            ------------      ------------

Excess of revenues over direct operating expenses .....     $      5,687      $      4,303
                                                            ============      ============




The accompanying notes are an integral part of this financial statement.

THE LOBO PROPERTIES
NOTES TO FINANCIAL STATEMENT


1.       BASIS OF PRESENTATION:

         The accompanying financial statement reflects the revenues and direct operating expenses relating to certain oil and gas properties located in South Texas (the "Lobo Properties").

         The historical financial statements reflecting financial position, results of operations and cash flows required by generally accepted accounting principles are not presented, as such information is neither readily available on an individual property basis nor meaningful for the properties. During the periods presented, the Lobo Properties were not accounted for as a separate entity. This financial statement does not include depreciation, depletion and amortization, general and administrative, interest or federal income tax expenses. Accordingly, the accompanying financial statement is not intended to represent the financial position, results of operations or cash flows in conformity with generally accepted accounting principles. This financial statement may not be representative of future operations.

THE LOBO PROPERTIES
SUPPLEMENTARY FINANCIAL INFORMATION
SUPPLEMENTARY OIL AND GAS DISCLOSURES (UNAUDITED)


OIL AND GAS RESERVE QUANTITIES

Users of this information should be aware that the process of estimating quantities of "proved" and "proved developed" natural gas and crude oil reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

The reserve information was prepared by the Company and Huddleston & Co., Inc. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of proved producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available.

Proved reserves are estimated quantities of natural gas, crude oil and condensate that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells with existing economic and operating methods.

ESTIMATED NET QUANTITIES OF OIL AND GAS RESERVES ATTRIBUTED TO THE 1996 LOBO ACQUISITION

The following table sets forth the Company's net proved reserves, including the changes therein, and proved developed reserves (all within the United States) for the year ended December 31, 1995 and the seven months ended July 31, 1996:

                                                             CRUDE OIL       NATURAL GAS
                                                               (MBbl)           (MMcf)
                                                             ---------       -----------
Proved developed and undeveloped reserves:
   January 1, 1995 ....................................            217            40,601
      Revision of previous estimates...................
      Extensions, discoveries and other additions......
      Production ......................................            (21)           (2,925)
                                                             ---------       -----------
   December 31, 1995 ..................................            196            37,676
      Revision of previous estimates...................
      Extensions, discoveries and other additions......
      Production ......................................             (8)           (1,416)
                                                             ---------       -----------
   July 31, 1996 ......................................            188            36,260
                                                             =========       ===========
Proved developed reserves:
   January 1, 1995 ....................................             89            14,981
   December 31, 1995 ..................................             68            12,056
   July 31, 1996 ......................................             60            10,639

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

SFAS No. 69 prescribes guidelines for computing a standardized measure of future net cash flows and changes therein relating to estimated proved reserves. The Company has followed these guidelines which are briefly discussed below.

Future cash inflows and future production and development costs are determined by applying year-end prices and costs to the estimated quantities of oil and gas to be produced. The resulting future net cash flows are reduced to present value amounts by applying a 10% annual discount factor.

The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and, as such do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process, as discussed previously, are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

The standardized measure of discounted future net cash flows relating to proved oil and gas reserves attributed to the Lobo Properties is as follows (in thousands):

                                                                                                  SEVEN MONTHS
                                                                                 YEAR ENDED          ENDED
                                                                                DECEMBER 31,        JULY 31,
                                                                                    1995              1996
                                                                                ------------      ------------
Future cash inflows .......................................................     $     74,510      $     83,952
Less related future:
   Production costs .......................................................          (18,181)          (17,388)
   Development costs ......................................................          (12,601)          (12,601)
   Income tax expense .....................................................          (11,105)          (14,687)
                                                                                ------------      ------------
Future net cash flows .....................................................           32,623            39,276
10% annual discount for estimated timing of cash flows ....................          (11,419)          (13,747)
                                                                                ------------      ------------
Standardized measure of discounted future net cash flows
   for proved reserves ....................................................     $     21,204      $     25,529
                                                                                ============      ============



A summary of the changes in the standardized measure of discounted future net cash flows applicable to proved oil and gas reserves is as follows (in thousands):

                                                                                                       SEVEN MONTHS
                                                                                      YEAR ENDED          ENDED
                                                                                     DECEMBER 31,        JULY 31,
                                                                                         1995              1996
                                                                                     ------------      ------------
Beginning of the period ........................................................     $     18,391      $     21,204
                                                                                     ------------      ------------
Revisions of previous estimates:
   Changes in prices and costs .................................................            8,379             7,400
   Changes in quantities........................................................
   Changes in future development costs..........................................
Development costs incurred during the period....................................
Additions to proved reserves resulting from extensions and discoveries, less related costs...........................................................
Accretion of discount ..........................................................            2,410             2,920
Sales of oil and gas, net of production costs ..................................           (5,687)           (4,303)
Net change in income taxes .....................................................           (2,289)           (1,692)
Production timing and other.....................................................
                                                                                     ------------      ------------
Net increase ...................................................................            2,813             4,325
                                                                                     ------------      ------------
End of the period ..............................................................     $     21,204      $     25,529
                                                                                     ============      ============

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Article 2.02-1 of the Texas Business Corporation Act (the "TBCA") permits the Company, in certain circumstances, to indemnify any present or former director, officer, employee or agent of the Company against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of the Company.

     The Articles of Incorporation of the Company (the "Articles of Incorporation") provide that a director of the Company is not liable to the Company or its shareholders for damages for an act or omission made in the director's capacity as a director, except for (a) a breach of the director's duty of loyalty to the Company or its shareholders; (b) an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law; (c) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (d) an act or omission for which the liability of a director is expressly provided by statute; or (e) an act related to an unlawful stock repurchase or payment of dividend. The Articles of Incorporation further provide that a director, officer, or member of a committee shall not be liable for acts, if the TBCA excuses such persons from liability.

     The Company's Bylaws provide that the Company may indemnify any person who was, is or is threatened to be made a named defendant or respondent in any proceeding because the person is or was a director only if it is found that such person (a) conducted him or herself in good faith; (b) reasonably believed (i) in the case of conduct in an official capacity as a director of the Company, that the conduct was in the Company's best interests, and (ii) in all other cases, that the conduct was at least not opposed to the Company's best interests; and (c) in the case of any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. A director may not be indemnified for a proceeding in which he or she shall have been found liable for willful or intentional misconduct in the performance of such director's duty to the Company, however if such director is found liable on the basis that personal benefit was improperly received by him or her, or in which the director is found liable to the Company, that person may be indemnified for reasonable expenses actually incurred.

     Before the Company indemnifies a director, authorization must be made by the Board of Directors by a majority vote of directors who are not named defendants or respondents in the proceeding; if such quorum cannot be obtained, then by a majority vote of a committee of the Board of Directors, which shall consist solely of two or more directors who are not named defendants or respondents in the proceeding, or by special legal counsel, or by the shareholders. If a director wishes to challenge a decision made by the preceding procedure, such director may apply to a court of competent jurisdiction. If that court determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such director has met the standard of conduct or has been found liable as set forth above, the court may order such indemnification as the court determines is proper and equitable.

     The Bylaws mandate that a director who has been wholly successful, on the merits or otherwise, in the defense of any proceeding in which the director is a party because he or she is or was a director, shall be indemnified by the Company against reasonable expenses incurred by the director in connection with the proceeding.

     Pursuant to the Company's Bylaws, reasonable expenses incurred by a director, who was, is, or is threatened to be made a named defendant or respondent to a proceeding may be paid or reimbursed by the Company in advance of the final disposition of such proceeding and without the determination specified above, after receipt by the Company of a written affirmation by the director of such director's good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company as authorized in the Bylaws, and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it shall ultimately be determined that such director has not met that standard, or if it is ultimately determined that indemnification of the director against expenses incurred by him or her in connection with that proceeding is prohibited by the Bylaws. The written undertaking required above must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment. Any indemnification of, or advance of expenses to a director in accordance with the Company's Bylaws must be reported in writing to the shareholders with or before the notice or waiver of notice of the next shareholders' meeting or with or before the next submission to shareholders of a consent to action without a meeting pursuant to Section A,
Article 9.10 of the TBCA, and in any case, within the 12-month period immediately following the date of the indemnification or advance.

     The indemnification provided by the Company's Bylaws is not deemed exclusive of any other rights to which those indemnified may be entitled under any statute, including, but not limited to, Article 2.02-1 of the TBCA, any agreement, insurance policy, vote of shareholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person; provided, however, any such provision must be consistent with the Company's Bylaws and the Company's Articles of Incorporation.

     The Company's Bylaws provide that an officer of the Company and persons who are not or were not officers, employees or agents of the Company but who are or were serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership or joint venture, sole proprietorship, trust, other enterprise, or employee benefit plan shall, in most cases, be indemnified as a director and shall be entitled to the same extent as a director to seek indemnification pursuant to the Bylaws and that the Company may indemnify and advance expenses to an officer, employee or agent of the Company to the same extent that it may do so to directors, unless limited by the Articles of Incorporation.

     The Bylaws of the Company allow the Company to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee or agent of the Company, or who is or as serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, other enterprise or employee benefit plan, against any liability asserted against such person and incurred by him or her in any such a capacity or arising out of his or her status as such a person, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the TBCA or the Company's Bylaws. If the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for a payment of a liability with respect to which the Company would not have the power to indemnify the person only if such coverage has been approved by the shareholders of the Company. Without limiting the power of the Company to procure or maintain any kind of insurance or other arrangement, a Company may, for the benefit of persons indemnified by the Company, (a) create a trust fund, (b) establish any form of self-insurance, (c) secure its indemnity obligation by grant of a security interest or other lien on the assets of the Company, or (d) establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the Company or with any insurer or other person deemed appropriate by the Board of Directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or in part by the Company.

     MHI has entered into Indemnity Agreements with each of the directors of MHI (who also serve as the directors of the Company), pursuant to which MHI has agreed to indemnify each director to the fullest extent permitted under the TBCA. In addition, pursuant to the Indemnity Agreements, MHI shall advance reasonable expenses incurred by each director under certain circumstances in any proceeding in which each director was, is or is threatened to be named a defendant.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)

  Exhibit
  Number          Description
  ------          -----------
   3.1*           Articles of Incorporation of the Company.

   3.2*           By-Laws of the Company.

   4.1*           Purchase Agreement, dated as of April 30, 1998, by and among the Company, Michael Holdings,
                  Inc., Bear, Stearns & Co. Inc., Jefferies & Company, Inc. and Raymond James & Associates,
                  Inc.

   4.2*           Indenture, dated as of April 2, 1998, between the Company and State Street Bank and Trust
                  Company, as Trustee.

   4.3*           Registration Rights Agreement dated March 30, 1998, by and among the Company, Bear, Stearns
                  & Co. Inc, Jefferies & Company, Inc. and Raymond James & Associates, Inc.

   5.1****        Opinion of Haynes and Boone, L.L.P.

  10.1****        Michael Holdings, Inc. 1998 Stock Option Plan.

  10.2**          Employment Agreement dated April 1, 1998 between the Company and Glenn D. Hart.

  10.3**          Employment Agreement dated April 1, 1998 between the Company and Michael G. Farmar.

  10.4**          Employment Agreement dated April 1, 1998 between the Company and Jerry F. Holditch.

  10.5*           Purchase  and Sale Agreement dated  February 20, 1998 by  and between the Company and Conoco
                  Inc.

  10.6*           Purchase and Sale Agreement dated February 5, 1998 by and between the Company  and Enron Oil and Gas Company.

  10.7*           Stock Purchase  Warrant granted  by  Michael Holdings,  Inc. to  Cambrian Capital  Partners,
                  L.P., dated April 2, 1998.

  10.8*           Form of Indemnification Agreement by and between the Company and its directors.

  10.9*           Assets Agreement dated April  20, 1998 by  and between the Company  and Mobil Exploration  &
                  Producing U.S. Inc. acting as Agent for Mobil Producing Texas & New Mexico Inc.

  10.10*          Oil and Gas Lease dated April 20, 1998 by and  between the Company and Mobil Producing Texas
                  & New Mexico Inc.

  10.11*          Warrant to  Purchase Shares  of Common Stock granted  by Michael  Holdings, Inc. to  Dale L.
                  Schwartzhoff.

  10.12*          First Amended and Restated Shareholders Agreement of the Company.

  10.13****       Credit Agreement dated May 15, 1998 among the Company,
                  Christiania and the lenders named therein.

  10.14****       Master Commodity Swap Agreement dated May 15, 1998 between
                  Christiania and the Company.

  10.15****       General Terms and Conditions Agreement dated November 6, 1996 between the Company and Upstream Energy Services, L.L.C.

  12.1****        Statement regarding computation of ratio of earnings to fixed charges.

  23.1****        Consent of Haynes and Boone, L.L.P. (included in Exhibit 5.1).

  23.2****        Consent of Coopers & Lybrand L.L.P.

  23.3****        Consent of Huddleston & Co., Inc.

  23.4****        Consent of Mohajir & Associates, Inc.

  25.1*           Statement of Eligibility and Qualification on Form T-1 of Trustee.

  27.1*           Financial Data Schedule.

  99.1***         Form of Letter of Transmittal.

  99.2***         Form of Notice of Guaranteed Delivery.

------------------


 *    Previously filed.

 **   Management compensation or incentive plan previously filed.


 ***  To be filed by amendment.

 **** Filed herewith.


ITEM 22.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                 (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement when it becomes effective;

                 (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Amendment No. 1 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 26th day of June, 1998.




                                       MICHAEL PETROLEUM CORPORATION



                                       By:    /s/ MICHAEL G. FARMAR
                                          -------------------------------------
                                          Michael G. Farmar
                                          President and Chief Operating Officer




     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 26th day of June, 1998.





                          NAME:                                             CAPACITIES:
                   /s/ GLENN D. HART*                     Chairman of the Board and Chief Executive Officer
          ------------------------------------            (Principal Executive Officer)
                      Glenn D. Hart



                /s/ MICHAEL G. FARMAR*                    President, Chief Operating Officer and Director
          ------------------------------------
                    Michael G. Farmar


                 /s/ JERRY F. HOLDITCH*                   Vice President-Exploration and Director
          ------------------------------------
                    Jerry F. Holditch



                  /s/ ROBERT L.SWANSON*                   Vice President-Finance
          ------------------------------------            (Principal Accounting and Financial Officer)
                    Robert L. Swanson



                  /s/ JIM R. SMITH*                       Director
          ------------------------------------
                      Jim R. Smith


                 /s/ JACK I. TOMPKINS*                     Director
          ------------------------------------
                    Jack I. Tompkins


                 /s/ BRYANT H. PATTON*                     Director
          ------------------------------------
                    Bryant H. Patton



     Michael G. Farmar, by signing his name hereto, does sign and execute Amendment No. 1 to this Registration Statement on Form S-4 on behalf of each of the above-named officers and directors of the Registrant on the 26th day of June, 1998, pursuant to powers of attorneys executed on behalf of each of such officers and directors, and filed with the Securities and Exchange Commission.



          *       /s/ MICHAEL G. FARMAR                     Attorney-in-Fact
          ------------------------------------
                    Michael G. Farmar

                              INDEX TO EXHIBITS


  Exhibit
  Number          Description
  ------          -----------
   3.1*           Articles of Incorporation of the Company.

   3.2*           By-Laws of the Company.

   4.1*           Purchase Agreement, dated as of April 30, 1998, by and among the Company, Michael Holdings,
                  Inc., Bear, Stearns & Co. Inc., Jefferies & Company, Inc. and Raymond James & Associates,
                  Inc.

   4.2*           Indenture, dated as of April 2, 1998, between the Company and State Street Bank and Trust
                  Company, as Trustee.

   4.3*           Registration Rights Agreement dated March 30, 1998, by and among the Company, Bear, Stearns
                  & Co. Inc, Jefferies & Company, Inc. and Raymond James & Associates, Inc.

   5.1****        Opinion of Haynes and Boone, L.L.P.

  10.1****        Michael Holdings, Inc. 1998 Stock Option Plan.

  10.2**          Employment Agreement dated April 1, 1998 between the Company and Glenn D. Hart.

  10.3**          Employment Agreement dated April 1, 1998 between the Company and Michael G. Farmar.

  10.4**          Employment Agreement dated April 1, 1998 between the Company and Jerry F. Holditch.

  10.5*           Purchase  and Sale Agreement dated  February 20, 1998 by  and between the Company and Conoco
                  Inc.

  10.6*           Purchase and Sale Agreement dated February 5, 1998 by and between the Company  and Enron Oil and Gas Company.

  10.7*           Stock Purchase  Warrant granted  by  Michael Holdings,  Inc. to  Cambrian Capital  Partners,
                  L.P., dated April 2, 1998.

  10.8*           Form of Indemnification Agreement by and between the Company and its directors.

  10.9*           Assets Agreement dated April  20, 1998 by  and between the Company  and Mobil Exploration  &
                  Producing U.S. Inc. acting as Agent for Mobil Producing Texas & New Mexico Inc.

  10.10*          Oil and Gas Lease dated April 20, 1998 by and  between the Company and Mobil Producing Texas
                  & New Mexico Inc.

  10.11*          Warrant to  Purchase Shares  of Common Stock granted  by Michael  Holdings, Inc. to  Dale L.
                  Schwartzhoff.

  10.12*          First Amended and Restated Shareholders Agreement of the Company.

  10.13****       Credit Agreement dated May 15, 1998 among the Company,
                  Christiania and the lenders named therein.

  10.14****       Master Commodity Swap Agreement dated May 15, 1998 between
                  Christiania and the Company.

  10.15****       General Terms and Conditions Agreement dated November 6, 1996 between the Company and Upstream Energy Services, L.L.C.

  12.1****        Statement regarding computation of ratio of earnings to fixed charges.

  23.1****        Consent of Haynes and Boone, L.L.P. (included in Exhibit 5.1).

  23.2****        Consent of Coopers & Lybrand L.L.P.

  23.3****        Consent of Huddleston & Co., Inc.

  23.4****        Consent of Mohajir & Associates, Inc.

  25.1*           Statement of Eligibility and Qualification on Form T-1 of Trustee.

  27.1*           Financial Data Schedule.

  99.1***         Form of Letter of Transmittal.

  99.2***         Form of Notice of Guaranteed Delivery.

------------------


 *    Previously filed.

 **   Management compensation or incentive plan previously filed.

 ***  To be filed by amendment.

 **** Filed herewith.